UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CBS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

November 16, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (the “Company”), which will be held at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, at 9:00 a.m., Eastern Standard Time, on Tuesday, December 11, 2018. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2018 Annual Meeting of Stockholders.

If you hold shares of the Company’s Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Alternatively, you may also submit your vote by telephone or through the Internet by following the instructions in the 2018 Proxy Statement. If you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of November 6, 2018, beneficially owned shares of the Company’s Class A Common Stock representing approximately 79.7% of the voting power of CBS Corporation’s common stock, has advised CBS Corporation that it intends to vote all of its shares of the Company’s Class A Common Stock in accordance with the recommendations of the Board of Directors on Items 1 through 3 in the attached Notice. Therefore, the approval of those matters in accordance with the Board’s recommendations is assured.

If you wish to attend the Annual Meeting in person, you must be a holder of Company common stock as of the record date (November 6, 2018) and request an admission ticket in advance. Each such holder eligible to attend the Annual Meeting may bring one guest. If you are a record holder of the Company’s Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card. If you are a record holder of the Company’s Class B Common Stock or you hold shares of the Company’s Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement as of the record date (November 6, 2018), to Director, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, New York 10019.

Upon arrival at the Annual Meeting, you will be asked to present an admission ticket, and all meeting attendees will be asked to present a current government-issued picture identification (such as a driver’s license or passport) to enter the meeting. The Company may implement security procedures as it deems appropriate to ensure the safety of meeting attendees.

If you have elected to receive paper copies of the Company’s proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower the Company’s costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

JOSEPH R. IANNIELLO
President and Acting Chief Executive Officer

CBS CORPORATION

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To CBS Corporation Stockholders:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (the “Company”) will be held at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, at 9:00 a.m., Eastern Standard Time, on Tuesday, December 11, 2018. The principal business of the meeting will be the consideration of the following matters:

1.	The election of 11 directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018;

3.	The approval of an amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on November 6, 2018 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

JONATHAN H. ANSCHELL

Secretary

November 16, 2018

CBS CORPORATION

2018 PROXY STATEMENT

VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation (“CBS Corporation” or the “Company”), for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, December 11, 2018 at 9:00 a.m., Eastern Standard Time. The close of business on November 6, 2018 is the record date for determining the record holders of the Company’s Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of the Company’s non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of November 6, 2018, the Company had outstanding 37,507,526 shares of its Class A Common Stock, each of such shares being entitled to one vote, and 336,701,580 non-voting shares of its Class B Common Stock (together with the Company’s Class A Common Stock, the “Common Stock”). The Company intends to commence its distribution of this proxy statement on or about November 20, 2018.

Submission of Proxies

Each of the persons named in the proxy card and on the Company’s voting website at www.proxyvote.com (the “proxy holders”), individually and with the power to appoint his substitute, has been designated by the Company’s Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of the Company’s Class A Common Stock may submit a proxy in the following ways:

•	By Mail: Holders of record may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

•

By Internet: Holders of record may access www.proxyvote.com, with the proxy card in hand, and follow the instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Standard Time, on December 10, 2018.

•

By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903, with the proxy card in hand, and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Standard Time, on December 10, 2018.

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from the holder of record.

Shares Held in the Company’s 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plan must be received no later than 11:59 p.m., Eastern Standard Time, on December 9, 2018, so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While the Company encourages holders of its Class A Common Stock to vote by proxy, holders of the Company’s Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company’s Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from that entity and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

Revocation of Proxies

A proxy may be revoked before the voting deadline by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Standard Time, on December 10, 2018. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in the Company’s 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plan may be revoked prior to 11:59 p.m., Eastern Standard Time, on December 9, 2018, by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

Quorum

Under the Company’s Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Matters to be Considered at the Annual Meeting

The Board of Directors recommends a vote FOR each of the following matters:

1.	The election of each of the 11 nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm (“independent auditor”) for fiscal year 2018; and

3.	The approval of an amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan.

The affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock present in person or represented by proxy at the Annual Meeting (“majority vote”) is required to elect each of the 11 nominated directors and to approve Items 2 and 3 set forth above. An abstention with respect to any matter will have the effect of a vote against such matter.

Under the rules of the New York Stock Exchange (“NYSE”), a broker or other nominee holding shares of the Company’s Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matter listed as Item 2 above, but not on the matters listed as Items 1 and 3 above, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote will have no effect on the voting results for Items 1 and 3 above.

As of November 6, 2018, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly owned subsidiary, approximately 79.7% of the Company’s outstanding Class A Common Stock and approximately 10.5% of the Company’s outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Chairman Emeritus of the Company. National Amusements has advised the Company that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of each of Items 1 through 3 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve each of Items 1 through 3 above.

Cost of Proxy Solicitation and Inspector of Election

The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the related materials. The Company will furnish copies of this proxy statement and related materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

Mailing Address

The Company’s mailing address is 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

CBS Corporation’s corporate governance practices are established and monitored by its Board of Directors (the “Board”). The Board, with assistance from its Nominating and Governance Committee, regularly assesses CBS Corporation’s governance practices in light of legal requirements and governance best practices. In several areas, CBS Corporation’s practices go beyond the requirements of the NYSE corporate governance listing standards (the “NYSE listing standards”). For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), CBS Corporation has a majority of independent directors on its Board and has an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

CBS Corporation’s principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

○	Audit Committee Charter

○	Compensation Committee Charter

○	Nominating and Governance Committee Charter

•	Business Conduct Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on the Company’s public website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company encourages its stockholders to read these documents, as the Company believes they illustrate CBS Corporation’s commitment to good governance practices. Certain key provisions of these documents are summarized below.

Corporate Governance Guidelines

CBS Corporation’s Corporate Governance Guidelines (the “Guidelines”) set forth the Company’s corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•	A majority of the members of the Board must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

•	All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•

The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on the Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•

Within three years of joining the Board, directors are expected to own shares of Common Stock having a market value of at least five times the cash annual retainer fee paid to them, in accordance with the Guidelines;

•	The Board will hold an annual self-evaluation to assess its effectiveness; and

•	The Compensation Committee and the Nominating and Governance Committee will together review periodically succession planning and report to the non-management directors on these reviews.

Board Committee Charters

Each standing Board Committee operates under a written charter that has been adopted by the Board. The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities, and their charters can be found under “CBS Corporation’s Board of Directors—Board Committees.”

Business Conduct Statement

The Company’s Business Conduct Statement (“BCS”) sets forth the Company’s standards for ethical conduct required of all directors and employees of the Company. The BCS is available on the Company’s website at www.cbscorporation.com and on the Company’s intranet sites and also has been distributed to the Company’s employees and directors. As part of the Company’s compliance and ethics program, directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, must disclose any potential conflicts of interest. The Company has also implemented an online BCS training program. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	The Company’s commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee, or to government human rights agencies. These avenues include a telephone hotline, email contacts or direct communication with the Company’s compliance officers. The BCS also provides that the Company will protect anyone who makes a good faith report of a violation of the BCS and that retaliation against an employee who makes a good faith report will not be tolerated.

Waivers of the BCS for the Company’s executive officers or directors will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the Securities and Exchange Commission (SEC).

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics is applicable to the Company’s Acting Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on the Company’s website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in CBS Corporation’s filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the SEC.

CBS CORPORATION’S BOARD OF DIRECTORS

Recent Developments Regarding the Company’s Board and Governance Matters

On September 9, 2018, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with National Amusements, NAI Entertainment Holdings LLC (“NAI-EH” and together with National Amusements, the “NAI Entities”), the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), Sumner Redstone, Shari Redstone, other members of the Redstone family and related parties, the other then-members of the Company’s Board of Directors, each of the trustees of the SMR Trust, and certain other parties. Pursuant to the Settlement Agreement, among other matters, the parties dismissed with prejudice all claims in the litigation that had been pending in the Delaware Chancery Court among the Company, NAI, the then-members of the Company’s Board of Directors and certain other parties.

Pursuant to the Settlement Agreement, Leslie Moonves, David R. Andelman, Joseph A. Califano, Jr., Charles K. Gifford, Leonard Goldberg, Arnold Kopelson and Doug Morris each resigned as a director of the Company, effective immediately after the execution of the Settlement Agreement. Additionally, at a meeting held on September 9, 2018, the Board, following a review process by the directors, appointed Candace K. Beinecke, Barbara Byrne, Brian Goldner, Richard D. Parsons, Susan Schuman and Strauss Zelnick (“New Director Appointees”) to fill six of the Board vacancies resulting from the resignations, in accordance with the terms of the Settlement Agreement. On the same date, Mr. Moonves also resigned as Chairman of the Board, President and Chief Executive Officer, and the Board appointed Joseph R. Ianniello as President and Acting Chief Executive Officer. As a result of these changes, the Board on September 9, 2018 had 13 directors, consisting of the New Director Appointees, William S. Cohen, Gary L. Countryman, Bruce S. Gordon, Linda M. Griego, Robert N. Klieger, Martha L. Minow and Shari Redstone (the “September 9 Board”). Subsequently, three of those directors (Messrs. Cohen, Gordon and Parsons) resigned from the Board.

As of the date of this proxy statement, the Board of Directors is comprised of 10 members: Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Robert N. Klieger, Martha L. Minow, Shari Redstone, Susan Schuman and Strauss Zelnick. Mr. Klieger was appointed as a director on July 27, 2017. The remaining directors not appointed to the Board on September 9, 2018 as indicated above were elected at the Company’s 2017 Annual Meeting of Stockholders.

The Board also acted on September 9, 2018 to reconstitute each of the standing committees of the Board. Following the resignations of Messrs. Cohen, Gordon and Parsons, these Committees were further reconstituted, and as of the date of this proxy statement, the members of such Committees are as set forth below under the “Board Committees” section.

The Settlement Agreement prescribes arrangements relating to nominations of directors and the future composition of the Board of Directors and Committees of the Board. In the Settlement Agreement, the Company and National Amusements agreed that the members of the September 9 Board would continue to constitute the members of the Board at least until the Company’s 2020 annual meeting of stockholders and further agreed to take all actions necessary to recommend such persons for election to the Board and to cause such persons to be elected and/or appointed to the Board, except that the individual who is selected by the Board to serve as the Company’s Chief Executive Officer may be elected as a director, and if any Board member’s service as a director ceases as a result of such director’s removal, death, retirement or resignation, such vacancy will be filled (i) if the director is either Ms. Redstone or Mr. Klieger, by an individual designated by the NAI Entities, (ii) if the director is the chief executive officer, with the new chief executive officer upon appointment by the Board, and (iii) for any other vacancy, with an “unaffiliated independent director” (as defined under the Settlement Agreement) approved by the Board upon the recommendation of the Nominating and Governance Committee. Each of the NAI Entities agreed in the Settlement Agreement that it would not take action that would result in (i) the Board being comprised of less than a majority of unaffiliated independent directors, (ii) the Compensation Committee or the Nominating and Governance Committee not being comprised of all unaffiliated independent directors, or

(iii) CBS availing itself of the “controlled company” exception under the NYSE listing standards. The Settlement Agreement defines “unaffiliated independent director” as any member of the Board (i) who is not affiliated or associated with Mr. Redstone, Ms. Redstone, the NAI Entities, the SMR Trust and the other trustees of the SMR Trust, and (ii) who is independent under applicable stock exchange and SEC rules.

The Settlement Agreement also provides that any vacancy in the office of the Chairman of the Board would be left vacant pending further determination by the newly reconstituted Board regarding filling the office. Following the resignation of Mr. Gordon, the lead independent director, effective September 23, 2018, the Board appointed Mr. Parsons to serve as Interim Chairman of the Board on September 25, 2018. Following Mr. Parson’s resignation on October 21, 2018, the Board appointed Mr. Zelnick to serve as Interim Chairman of the Board as of the same date.

Meetings of the Board

During 2017, the Board held 8 meetings and also acted by unanimous written consent. Each incumbent director who was a director in 2017 attended at least 75% of the meetings of the Board and Board Committees on which such director served during 2017 that were held during the period for which he or she served as a director. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all of the directors who stood for election in 2017 attended the Company’s 2017 Annual Meeting of Stockholders.

In accordance with the Guidelines and the NYSE listing standards, the non-management directors meet separately, without directors who are Company employees, at least two times each year, and at such other times as they deem appropriate. The independent directors also meet separately, without those directors who are not independent as determined by the Board, at least two times each year, and at such other times as they deem appropriate. Currently, the non-executive Interim Chairman of the Board presides at meetings of the non-management directors and independent directors; during 2017, the members of the Nominating and Governance Committee presided at meetings of the non-management directors and independent directors on a rotating basis. During 2017, the non-management directors met 6 times, and the independent directors met 6 times.

Director Independence

The Company’s Guidelines provide that a majority of the Company’s directors must be independent of the Company, as “independence” is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

•

The types of relationships identified by the NYSE listing standards’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $120,000 in direct compensation from the Company during any 12-month period within the last three years; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

○

a company that made payments to, or received payments from, the Company for property or services in an amount that, in each of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

○	a company which is either indebted to or a creditor of the Company in an amount that is less than 1% of such company’s total consolidated assets; and

○	a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

The full text of the Guidelines is available on the Company’s website at www.cbscorporation.com.

In October and November of 2018, the Nominating and Governance Committee reviewed the independence of the Company’s current 10 directors, all of whom are standing for election at the Annual Meeting, and the new nominee for director (Mr. Frederick O. Terrell), to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 8 of the current 10 directors are, and the new nominee for director also is, independent. The current directors who are independent are Mses. Beinecke, Byrne, Griego, Minow, and Schuman and Messrs. Countryman, Goldner, and Zelnick.

During its review, in determining that the director nominees named above are independent, the Board considered that the Company and its subsidiaries in the ordinary course of business have, during the past three years, sold products and services to, and/or purchased products and services from, persons and companies and other entities, of which certain directors are executive officers or principals, and determined that all of these transactions met the threshold for relationships deemed to be immaterial under the Guidelines.

Board Leadership Structure

The Company’s Board of Directors is currently comprised of the following:

•	An independent non-executive Interim Chairman of the Board;

•	A non-executive Vice Chair of the Board; and

•	Eight other directors, seven of whom are independent.

Our Interim Chairman of the Board, Strauss Zelnick, presides at all meetings of the Board and at the meetings of the non-management directors and independent directors. Under the Guidelines, his responsibilities also include, together with the Chief Executive Officer, developing and approving agendas for Board meetings. Ms. Redstone serves as the non-executive Vice Chair of the Board, whose responsibilities include the duties set forth in the Company’s Bylaws. The Board believes that her role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements. The Board believes that this leadership structure, in which an independent director serves as Interim Chairman of the Board, is appropriate and in the best interests of the stockholders under current circumstances. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present. A majority of the directors on the Board are independent, and the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

The Company’s Acting Chief Executive Officer is not a member of the Board. Pursuant to the terms of the Settlement Agreement, as described in the “Recent Developments Regarding the Company’s Board and Governance Matters” section above, the individual who is selected by the Board to serve as the Company’s permanent Chief Executive Officer may also be elected as a director.

Board Risk Oversight

The Company’s Board of Directors has overall responsibility for the oversight of the Company’s risk management process. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company’s risk assessment and risk management practices and discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter.

•

The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees. The Committee also reviews risks related to management resources, including the depth of the Company’s senior management. In view of this oversight and based on management’s assessment, the Company does not believe that its employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

•

The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes and in reviewing related person transactions. The Committee also is responsible for the periodic review of the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On an annual basis, the Board conducts strategy sessions, which include presentations from economic, political and industry experts, among others, on matters affecting the Company, to assist the Board and management in preparing and implementing strategic initiatives, including risk management. In addition, the Board and Committees receive regular reports from management that include matters affecting the Company’s risk profile, including, among others, operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer and Chief Accounting Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; reports from the Chief Legal Officer on legal risks and material litigation; and reports on internal audit activities from the Senior Vice President, Internal Audit. The Audit Committee also receives periodic reports from the Company’s Chief Compliance Officer on the Company’s compliance program; Chief Information Security Officer on the Company’s information security program and the management of cybersecurity risk; and Senior Vice President, Internal Audit on the Company’s internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of the Company’s risk management, control and governance processes. Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, and the Chief Legal Officer. The Committee and management reports, strategy sessions and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

Board Committees

The standing Board Committees were substantially reconstituted in the latter half of 2018 in connection with changes to Board membership. See the “Recent Developments Regarding the Company’s Board of Directors and Governance Matters” section above for a discussion of the arrangements related to the composition of Board Committees.

The following chart sets forth the membership of each standing Board Committee as of the date of this proxy statement. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Gary L. Countryman, Chair Barbara M. Byrne Susan Schuman
Compensation Committee	Brian Goldner, Chair Linda M. Griego Strauss Zelnick
Nominating and Governance Committee	Candace K. Beinecke, Chair Martha L. Minow Strauss Zelnick

During 2017, the Audit Committee held 5 meetings, the Compensation Committee held 16 meetings and the Nominating and Governance Committee held 15 meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one “audit committee financial expert” (as described below), and all Committee members must be financially literate. The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, the Company’s Chief Legal Officer, its Senior Vice President, Internal Audit and other members of the Company’s senior management. The Committee is responsible for the following, among other things:

•	The appointment, retention, termination, compensation and oversight of the Company’s independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	Reviewing the Company’s financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of the Company’s internal audit function; and

•	Oversight of the Company’s compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2017, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that each member of the Audit Committee, including Mr. Countryman, the Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and that the Committee shall also satisfy the relevant requirements established pursuant to regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as

amended (the “Code”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•	Adopting and periodically reviewing the Company’s compensation philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs;

•

Reviewing and approving the total compensation packages for the Company’s executive officers and other senior executives identified by the Committee after consultation with members of management (excluding “Talent,” as such term is currently used in the media or entertainment industries) (collectively, the “senior executives”); and

•	Overseeing the administration of the Company’s incentive compensation plans and its equity-based compensation plans.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives, the Committee considers the input and recommendations of the Chief Executive Officer and certain other executive officers with respect to those senior executives who report directly to him or her. With respect to the Chief Executive Officer, the Committee reviews and approves goals and objectives relevant to his compensation and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets his compensation, taking this evaluation into account, and reports to the Board on this process.

The Company’s processes and procedures for the consideration of executive compensation and the role of the Company’s executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section below. Director compensation is approved by the Board, based on recommendations from the Nominating and Governance Committee, as more fully described in the “Nominating and Governance Committee” section below.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section below.

The Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. During fiscal year 2017, the Committee retained an independent compensation consulting firm, Exequity LLP, to advise the Committee in its review of senior executive compensation. The Compensation Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Exequity did not perform any administrative or consulting services for the Company. In furtherance of the Committee’s review of senior executive compensation, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section below. The Compensation Committee assessed the independence of Exequity and determined that Exequity’s work for the Committee did not raise any conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of the Company’s corporate governance initiatives, including regular assessments of its principal governance documents;

•	Establishing criteria for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing transactions between the Company and related persons; and

•	Reviewing the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. “Outside Directors” are directors of the Company who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in the “Director Compensation” section below. In connection with its 2018 review and recommendation, the Committee received advice from the then-current independent compensation consulting firm (Exequity LLP) retained by the Compensation Committee regarding market practice for director compensation.

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits: Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand.

The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

October/November 2018 Director Nomination Process. In connection with the October/November 2018 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and the Company’s Guidelines and the terms of the Settlement Agreement related to Board nominations and composition. See the “Recent Developments Regarding the Company’s Board and Governance Matters” section above. In addition, the Committee considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the nominees set forth below in “Item 1-Election of Directors” be nominated to stand for election at the 2018 Annual Meeting.

Board Diversity. As part of its review, the Committee considers diversity, among other factors. The Committee considers diversity to be a broadly defined concept which takes into account professional experience, gender and ethnicity, among other characteristics. Multiple industries are represented on the Board, including the entertainment and media, banking, legal, insurance, education, and management consulting industries, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, attorneys, higher education officials, entrepreneurs and television, film and record producers, among others. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process, when it reviews the composition of the Board as a whole.

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by the stockholders of the Company. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company’s Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Directors of CBS Corporation should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of CBS Corporation’s stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in the Company’s Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Subject to the terms of the Settlement Agreement, director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Stockholder Outreach

The Company’s management, including through its investor relations program, conducts stockholder outreach throughout the year to inform the Company’s management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include management meetings with individual and group investors in person or by telephone and management presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to Company representatives and a forum for providing feedback. During 2017, the Company’s investor relations team, certain named executive officers and/or other members of management and operating executives met with 26 of the Company’s 30 largest investors, representing 67% of the Company’s outstanding shares of Class A and Class B Common Stock, and with stockholders representing 60% of the Company’s outstanding shares of Class A and Class B Common Stock.

Communications with Directors

Stockholders and other parties interested in contacting CBS Corporation’s non-management directors may send an email to nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors’ contact information is also available on CBS Corporation’s website at www.cbscorporation.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2017 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2017, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company’s Board and/or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of September 30, 2018, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s Class A Common Stock. As of September 30, 2018, there were 37,507,609 shares of the Company’s Class A Common Stock outstanding and 337,358,037 shares of the Company’s Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Anthony G. Ambrosio	Class A Common	0		0
	Class B Common	439,430	(1)(2)(3)	*

Candace K. Beinecke	Class A Common	0		0
	Class B Common	0		0

Barbara M. Byrne	Class A Common	0		0
	Class B Common	1,639	(3)	*

Gary L. Countryman	Class A Common	6,697	(4)	*
	Class B Common	81,028	(1)(4)	*

Brian Goldner	Class A Common	0		0
	Class B Common	0		0

Linda M. Griego	Class A Common	0		0
	Class B Common	47,435	(3)(4)	*

Joseph R. Ianniello	Class A Common	0		0
	Class B Common	1,212,330	(1)(2)(3)	*

Robert N. Klieger	Class A Common	889	(4)	*
	Class B Common	2,448	(4)	*

Martha L. Minow	Class A Common	2,298	(4)	*
	Class B Common	4,512	(4)	*

Leslie Moonves	Class A Common	0		0
	Class B Common	2,888,764	(1)(2)(3)	*

Shari Redstone	Class A Common	15,018	(4)(5)	*
	Class B Common	114,796	(3)(4)(5)	*

Susan Schuman	Class A Common	0		0
	Class B Common	0		0

Gil Schwartz	Class A Common	0		0
	Class B Common	86,026	(1)(2)	*

Frederick O. Terrell	Class A Common	0	(6)	0
	Class B Common	0	(6)	0

Lawrence P. Tu	Class A Common	0		0
	Class B Common	192,210	(1)(2)	*

Strauss Zelnick	Class A Common	0		0
	Class B Common	0		0

Current directors and executive officers as a group (16 persons)	Class A Common Class B Common	24,902 1,884,720	(4)(5) (1)(2)(3)(4)(5)(7)(8)	* *

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class

National Amusements 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	29,882,599 9,243,800	(9) (9)	79.7 2.7	% %

Mario J. Gabelli et al.(10)	Class A Common	3,398,568		9.1%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435

Gruss Capital Management, LP et al.(11)	Class A Common	2,480,000		6.6%
Gruss Capital Management, LP 510 Madison Avenue, 16th Floor New York, NY 10022

*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of the Company’s Class B Common Stock which the indicated named executive officer or director had the right to acquire on or within 60 days from September 30, 2018, through the exercise of stock options: Ambrosio, 233,353; Countryman, 15,279; Ianniello, 859,686; Moonves, 1,681,273; Schwartz, 64,444; and Tu, 192,020.

(2)	Includes shares held through the CBS 401(k) Plan.

(3)

Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated person disclaims beneficial ownership: Griego, 6,000; Ianniello, 2,416; and Moonves, 4,746; (b) held by trusts, as to which the indicated person has shared voting and investment power: Moonves, 146,292; and Shari Redstone, 1,500; (c) held in family trusts, as to which the indicated person has sole voting and investment power: Ambrosio, 94,366; Byrne, 864; and Moonves, 278,090; and (d) held in family trusts, as to which the indicated person’s family member has voting and investment power: Ambrosio, 36,858.

(4)

Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for Outside Directors: Countryman, 6,697 Class A and 6,708 Class B; Klieger, 889 Class A and 895 Class B; Minow, 2,298 Class A and 2,311 Class B and Shari Redstone, 15,018 Class A and 15,197 Class B; and (b) the following shares of the Company’s Class B Common Stock underlying vested restricted stock units (“RSUs”) for which settlement has been deferred: Countryman, 57,104; Griego, 31,584; Klieger, 1,553; and Shari Redstone, 44,025. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(5)	Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company shares owned by National Amusements (and a wholly owned subsidiary).

(6)	Information for Mr. Terrell is as of November 16, 2018.

(7)

Includes 1,160,647 shares of the Company’s Class B Common Stock which the current directors and executive officers as a group had the right to acquire on or within 60 days from September 30, 2018, through the exercise of stock options or through the vesting of RSUs.

(8)	Includes information for Christina Spade as of October 18, 2018, the date of her appointment as the Company’s Executive Vice President, Chief Financial Officer.

(9)

These shares are owned by National Amusements and a wholly owned subsidiary. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of the Company, as Mr. Redstone is the chairman of the board and the beneficial owner of a controlling interest in National Amusements. National Amusements is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust

(the “SMR Trust”), which owns 80% of the voting interest of National Amusements, and such voting interest of National Amusements held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the National Amusements’ voting interest held by the SMR Trust will pass to seven trustees, who will include director Shari Redstone. No member of the Company’s management is a trustee of the SMR Trust. Based on information received from National Amusements, National Amusements has pledged to its lenders shares of the Company’s Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. The aggregate number of shares pledged by National Amusements represents approximately 4.5% of the total outstanding shares of the Company’s Class A Common Stock and the Company’s Class B Common Stock, on a combined basis. The amount of the Company’s Class A Common Stock which National Amusements directly or indirectly owns and which has not been pledged by National Amusements to its lenders represents approximately 59.7% of the Company’s total Class A Common Stock outstanding. Mr. Redstone also directly owns 40 shares of the Company’s Class A Common Stock and 202,493 shares of the Company’s Class B Common Stock that are not shown in the table. Including such shares, Mr. Redstone beneficially owns a total of 29,882,639 shares of the Company’s Class A Common Stock, or 79.7% of the class, and 9,446,293 shares of the Company’s Class B Common Stock, or 2.8% of the class.

(10)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on November 20, 2017. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); MJG-IV Limited Partnership (“MJG-IV”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of November 17, 2017: Gabelli Funds beneficially owned 1,524,300 of the reported shares; GAMCO beneficially owned 1,842,226 of the reported shares; GCIA beneficially owned 11,200 of the reported shares; GGCP beneficially owned 5,000 of the reported shares; the Foundation beneficially owned 4,000 of the reported shares; MJG-IV beneficially owned 10,000 of the reported shares; and AC beneficially owned 842 of the reported shares. Mr. Gabelli is deemed to beneficially own 1,000 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have voting power over 135,934 of the reported shares; (b) Gabelli Funds has sole vesting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (c) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

(11)

The information concerning Gruss Capital Management LP et al. is based upon a Schedule 13G/A filed with the SEC on January 30, 2018. As reported in the Schedule 13G/A, as of December 31, 2017, each of the following reporting persons shared voting and investment power with respect to all of the reported shares: Gruss DV Master Fund, Ltd. (“GDVMF”); Gruss Capital Management LP (“Gruss LP”); Gruss Management, LLC (“Gruss”); and Sean Dany. The reporting persons disclose that Gruss LP serves as the investment manager to GDVMF, Gruss serves as the general partner to Gruss LP, and Sean Dany is the managing member and principal owner of Gruss.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company’s compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2017 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement. In its review, the Committee considers the related person’s interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from the Company’s records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

Agreements Related to Viacom Inc.

National Amusements, the Company’s controlling stockholder, is also the controlling stockholder of Viacom Inc. (“Viacom”). Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as Chairman Emeritus for both the Company and Viacom.

During 2017, the Company, as part of its normal course of business, entered into transactions with Viacom and its subsidiaries. The Company licenses its television content, leases production facilities and sells advertising spots to various subsidiaries of Viacom. Viacom also distributes certain of the Company’s television programs in the home entertainment market. The Company’s total revenues from these transactions were $145 million for the year ended December 31, 2017. In addition, the Company leases production facilities, licenses feature films and purchases advertisement spots from various subsidiaries of Viacom. The total amounts from these transactions were $21 million for the year ended December 31, 2017. As of December 31, 2017, Viacom owed the Company approximately $104 million, and the Company owed Viacom approximately $2.8 million in connection with the Company’s various normal course of business transactions with Viacom.

The Company believes that the terms of all such transactions were no more or less favorable to the Company and its businesses than they would have obtained from unrelated parties. The Company expects for the foreseeable future to continue to have transactions with Viacom.

Other Transactions

The National Center on Addiction and Substance Abuse (“CASA”) sponsors an annual “Family Day” event, the purpose of which is to encourage families to eat dinner together. During 2017, Mr. Joseph A. Califano, Jr. (who served as a director of the Company until September 9, 2018) served as Founder and Chairman Emeritus of CASA. In 2017, certain divisions of the Company and its subsidiaries supported the “Family Day” event by airing public service announcements (PSAs). It is anticipated that divisions of the Company and its subsidiaries will from time to time continue to promote Family Day. In addition, in 2017, the Company made contributions totaling $50,000 to CASA.

Pursuant to an agreement between a subsidiary of the Company and Panda Productions, a television and film production company owned 50% by Mr. Leonard Goldberg (who served as a director of the Company until September 9, 2018), he serves as an Executive Producer of CBS Network’s television series, Blue Bloods. In connection with this agreement, during 2017, the Company paid to Panda Productions fees per episode for Mr. Goldberg’s executive producer services, which are consistent with fees paid to other executive producers at Mr. Goldberg’s level. The Company has previously paid, and may also in the future pay, additional contingent compensation to Panda Productions based upon its negotiated participation in net revenues received by the Company in connection with the Blue Bloods series, consistent with industry practice. The Company believes that the terms of the agreement with Panda Productions are no more or less favorable to the Company than it could have obtained from unrelated parties.

Julie Chen, the wife of Mr. Leslie Moonves (who served as the Company’s Executive Chairman of the Board, President and Chief Executive Officer until September 9, 2018), is the host of the CBS Network show Big Brother and was a host of the CBS Network show The Talk until September 2018. Ms. Chen’s compensation is comparable to on-air talent in similar positions at the CBS Network, and the Company believes it is comparable to on-air talent in such positions generally.

Pursuant to the terms of an agreement between Simon & Schuster, a subsidiary of the Company, and Gil Schwartz (who served as the Company’s Senior Executive Vice President and Chief Communications Officer until November 1, 2018), Mr. Schwartz is entitled to receive an advance, a portion of which was paid in 2017 and in 2018, on royalties otherwise payable to him in connection with his grant to Simon & Schuster of the exclusive rights to publish a new book authored by him, payable over time subject to certain milestones. The formula for determining royalties payable under Mr. Schwartz’ agreement is consistent with such formulas for determining royalties payable to other authors at his level. The Company believes that the terms of the agreement with Mr. Schwartz are no more or less favorable to the Company than it could have obtained from unrelated parties.

Leonardo Mei (son-in-law of Anthony G. Ambrosio, who served as the Company’s Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer until November 1, 2018) is an employee in the Facilities Engineering and Design department of the Company. Mr. Mei received compensation in 2017 in an amount consistent with the compensation paid to other employees at his level.

In November 1995, the Company entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by the Company. For 2017, the Company paid GAMCO approximately $199,407 for such investment management services. The Company believes that the terms of the agreement with GAMCO are no more or less favorable to the Company than it could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 3,398,568 shares of the Company’s Class A Common Stock, according to a Schedule 13D/A filed with the SEC on November 20, 2017 by such entities (the latest filing available), which shares, as of September 30, 2018, represented approximately 9.1% of the outstanding shares of the class.

During 2017, Mr. Redstone was employed by the Company and received approximately $463,000, both for his continuing role with the Company as Chairman Emeritus and in recognition of his significant historical contributions to the Company. The total amount paid reflects implementation of a significant reduction in his compensation arrangement, which was approved by the Compensation Committee, to an annual rate of pay of $50,000, effective June 2017.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors proposes the election of 11 directors, 10 of whom are serving as a director as of the date of this proxy statement. Each director elected at the Annual Meeting will hold office, in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Board’s nominees for election are: Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Robert N. Klieger, Martha L. Minow, Shari Redstone, Susan Schuman, Frederick O. Terrell, and Strauss Zelnick.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of the Company’s Class A Common Stock covered by the respective proxies for the election of each of the 11 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

For a description of certain arrangements relating to nominations of directors and the future composition of the Board of Directors, see “Recent Developments Regarding the Company’s Board and Governance Matters.”

Information about each director nominee is set forth below:

Candace K. Beinecke	Director since 2018
Ms. Beinecke (age 71) is the Senior Partner of Hughes Hubbard & Reed LLP, a New York law firm, and is a practicing partner in Hughes Hubbard’s corporate department. In 1999, Ms. Beinecke became the first woman to Chair a major New York law firm. Ms. Beinecke also serves as the Lead Trustee of Vornado Realty Trust, the Chairperson of the Board of First Eagle Funds (a mutual fund family), and as a board member of ALSTOM (a public French transport company). She has held no other public company directorships during the past five years.

As the long-time lead of a top-ranked international law firm, Ms. Beinecke is well-recognized in the legal profession for her corporate governance and mergers and acquisitions expertise and brings to the Board extensive legal, governance, business and risk management experience. Ms. Beinecke’s breadth of director experience, which includes service as a lead trustee and chairperson, as well as service on other nominating and governance committees, a remuneration committee and an executive committee, gives her a deep understanding of public company governance.

Barbara M. Byrne	Director since 2018
Ms. Byrne (age 64) is the former Vice Chairman, Investment Banking at Barclays PLC. She has held no other public company directorships during the past five years.

During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclay’s most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

Gary L. Countryman	Director since 2007
Mr. Countryman (age 79) has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. He has held no other public company directorships during the past five years.

Mr. Countryman’s 40-year career in the insurance industry provides the Board with financial expertise and an understanding of the management of risk from an insurance perspective. His leadership in transforming Liberty Mutual from a domestic to an international financial services group and overseeing a complex, highly regulated group of insurance companies is relevant to the Board’s oversight of the Company’s global businesses and complex regulations. Mr. Countryman is an experienced director, whose breadth of experience includes experience on executive personnel, executive, investment and nominating committees.

Brian Goldner	Director since 2018
Mr. Goldner (age 55) has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as its Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Besides being a member of Hasbro’s board, he also serves on the board of directors of The Gap, Inc. and served on the Board of Molson Coors Brewing Company from 2010 to 2016. He has held no other public company directorships during the past five years.

Mr. Goldner brings to the Board significant leadership, operational and brand management experience from his executive positions at one of the leading public companies in his industry, where he was instrumental in transforming a traditional toy and game company into a global play and entertainment leader. With his direct experience in executing on strategies to differentiate Hasbro in a competitive global marketplace in response to industry evolution, he is well-positioned to advise on the strategic direction of the Company’s businesses. Further, Mr. Goldner’s service on other boards and board committees gives him a deep understanding of public company governance.

Linda M. Griego	Director since 2007
Ms. Griego (age 71) has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of The Ralph M. Parsons Foundation, the MLK Health and Wellness, CDC, and the Charles R. Drew University of Medicine and Science. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of AECOM and the American Funds (7 funds). She has held no other public company directorships during the past five years.

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

Robert N. Klieger	Director since 2017
Robert N. Klieger (age 46) is a partner in the Los Angeles law firm Hueston Hennigan LLP. Mr. Klieger’s practice focuses on complex civil litigation and counseling in the areas of entertainment and intellectual property. Mr. Klieger represents motion picture studios, broadcast and cable television networks, production companies, video game publishers and high net worth individuals in the media and entertainment space, as well as clients in other industries including apparel, aviation and venture capital. Prior to joining Hueston Hennigan, Mr. Klieger was a partner at Irell & Manella LLP and a founding partner at Kendall Brill & Klieger LLP. Before beginning his career in private practice, Mr. Klieger served as a law clerk to the Honorable Cynthia Holcomb Hall of the United States Court of Appeals for the Ninth Circuit, and the Honorable William Matthew Byrne, Jr. of the United States District Court for the Central District of California. He has held no other public company directorships during the past five years.

Mr. Klieger is recognized as one of the most prominent attorneys in the entertainment industry, with a practice focused on complex civil litigation and counseling in the areas of media, entertainment and intellectual property and clients that include leading enterprises in television, film and digital media. With his exceptional legal acumen and distinguished reputation for his trial practice and counsel, Mr. Klieger brings to the Board legal and strategic expertise in matters germane to the Company’s businesses and complex business transactions.

Martha L. Minow	Director since 2017
Ms. Minow (age 63) is the 300th Anniversary University Professor at Harvard University. Ms. Minow has taught at Harvard Law School since 1981 and served as Dean of the Harvard Law School from 2009 through June 2017. A fellow of the American Academy of Arts & Sciences since 1992, Ms. Minow has also been a senior fellow of Harvard’s Society of Fellows, a Fellow of the American Bar Foundation, and a Fellow of the American Philosophical Society. She has served extensively on government commissions and boards of directors of nonprofit organizations, including current service as Vice-Chair of the Legal Services Corporation, a trustee of the MacArthur Foundation and an advisory council member of the MIT Media Lab, among others. She is also the author of numerous books and scholarly articles in journals of law, history and philosophy. She has held no other public company directorships during the past five years.

Ms. Minow’s 37-year career at Harvard Law School, including her tenure as Dean of Harvard Law School, reflects exceptional achievements in academia. As the former chief executive of the Harvard Law School, Ms. Minow brings extensive leadership and administrative and management experience to the Board. Her distinguished legal expertise on public policy issues will provide the Board with meaningful insight on matters relating to social and governance policies and corporate reputation. She is also an experienced director, through her many years of service on government commissions and numerous boards of directors of nonprofit organizations.

Shari Redstone	Director since 1994
Ms. Redstone (age 64) is a media executive with a wide-ranging background in numerous aspects of the entertainment industry and related ventures. She is Non-Executive Vice Chair of the Company’s Board of Directors. She is also Non-Executive Vice Chair of the Board of Directors of Viacom, a position to which she was elected January 1, 2006.

Ms. Redstone is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in more than 75 companies. Since 2000, she has been President of National Amusements and is also a director.

Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.

Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in a variety of charitable, civic and educational organizations. She is a member of the Board of Directors at Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone sits on the Board of Trustees at Dana- Farber Cancer Institute.

Ms. Redstone brings to the Board, and to her position as its Vice Chair, extensive industry and executive expertise, as well as legal acumen from her prior experience as a practicing attorney. That broad experience and entertainment industry knowledge directly assist the Board in overseeing the management of the Company. Ms. Redstone also brings to the Board’s deliberations a direct knowledge of global growth strategies for the Company’s businesses. She is an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity of the Company’s Board, having served as a Board member for 25 years.

Susan Schuman	Director since 2018
Ms. Schuman (age 59) is the Chief Executive Officer and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation. She has held no other public company directorships during the past five years.

Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company.

Frederick O. Terrell	Director Nominee
Mr. Terrell (age 63) served as Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse and later Senior Advisor from January 2018 to November 2018. From June 2010 to December 2017 he was Vice Chairman of Investment Banking and Capital Markets at Credit Suisse. His investment banking career began in 1983 as an Associate with The First Boston Corporation. During his accomplished career in the financial services sector spanning more than 25 years, Mr. Terrell was responsible for Credit Suisse’s global banking relationships with some of its most high profile clients. From 2000 to 2008 he was the Managing Partner of Provender Capital Group, LLC a private equity firm focusing on investments in emerging companies. He has held no public company directorships during the past five years.

He has served as a member of the Board of Directors of the New York Life Insurance Company, Wellchoice Inc. (formerly Empire Blue Cross Blue Shield) and Carver Bancorp, Inc. His experience also includes past and present service on multiple not-for-profit boards, including the Yale School of Management, The Partnership for New York City, The Partnership Fund for New York City, Coro New York Leadership Center, Big Brothers Big

Sisters of New York City and the Center for a New American Security. He is a member of the Council on Foreign Relations and The Economic Club of New York. Based on his extensive banking and corporate advisory experience, Mr. Terrell is poised to bring significant business and financial expertise to the Board in its deliberations on corporate strategy, complex transactions and other financial matters.

Strauss Zelnick	Director since 2018
Mr. Zelnick (age 61) is the Company’s non-executive Interim Chairman of the Board. He has served as the Chairman of the Board and the Chief Executive Officer of Take-Two Interactive Software, Inc. since 2007 and 2011, respectively. He is also the founder of, and a partner in, Zelnick Media Capital (ZMC), a leading media-focused private equity firm. In addition to being a member of Take-Two Interactive’s board, he also serves on the board of directors of Starwood Property Trust, Inc. He has held no other public company directorships during the past five years.

Through an accomplished career serving in various executive and operational roles at numerous global entertainment companies, as well as originating, structuring and monitoring private equity investments in the media and communications industries, Mr. Zelnick brings to the Board significant leadership experience in these industries. With this experience, he is well-positioned to advise on the strategic direction of the Company’s businesses. He is also an experienced director, including through his service on audit, compensation, investment and nominating and governance committees, giving him a deep understanding of public company governance.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

DIRECTOR COMPENSATION

Outside Director Compensation During 2017

The following table sets forth information concerning the compensation of the Company’s Outside Directors for 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Andelman, David R. (5)	100,000	200,026	98	7,500	307,624
Califano, Jr., Joseph A. (5)	147,000	200,026	16,380	7,500	370,906
Cohen, William S. (5)	132,000	200,026	149	100	332,275
Countryman, Gary L.	162,000	200,026	1,780	7,500	371,306
Gifford, Charles K. (5)	184,000	200,026	8,123	7,500	399,649
Goldberg, Leonard (5)	100,000	200,026	—	7,500	307,526
Gordon, Bruce S. (5)	144,587	200,026	—	7,500	352,113
Griego, Linda M.	122,000	200,026	—	7,500	329,526
Klieger, Robert N.	42,935	100,033	0	7,500	150,468
Kopelson, Arnold (5)	100,000	200,026	12	0	300,038
Minow, Martha L.	69,814	133,361	13	7,500	210,688
Morris, Doug (5)	132,000	200,026	117	0	332,143
Redstone, Shari	100,000	200,026	45	7,500	307,571

(1)

Reflects cash amounts earned by Outside Directors in 2017 for the annual board retainer and committee chair retainers and meeting fees for standing and ad hoc board committee meetings. These amounts include cash deferred by Messrs. Andelman, Califano, Cohen, Klieger and Morris and Mses. Minow and Redstone under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)

These amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant of restricted share units (RSUs) to each Outside Director under the CBS Corporation 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2017, see Note 13 “Stock-Based Compensation” to the audited 2017 consolidated financial statements on pages II-75-II-78 in the Company’s Form 10-K for the fiscal year ended December 31, 2017. The aggregate number of unvested RSUs outstanding as of the fiscal year ended December 31, 2017 for each Outside Director was 3,066 (except for Klieger (1,543) and Minow (2,166),who each received prorated RSUs due to joining the Board following the date of the annual RSU grant on July 27, 2017 and May 19, 2017, respectively). The aggregate number of option awards outstanding (from prior year grants, all of which are fully vested) as of the fiscal year ended December 31, 2017 for each Outside Director was as follows: Andelman, 20,372; Cohen, 1,698; Califano, Countryman, Gifford and Kopelson, 15,279; Goldberg, Gordon, Griego, Klieger, Minow, Morris and Redstone, 0.

(3)

Interest accrues on cash in deferred accounts under the CBS Corporation Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2017, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each

Outside Director in 2017 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Messrs. Goldberg and Gordon and Ms. Griego do not have any deferred cash amounts.

(4)

Amounts reflect the aggregate value of all matching contributions made by the Company on behalf of the director for 2017 under the CBS Corporation Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year.

(5)	These directors resigned as of September 9, 2018, except for Messrs. Gordon and Cohen, who resigned as of September 23, 2018.

Description of Director Compensation

Directors of the Company who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Klieger, Kopelson and Morris and Mses. Griego, Minow and Redstone were deemed Outside Directors during 2017. Mr. Moonves was not compensated for serving on the Board and was not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

The Company pays the following cash compensation to Outside Directors:

•	An annual Board retainer of $100,000, payable in equal installments quarterly in advance; and

•

The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; the Chairs and members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Deferred Compensation Plan

The Company maintains deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee chair retainers and committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company’s Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company’s Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

The Company maintains the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”).

Outside Directors receive the following awards under the Director Equity Plan:

•

an annual grant of RSUs on each February 15th, equal to $200,000 in value based on the closing price of the Company’s Class B Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant (or, if the date of grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant), which RSUs vest one year from the date of grant; and

•

prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of the Company’s Class B Common Stock on the NYSE on the date of grant (or, if the date of grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant). Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company’s Class B Common Stock upon vesting unless the Outside Director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) until the RSUs are settled.

Matching Gifts Program for Directors

All directors are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Other

Expenses: Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies.

Director Attendance at Certain Other Events: CBS Corporation believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company’s business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel and related expenses in accordance with the Company’s normal travel policies.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•	Evaluation of the effectiveness of the Company’s internal control over financial reporting and risk management;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include, among other things:

•

Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management, the internal auditor and the independent auditor the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing the Company’s compliance program and obtaining periodic reports from the Chief Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on CBS Corporation’s website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2017, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s 2017 Annual Report on Form 10-K and matters relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee

Gary L. Countryman, Chair

Linda M. Griego

Gary L. Countryman (Chair), Charles K. Gifford and Linda M. Griego were the members of the Audit Committee who engaged in the review and discussions and made the recommendation referred to above in the Report of the Audit Committee. Subsequently, the Audit Committee was reconstituted, such that, as of the date of this proxy statement, the members of the Audit Committee are Gary L. Countryman (Chair), Barbara M. Byrne and Susan Schuman.

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$10,837,000	$11,291,000
Audit-Related Fees(2)	348,000	892,000
Tax Fees(3)	5,621,000	5,650,000
All Other Fees(4)	16,000	15,000

Total	$16,822,000	$17,848,000

(1)

Audit fees for 2017 and 2016 include $1,400,000 and $2,950,000, respectively, attributable to audit services provided in connection with the divestiture of CBS Radio Inc. (“Radio”), including with respect to Radio’s debt transactions, comfort letters and SEC filings.

(2)

Audit-related fees principally related to domestic and foreign employee benefit plan audits, attestation services required by contract, the adoption of new accounting standards, and, also for 2016, the preparation of carve-out financial statements and a sales and scheduling system pre-implementation assessment.

(3)	Tax fees principally related to transfer pricing studies, tax compliance and tax consulting.

(4)	All other fees principally related to license fees for the use of PwC reference materials and publications and access to various online tools.

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to the Company by PwC for 2017 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2017, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2018, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2017, which permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

Explanatory Note Regarding Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) is intended to provide stockholders with an understanding of the Company’s compensation philosophy, its core objectives and the Company’s compensation policies in effect for executive compensation paid with respect to 2017. During 2018, the Company experienced a number of transitions relating to its senior executives and the members of the Compensation Committee, as more fully described in the “Recent Developments Regarding the Company’s Board and Governance Matters” section above and in the “Compensation Committee Report” below. As described in this proxy statement, following the resignation of Mr. Moonves (the Company’s former Chairman of the Board, President and Chief Executive Officer), Mr. Ianniello, the Company’s Chief Operating Officer during 2017, was appointed President and Acting Chief Executive Officer effective September 9, 2018. Subsequently, Mr. Schwartz (the Company’s former Senior Executive Vice President and Chief Communications Officer) separated from the Company on November 1, 2018, and Mr. Ambrosio (the Company’s former Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer) resigned from that position effective November 1, 2018, following which he remained a consultant to the Company.

Bruce S. Gordon (Chair), William S. Cohen, Linda M. Griego and Doug Morris were the members of the then-current Compensation Committee who reviewed and discussed with the Company’s management the CD&A included in this proxy statement, which reflected the views of the Compensation Committee as of April 2018. As previously reported, the Company is conducting an internal investigation, and the Board will make a determination whether the Company has grounds to terminate the employment of Mr. Moonves for cause under his employment agreement within 30 days following completion of the final report of the independent investigators on the current internal investigation, but in no event later than January 31, 2019.

Following the Compensation Committee’s review and discussion with the Company’s management of the CD&A included in this proxy statement, the Compensation Committee was reconstituted, such that, as of the date as of this proxy statement, the members of the Compensation Committee are Brian Goldner (Chair), Linda M. Griego and Strauss Zelnick.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2017 Executive Summary

During 2017, CBS management achieved a record level of revenue under the leadership of Mr. Moonves, the Company’s former Chairman of the Board, President and Chief Executive Officer and Mr. Ianniello, the Company’s former Chief Operating Officer and currently the Company’s President and Acting Chief Executive Officer, and the senior management team. The Company drove this record level by growing international content licensing revenues and expanding its international presence, capitalizing on subscriber growth in its over-the-top offerings and reducing its reliance on advertising revenues through strategic acquisitions and dispositions, including the divestiture of CBS Radio®. As a result, the Company entered the 2018 fiscal year better positioned for long-term success as a producer of premium content.

Company Performance—Continued Execution on Long-Term Strategic Objectives

CBS Corporation continued to execute on its long-term strategic objectives during 2017, which included returning value to shareholders, growing its revenues from non-advertising sources through arrangements with new and existing distribution partners, expanding the Company’s presence globally and capitalizing on the demand for the Company’s top-tier content. As described below, the Company better positioned itself for long-term success through its 2017 achievements.

The Company returned value to stockholders and strengthened its financial position:

•	The Company achieved record revenues, which increased 4% over the prior year.

•	The Company continued to focus on its commitment to return value to shareholders, including by:

○

Growing adjusted net earnings per diluted share (“EPS”), up 7% from 2016 to $4.40 in 2017, representing the eighth consecutive fiscal year of increase in this metric (See Annex A, “Reconciliation of Non-GAAP Measures”),

○	Maintaining its quarterly dividend at $0.18 per share in 2017, and

○	Retiring more than 34 million shares of its Class B Common Stock pursuant to the Company’s share repurchase program and completion of the CBS Radio exchange offer.

•	The Company capitalized on opportunities to improve its financial strength, including by:

○	Issuing $1.8 billion of senior notes, resulting in a reduction of the Company’s weighted average interest expense and extending its overall maturity profile, and

○

Purchasing a group annuity contract that reduced the Company’s outstanding pension benefit obligation by approximately $800 million, or approximately 20% of the total obligations of the Company’s qualified pension plans.

Senior management successfully executed on key strategic initiatives to grow revenues from non-advertising sources and to expand the Company’s presence globally, including by:

•

Increasing retransmission and station affiliation revenues more than 27% over the prior year, and building for future success by finalizing two key multi-year retransmission compensation arrangements and 11 key multi-year station affiliation arrangements;

•

Continuing to grow the number of subscribers and revenues from the Company’s direct-to-consumer digital subscription live-streaming service, CBS All Access®, and its stand-alone streaming service of premium content, Showtime OTT®;

•	Further enhancing its global footprint and brand awareness by completing new licensing agreements around the world, including the following:

○

The Company concluded licensing deals with Fox Networks Group Asia, Hotstar and Canal+ Group, in which the Company licensed the Showtime® brand in seven southeast Asian markets (Malaysia, Indonesia, Singapore, Philippines, Thailand, Taiwan, and Hong Kong), India and France, respectively;

○	The Company and Netflix reached agreement on a licensing pact for The CW’s “Dynasty” series, which gives Netflix the international “first-window” broadcasting rights to the new series; and

○

The Company entered into an exclusive, multi-year licensing agreement with Japan’s leading pay-television provider, WOWOW, for the rights to five CBS® Television Network (the “Network”) and Showtime series, including “Bull” and “Twin Peaks,” in Japan; and

•

Significantly increasing revenues derived from the inclusion of the Company’s content in “skinny bundles,” and positioning itself for future success by executing agreements with Hulu, YouTubeTV, DirecTV Now and fuboTV.

As shown below, since the Separation, the Company has successfully executed on its strategy of increasing revenues derived from non-advertising sources.

The Company continued its success in developing premium content across its divisions, led by the Network, which maintained its lead in key Nielsen Media Research ratings categories:

•

The Network closed out the 2016/2017 television season as the #1 network in viewers for the 14th time in 15 seasons, winning the season convincingly by an average of 1.5 million viewers (based on “Live+7” ratings, which measure viewing from live airing through the seven-day period thereafter via Digital-Video-Recording (DVR) or Video-on-Demand (VOD) (“Live+7”)). Because of its success, the Company renewed 22 primetime entertainment series from the 2016/2017 television season to be aired during the 2017/2018 television season.

•

From the commencement of the 2017/2018 television season through the end of 2017 (i.e., through Week 14 of the 2017/2018 season), the Network ranked #1 in viewers and households (based on Live+7 ratings). The Network also had during this period, in terms of viewers in primetime (based on Live+7 ratings, unless otherwise noted):

○	The #1 Series,

○	The #1 Scripted Series,

○	The #1 Comedy,

○	The #1 News Program,

○	The #1 Program on four nights (more than all other broadcast networks combined),

○	The #1 Scripted Program on six nights (more than all other broadcast networks combined),

○

Two of the top five, six of the top 10, nine of the top 20 and 15 of the top 30 regularly-scheduled primetime broadcasts, demonstrating the depth and overall strength of the Network’s primetime schedule relative to other broadcasters, and

○

More time-period winning broadcasts than all other broadcast networks combined (based on “Live+SD” ratings, which measure viewing from live airing through the remainder of the broadcast day, including via DVR and VOD).

•	The Company holds an ownership position in more than 80% of the shows that aired on the Network’s fall 2017/2018 primetime schedule.

•	The Company continued to deliver high ratings on significant live events, including CBS Sports®’ broadcast of NCAA Men’s Basketball Championship, which was up 30% versus the 2016 championship game, and Showtime’s pay-per-view event featuring the boxing match between Floyd Mayweather and Conor McGregor, which was the second highest grossing pay-per-view event in television history.

•

The premiere of “Star Trek: Discovery®,” the fall kick-off of the NFL on the Network and the season finale of “Big Brother” and the “Big Brother” live feeds led to the biggest number of new subscriptions for CBS All Access in a week and in a month.

•

“The Late Show®” with Stephen Colbert finished the 2016/2017 television season as the most-watched late night program, which marked the first time that “The Late Show” finished as the most-watched late night program in more than 20 years, and continued to be the most-watched late night program in the fourth quarter of 2017.

•	Showtime continued to provide high quality original programming to its subscribers, including the new series “SMILF,” which was nominated for two Golden Globe Awards.

•	Simon & Schuster® continued to produce bestsellers in hardcover, paperback and multi-formats, 195 of which appeared on the New York Times bestseller lists and 30 of which held the #1 position.

•	Overall, the Company’s programming (with respect to CBS Entertainment™, CBS News®, CBS Sports, CBS Television Stations and Showtime) received, in 2017, 295 Emmy nominations and 62 wins.

Pay for Performance

CBS’s performance-based compensation programs generally provide for the opportunity to reward the executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the “named executive officers”) and certain other senior executives (together with the named executive officers, the “senior executives”) for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). A high percentage of the named executive officers’ total target compensation is performance-based (targeted at 74% to 91% of total target compensation for 2017).

The following chart shows the percentage of the average of the named executive officers’ target total compensation that is allocable to fixed versus variable compensation:

In selecting the financial performance metrics, goals and criteria for the performance-based compensation programs each year, the Compensation Committee considers the Company’s annual operating budget for the upcoming year, as approved by the Board. The Company’s budgeting process reflects aggressive goal-setting and takes into account the expected performance of the Company’s industry peers for that year as determined by media industry analysts. The Company’s achievement of the resulting challenging, yet realistic, financial and operational goals has led to its successful return of value for shareholders.

For 2017, the Committee determined that budgeted Operating Income (“OI”) and Free Cash Flow (“FcF”) were the appropriate metrics to be used in setting performance goals and criteria in order to reflect the Company’s core objective of pay for performance. (See “Performance-Based Compensation Programs—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “Compensation Deductibility Policy” for a discussion of the calculation of the performance goals and criteria, respectively.)

As a result of the Company’s performance in the 2017 fiscal year, the Compensation Committee approved the bonuses disclosed in the “Summary Compensation Table for Fiscal Year 2017” and related footnotes, and shares underlying performance-based equity awards were earned as discussed in the “Long-Term Incentive Programs” section, at levels reflecting the Company’s performance. The bonus awards and further achievements during the 2017 fiscal year are discussed in more detail below in the “Bonus Awards” section.

Overview of Compensation Objectives

CBS Corporation’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The Company’s compensation programs are based on the following core objectives:

•

Stockholder Value Focused: Align executives’ interests with stockholders’ interests, with particular emphasis on creating incentives that reward executives for consistently increasing the value of the Company.

•

Market-based: Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

•	Performance-based: Ensure plans provide reward levels that reflect variances between actual and desired performance results.

•	Flexible: Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

In determining the Company’s compensation policies and decisions, the Company has considered the results of the previous vote held on the compensation of the named executive officers as disclosed in the 2017 proxy statement relating to the 2017 Annual Meeting of Stockholders and, as a result, continued to base the Company’s compensation programs on the core objectives listed above.

Evaluating Senior Executive Compensation

The Compensation Committee reviews and approves the Company’s compensation arrangements with the senior executives. The Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs to ensure that they adhere to the core objectives of the Company’s compensation programs. The Committee utilizes a rolling 12-month calendar based on regularly-scheduled meeting dates that identifies the meeting date at which each senior executive requires Committee consideration regarding compensation and the type of action to be considered (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). All final determinations relating to the compensation of Mr. Moonves were made by the Committee in executive session, with advice from the then-current independent compensation consultant (Exequity LLP). In assessing the compensation of the senior executives, the Committee considers many factors, including the performance of the Company’s operations (with respect to corporate executives, the overall performance of the Company; with respect to operational executives, performance of the operations for which the executive is responsible), individual performance, experience, tenure and historical compensation, comparisons to other appropriate senior executives at identified peer companies and the advice of the Committee’s independent compensation consultant. In considering any individual element of a senior executive’s compensation, the Committee considers that element in relation to the individual executive’s total compensation (i.e., base salary, bonus and long-term incentives).

The Compensation Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee adopted a policy in 2008 providing that the independent compensation consultant will not be considered as a provider of services to the Company other than for services provided to the Compensation Committee. Accordingly, during 2017, other than these services provided to the Committee, Exequity LLP did not perform any administrative or consulting services for the Company. The Committee assessed the independence of Exequity and determined that Exequity’s work for the Committee did not raise any conflict of interest.

In reviewing senior executive compensation, the Compensation Committee considers data regarding the competitive market for senior executive talent. For 2017, at the Committee’s request, Exequity reviewed and approved a competitive assessment of the compensation practices at companies with which the Company competes for senior executive talent. The assessment includes those companies engaged in similar business activities (i.e., industry peers) and, as a more general reference point, an index of total compensation packages at other applicable primarily publicly-traded U.S. companies (general industry), all as described below. Not all of the companies included in these groups may be used as a point of comparison when reviewing a senior executive’s total compensation. In determining which companies are appropriate comparisons for each senior executive, the scope of the executive’s responsibility and the nature of the business for which he or she is responsible are considered. As a result, the appropriate companies selected for comparison may differ from one senior executive to the next. With respect to senior executives other than Mr. Moonves, the competitive assessment focuses on applicable compensation packages at the 65th percentile of reliable market data, which includes an evaluation of base salary, target annual incentive opportunities (as such data is available), actual annual incentive earned, annualized value of long-term incentives, and the resulting total actual and target compensation. The competitive assessment also includes market data at the 65th percentile to reflect the Committee’s commitment to competing with the Company’s industry peers in recruiting and retaining the most sought-after executive talent. Although the Committee does not target total compensation amounts for each senior executive to a specific benchmark, the Committee does consider the compensation levels from the competitive assessment as one factor in determining these total compensation amounts for each senior executive.

In 2017, for Mr. Moonves, the Committee considered the compensation arrangements for similarly-situated chief executive officer roles at peer diversified media companies (i.e., Discovery Communications, Inc., Time Warner Inc., Twenty-First Century Fox, Inc., Viacom Inc. and The Walt Disney Company) and other media peers (i.e., Comcast Corporation) (collectively, the “industry peer group”). The competitive assessment for the other named executive officers included the compensation data of companies in the industry peer group and data regarding general compensation levels primarily at publicly traded companies included in the general industry index from which the Company may source, or to which the Company may lose, executive talent (i.e., American Broadcasting Company (ABC), Amazon.com, Inc., AT&T Inc., Cablevision Systems Corporation (subsequently acquired by Altice NV), Charter Communications Inc., Cisco Systems, Inc., Comcast Corporation, Dell Inc., Discovery Communications, Inc., General Electric Company, Google LLC, International Business Machines Corporation, NBCUniversal LLC, PepsiCo, Inc., Sprint Corporation, TEGNA, Inc., Time Warner Inc., Verizon Communications Inc., Viacom Inc., and The Walt Disney Company).

Changes in Named Executive Officers’ Compensation Arrangements in 2017

During 2017, the Company entered into new employment agreements with each of Messrs. Moonves and Ianniello and with Mr. Tu, the Company’s Senior Executive Vice President and Chief Legal Officer.

In May of 2017, the Compensation Committee approved a new employment agreement for Mr. Moonves, effective May 19, 2017. This new agreement superseded his prior agreement, which was set to expire in 2019, and extended his employment term for an additional two years through June 30, 2021 in the role of Chairman of the Board, President and Chief Executive Officer. In determining the compensation terms of the new agreement, the Committee considered Mr. Moonves’ stature as one of the most influential leaders in the entertainment industry, his tenure as a Company executive since 1995, and his performance as the Company’s Chairman of the Board, President and Chief Executive Officer, including the creation of premium content across the Company’s portfolio of businesses, efforts to secure profitable retransmission and station affiliation deals and the expansion of over-the-top services. Pursuant to the new agreement, Mr. Moonves’ annual base salary and target bonus were unchanged, his annual grants of restricted stock units (“RSUs”) for 2018 and 2019 also were unchanged, and he was eligible to receive two separate grants of shares of the Company’s stock after June 30, 2019 based on the stock price performance of the Class B Common Stock during two separate specified periods, each ending on June 30, 2019 (the “Existing Performance Share Awards”). The new agreement provided that Mr. Moonves would have continued to receive annual RSU grants in each of 2020 and 2021, on terms consistent with the 2018 and 2019 RSU grants, with a grant date value of $18.5 million for the 2020 grant and a grant date value of $9.25 million for the 2021 grant (which value reflected a 50% proration to take into account the new agreement’s scheduled expiration on June 30, 2021). Mr. Moonves was also eligible to receive an additional grant of shares of the Company’s stock following the expiration of the employment term on June 30, 2021. This new performance share award was structured similarly to the Existing Performance Share Awards and was subject to the achievement of stock price performance of the Class B Common Stock during the period of May 19, 2017 through June 30, 2021, as adjusted based on the Company’s achievement of established performance goals for calendar years 2019 and 2020, as further described under “Potential Payments upon Termination and Certain Other Events.” Mr. Moonves was also eligible to receive a lump sum cash payment following the expiration of the employment term on June 30, 2021, subject to the Company’s achievement of a threshold level of cumulative adjusted operating income (“COI”). This award, if earned, would have ranged from $20 million to $55 million based on the Company’s COI beginning April 1, 2017 and ending June 30, 2021.

Similar to his prior employment agreement, Mr. Moonves would have been entitled to receive severance payments and benefits in the event that the Company terminated his employment without “cause” or if he resigned his employment for “good reason,” as described under “Potential Payments upon Termination and Certain Other Events.” In addition, similar to Mr. Moonves’ prior employment agreement, the new agreement provided incentives for Mr. Moonves to continue his employment with the Company as a Senior Advisor and/or Producer upon the end of the employment term as described under “Potential Payments upon Termination and Certain Other Events.” The Committee was advised by its independent compensation consultant and received input from outside legal counsel in considering and structuring the terms of Mr. Moonves’ new agreement. The agreement is filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

In July of 2017, the Compensation Committee approved a new employment agreement for Mr. Ianniello, effective July 1, 2017 (the “2017 Agreement”). The 2017 Agreement superseded Mr. Ianniello’s prior agreement, which was scheduled to expire on June 3, 2018, and extended his employment with the Company through June 30, 2022 in his role as Chief Operating Officer. In determining the compensation terms, the Committee considered compensation arrangements for executives with similar scopes of responsibility at industry peers and at other leading U.S. companies, as well as the core objectives set forth in the “Overview of Compensation Objectives” section above. The compensation assessment included an evaluation of annualized base salary, target bonus, annualized expected value of upfront and ongoing long-term incentives, and termination provisions. The Committee also reviewed compensation practices at other leading U.S. companies, including with respect to restrictive covenants and other terms. As a result, under the 2017 Agreement, the Committee increased his base salary to $2,750,000 beginning in the third contract year, and increased his target bonus to 450% of his base salary effective for the 2017 and 2018 calendar years, and to 500% of his base salary for subsequent years. The agreement provides for an annual long-term incentive award target of $12,250,000 for each of calendar years 2018 and 2019, and $13,500,000 for each of calendar year 2020 and each subsequent year during the term of the agreement. The 2017 Agreement provides for an equity-based performance incentive based on the Company’s stock price performance during the period of July 1, 2017 through December 31, 2021, as adjusted based on the Company’s achievement of established performance goals for calendar years 2019 and 2020, as described under “Potential Payments upon Termination and Certain Other Events.” Similar to his prior employment agreement, in the event that the Company terminates his employment without “cause” or if he resigns his employment for “good reason,” Mr. Ianniello will be entitled to receive severance payments and benefits. The 2017 Agreement also provides additional termination payments in certain circumstances following his termination of employment, as described under “Potential Payments upon Termination and Certain Other Events.” Mr. Ianniello’s 2017 Agreement is filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

In July of 2017, the Compensation Committee also approved a new employment agreement for Mr. Tu, effective as of June 1, 2017. This new agreement supersedes his prior agreement, which was scheduled to expire on December 31, 2017, and extends his employment with the Company through May 31, 2019 in his existing role as Senior Executive Vice President and Chief Legal Officer. In determining the compensation terms, the Committee considered the compensation arrangements for similar executives at peer media companies, as well as the core objectives set forth in the “Overview of Compensation Objectives” section above. As a result, the Committee increased his base salary under his new employment agreement to $1,350,000 and increased his annual long-term incentive award target to $3,950,000, beginning with calendar year 2018. Similar to his prior agreement, in the event the Company terminates his employment without “cause” or if he resigns his employment for “good reason,” Mr. Tu will be entitled to receive severance benefits and payments. The new agreement also provides continued vesting for certain equity awards in connection with certain termination scenarios, as described under “Potential Payments upon Termination and Certain Other Events.” Mr. Tu’s new employment agreement is filed as Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

On August 4, 2017, the Compensation Committee amended the employment agreements for Messrs. Ambrosio and Schwartz with respect to the treatment of particular equity awards in connection with certain termination scenarios, as described under “Potential Payments upon Termination and Certain Other Events” and in the amendments filed as Exhibits 10(c) and 10(d), respectively, to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

Elements of Executive Compensation

With respect to the 2017 fiscal year, the Company’s compensation arrangements with its senior executives, including the named executive officers, generally consisted of the following elements:

•	Base Salary

•	Performance-Based Compensation Programs

○	Annual Bonus Awards

○	Long-Term Incentives

•	Retirement and Deferred Compensation Plans

•	Other Compensation (Perquisites and Other Personal Benefits)

The Compensation Committee generally considered these elements in determining a senior executive’s compensation package in order to reward for both the long- and short-term performance of the executive and the Company. The Committee did not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive. However, the Committee did consider the level of base salary of each senior executive as it relates to the allocation of guaranteed versus performance-based compensation.

The Compensation Committee believed that its consideration of these compensation elements effectively achieves the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and creation of stockholder value, without encouraging senior executives to take unnecessary risks. The Committee selected the financial performance metrics, goals and criteria for the performance-based compensation programs each year and also, in order to avoid distorted performance goals and criteria, approved adjustments to the calculation of those goals and criteria, including pre-approved adjustments for awards, which, at the time of such determinations in 2017, were intended to satisfy the then-existing performance-based exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee believed this process results in performance goals and criteria that are challenging, yet realistic, and that will not encourage senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

A discussion of decisions made by the Compensation Committee with respect to fiscal year 2017 compensation is set forth below.

Base Salary

The Company provides the senior executives with base salary that is sufficiently competitive to attract and retain talented individuals and provides a secure base of guaranteed cash to compensate them for services rendered during the fiscal year. In order to ensure that the majority of compensation is variable, at-risk and tied to performance, the Compensation Committee set base salary levels for the named executive officers at between 9% and 26% of targeted total compensation for 2017. In reviewing proposals for changes to base salary for the named executive officers, the Committee considered the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to that executive’s total compensation package;

•	Input and recommendations of Mr. Moonves in his role as Chairman of the Board, President and Chief Executive Officer (for named executive officers other than himself);

•	The level of the annual merit increase budget across the Company as a whole; and

•	Existing contractual obligations, if any.

In reviewing base salary during 2017 for the named executive officers, the Compensation Committee continued to consider their level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation, as well as the factors listed above. As a result, Messrs. Moonves, Ianniello, Ambrosio and Schwartz did not receive base salary increases during 2017. Mr. Tu received an increase in base salary in connection with the execution of a new employment agreement as described above under “Changes in Named Executive Officers’ Compensation Arrangements in 2017.”

Performance-Based Compensation Programs

CBS’s performance-based compensation programs generally provide for the opportunity to reward senior executives for contributing to annual financial and operational performance (through annual bonus programs) and for realizing stock price appreciation (through long-term equity incentives). Bonus awards are based on the Compensation Committee’s review of the Company’s financial results and qualitative assessment of senior executive performance against key strategic objectives and are not directly linked to the Company’s stock price performance. Long-term equity incentives encourage executives to make decisions that will create and sustain long-term value for stockholders.

Bonus Awards

The Company provides an opportunity for annual bonus awards under its short-term incentive program (“Bonus Program”). The purpose of the Bonus Program is to benefit and advance the interests of the Company by granting annual bonus awards to executives as “pay for performance”—a reward for their individual contributions to the Company’s annual financial and operational success.

At the beginning of each fiscal year, the Compensation Committee approves funding levels that can be earned for that year for the Bonus Program. These funding levels are based on (i) financial performance goals set by the Committee that are derived from budget determinations for the relevant year, which take into account expected financial performance of the Company’s industry peers for that year, as well as (ii) expected performance against the key strategic objectives identified below. After the end of the fiscal year, the Committee evaluates the Company’s actual performance relative to the funding levels in order to determine the aggregate amount available for payouts under the Bonus Program.

In January 2018, the Committee evaluated the Company’s actual financial performance for 2017, including the levels of achievement against the pre-established performance goals and management’s performance in 2017 against the strategic objectives, relative to the funding levels approved at the beginning of 2017, in order to determine the aggregate amount available for bonus payouts. The aggregate amount of awards provided to the named executive officers, as well as to the other participants in the Bonus Program, is limited by the funding pool resulting from the Committee’s evaluation.

As part of the Bonus Program, the named executive officers and one other senior executive officer were selected by the Committee in early 2017 to participate in the Company’s Senior Executive Short-Term Incentive Plan, as amended (the “Senior Executive STIP”) for 2017, which was a stockholder approved plan that, under then-applicable tax law, provided for deductibility of amounts paid pursuant to the plan. Under the Senior Executive STIP, awards could be paid, in whole or in part, in cash, in the form of stock-based awards issued under the Company’s long-term incentive plan or in any other form prescribed by the Committee.

At the beginning of the 2017 fiscal year, the Compensation Committee set a performance criterion under the Senior Executive STIP, as a first step toward qualifying bonus awards made under the Senior Executive STIP as “qualified performance-based compensation” eligible for deductibility under Section 162(m) of the Code in accordance with then-applicable tax law. Assuming a Committee determination that the criterion is met, the terms of the Senior Executive STIP established for each of the named executive officers a maximum bonus that may be paid under the plan, subject, in certain cases, to the Committee’s negative discretion (“downward discretion”), for deductibility purposes. In the exercise of its downward discretion under the Senior Executive STIP, the Committee has taken into account certain terms in Mr. Moonves’ employment agreement which provided that a portion of his bonus must be, at least, an amount consistent with the level of achievement attained against the “Company-Wide Performance Goal(s)” established for that year by the Committee (provided such achievement level is at least 80%), as described under “Summary Compensation Table for Fiscal Year 2017— Employment Agreements—Leslie Moonves.” While the Committee considers the deductibility of bonus compensation under Section 162(m), the Committee retains the flexibility to determine bonus amounts in excess of amounts that may be deductible under tax laws, which excess amounts may not be deductible. See the “Compensation Deductibility Policy” section below for a discussion of the Section 162(m) performance criterion set for 2017 and related tax reform legislation and deductibility. Despite the Committee’s efforts to structure such bonus compensation to be eligible for deductibility under Section 162(m) as it then existed, because of the uncertainties in the interpretation of Section 162(m) as amended by recent tax reform legislation, including applicable transition relief rules, no assurance can be given that compensation for 2017 that had been intended to qualify for the performance-based exception to the limit on deductibility under Section 162(m) will be deductible under those transition relief rules.

The Compensation Committee considered individual performance factors in determining bonus payouts for the senior executives. In addition to reviewing each executive’s contributions to the achievement of financial goals, for 2017, the Committee also considered the following key strategic objectives: (i) strengthening the Company’s financial position; (ii) providing continuous flow of top-tier content; (iii) continuing to drive growth through strategic transformation of the Company; (iv) maintaining and building the Company’s reputation as one of the most desirable organizations for top “talent”; (v) continuing to ensure a high degree of focus on the importance of a diverse workforce; and (vi) positioning the Company for long-term success. In this regard, the Committee also considered the input and recommendations of Mr. Moonves in his role as Chairman of the Board, President and Chief Executive Officer (for executives other than himself). With respect to Mr. Moonves, for 2017, the Committee took into account his performance evaluation conducted by the Committee, together with the Nominating and Governance Committee, based on the goals and objectives for him approved by the Compensation Committee at the beginning of such year. The Committee’s determination regarding the amount of the annual bonus awards to be paid to the named executive officers takes into account all of the factors it deems appropriate, with no pre-determined emphasis on any individual item, and utilizes discretion to award an appropriate bonus.

The Compensation Committee also considers target bonus amounts for the named executive officers, which amounts are based on competitive practice. See “Summary Compensation Table for Fiscal Year 2017—

Employment Agreements” for a discussion of the named executive officers’ target bonus amounts. The differences in the target bonus amounts set forth in the named executive officers’ agreements reflect the level of relative impact of each of their positions on Company performance.

In determining the bonus amounts for 2017 for the named executive officers, as set forth in the Summary Compensation Table for Fiscal Year 2017, the Compensation Committee took into account their leadership and execution with respect to the Company’s key strategic objectives, which included growing the core content business, emphasizing new revenue streams, markets and growth opportunities, and executing on strategic acquisitions and dispositions. As a result of this leadership and execution, the Company continued to deliver on its long-term strategy and positioned itself to return value to its shareholders. The Committee noted the following accomplishments within this context:

The Company returned value to stockholders and continued to strengthen its financial position.

•

The Company continued its commitment to return value to shareholders by growing EPS by 7% from the prior year, which represents the eighth consecutive fiscal year that EPS has increased year-over- year, and maintaining its quarterly dividend at $0.18 per share in 2017.

•	The Company retired more than 34 million shares of its Class B Common Stock pursuant to the Company’s share repurchase program and completion of the CBS Radio exchange offer.

•	The Company issued $1.8 billion of senior notes, resulting in a reduction of the Company’s weighted average interest expense and extending its overall maturity profile.

•

The Company purchased a group annuity contract that reduced the Company’s outstanding pension benefit obligation by approximately $800 million, or approximately 20% of the total obligations of the Company’s qualified pension plans.

The Company Continued to Deliver Top-Tier Content Across All Content-Related Business Units.

•

The Network closed out the 2016/2017 television season by placing #1 in viewers for the ninth consecutive season and, through the end of 2017 (i.e., through Week 14 of the 2017/2018 season), ranked #1 in viewers and households (all based on Live+7 ratings).

•

From the commencement of the 2017/2018 television season through the end of 2017, the Network, among viewers, was #1 in many categories (Series, Scripted Series, Comedy, New Comedy, and News Program) and had the #1 Program on four nights and the #1 Scripted Program on six nights (in viewers in primetime all based on Live+7 ratings).

•	The Company maintained its focus on ownership by holding an ownership stake in more than 80% of the shows on the Network’s fall 2017/2018 primetime schedule.

•	The Company continued to deliver on significant live events:

○	The Network’s broadcast of the 59th Annual Grammy Awards produced the event’s largest audience since 2014 with more than 26 million viewers;

○

CBS Sports’ joint broadcast of the NCAA Men’s Basketball Tournament was the second most- watched since 1994, and the 2017 National Championship Game, which aired exclusively on the Network, drew an average of 23 million viewers, which was up 30% over the prior season’s championship game; and

○	Showtime’s production of the Floyd Mayweather and Conor McGregor boxing match was the second highest grossing pay-per-view event in television history.

•

The premiere of “Star Trek: Discovery,” the fall kick-off of the NFL on the Network and the season finale of “Big Brother” and the “Big Brother” live feeds led to the biggest number of new subscriptions for CBS All Access in a week and in a month.

•

“The Late Show” with Stephen Colbert finished the 2016/2017 television season as the most-watched late night program, which marked the first time that “The Late Show” finished as most-watched late night program in more than 20 years, and continued to be the most-watched late night program in the fourth quarter of 2017.

•	“The Late Late Show®” (hosted by James Corden) has a rapidly expanding social media audience, with his YouTube channel alone surpassing 13 million subscribers and more than 3.8 billion views.

•	The Company’s programming (with respect to CBS Entertainment, CBS News, CBS Sports, CBS Television Stations and Showtime) received, in 2017, 295 Emmy nominations and 62 wins.

•	The Company’s content received, for 2017, five nominations for the Golden Globe Awards and one nomination and win for the Screen Actors Guild Awards.

•

The Company continued to lead the industry in domestic syndicated programming with three of the top four and seven of the top 10 most-watched weekday programs in syndication, and was #1 in several first-run genres (#1 Talk Show, #1 Court Show and #1 News Magazine).

•

WCBS-TV, New York was America’s most-watched television station, and several of the Company’s owned-and-operated television stations (KPIX-TV, San Francisco, WBZ-TV, Boston, WCCO-TV, Minneapolis, KOVR-TV, Sacramento and WJZ-TV, Baltimore) were #1 in their respective markets.

•

Showtime had the top scripted series on premium television in 3 out of 4 quarters in 2017, with “Homeland” in the first quarter, “Billions” in the second quarter, and “Shameless” in the fourth quarter. Showtime’s content also received five nominations for Golden Globe Awards, including two for freshman comedy series, “SMILF.”

•	CBS Interactive ranked as #7 on the list of Top 10 Internet Properties during 2017, according to comScore.

•	CBS.com™ continued to be the #1 TV Network website (in average monthly unique viewers) across platforms in 2017, according to comScore.

•	Simon & Schuster continued to produce bestsellers in hardcover, paperback and multi-formats, 195 of which appeared on the New York Times bestseller lists and 30 of which held the #1 position.

The Company Continued to Divest Non-Strategic Assets, Acquire Strategic Assets, Drive Growth through Diversification and Expansion of its Sources of Revenue and Position Itself for Future Success.

The Company:

•	completed its strategic initiative to divest the CBS Radio business through an oversubscribed exchange offer and combination with Entercom Communications Corp.;

•

acquired Network Ten®, one of three major commercial broadcast networks in Australia, including its rapidly growing digital platform, Ten Play®, which paves the way for further multiplatform distribution opportunities for the Company’s content in overseas markets;

•

acquired the assets of Scout Media, which complements 247 Sports®, the Company’s already industry- leading network of websites on college and professional sports team, including recruiting information services by subscription;

•

purchased an equity interest in Kapital Entertainment and agreed to oversee the worldwide distribution of Kapital’s television series, and entered into a four-year co-financing and first-look agreement with Imagine Television Studios for scripted and unscripted long-form digital programming;

•

increased retransmission and station affiliation revenues by 27% over the prior year, and positioned itself for future success by finalizing two key multi-year retransmission compensation arrangements and 11 key multi-year station affiliation arrangements;

•	grew the number of subscribers for CBS All Access and Showtime OTT and helped ensure their continued growth by:

○	making a full season of National Football League games available for live streaming on CBS All Access;

○	adding the Company’s 24-hour streaming news service, CBSN®, to CBS All Access;

○

launching exclusive original programming on both services, including “Star Trek: Discovery,” “The Good Fight” and “No Activity” on CBS All Access, and the revival of “Twin Peaks” on Showtime OTT, which generated interest in the services from consumers and led to a surge in new subscribers at multiple times throughout the year; and

○	making Showtime OTT available as an add-on feature to subscribers of SlingTV, YouTubeTV and DirecTV Now, which services previously did not offer Showtime; and

•	further expanded its brand internationally by:

○

concluding licensing deals with Fox Networks Group Asia, Hotstar and Canal+ Group, in which the Company licensed the Showtime brand in seven southeast Asian markets (Malaysia, Indonesia, Singapore, Philippines, Thailand, Taiwan, and Hong Kong), India and France, respectively;

○	licensing The CW’s “Dynasty” series to Netflix, which gives Netflix the international “first- window” broadcasting rights to the new series;

○

entering into an exclusive, multi-year licensing agreement with Japan’s leading pay-television provider, WOWOW, for the rights to five Network and Showtime series, including “Bull” and “Twin Peaks,” in Japan;

○	licensing “Bull,” “The Good Fight” and “MacGyver” to Channel 5, Channel 4, and Sky, respectively, in the United Kingdom;

○

closing a multi-platform licensing agreement with Amedia TV, which gives Amedia TV the rights to broadcast certain Network and Showtime programming in Russia, with exclusive rights to broadcast “Twin Peaks” in Russia; and

○

significantly increased revenues derived from the inclusion of its content in “skinny bundles,” and positioned itself for future success by executing agreements with Hulu, YouTubeTV, DirecTV Now and fuboTV.

The Company Secured its Reputation as a Desirable Organization for Top “Talent” and Demonstrated its Commitment to Diversity and Inclusion.

The Company continued:

•

to capitalize on opportunities to acquire key executive and creative talent, exemplified by the acquisition of key talent with prior work experience at notable companies, including ABC Entertainment, The CW, Discovery Communications, Facebook, Fox Networks Group, Goldman Sachs, iHeartMedia, NBCUniversal, Warner Bros. Entertainment, AMC Networks and VH1;

•	its achievement with respect to increasing minority representation in internal promotions and overall minority representation in its workforce (including in higher salary brackets);

•	to actively participate in, support and sponsor programs to develop diverse talent in the workplace and to appoint diverse candidates to key executive roles; and

•	its commitment to spending on contracts with diverse suppliers such that the Company’s spending with diverse suppliers has nearly doubled since 2011.

With respect to the individual performance of the named executive officers during 2017, the Compensation Committee also determined (in the case of Mr. Moonves) and concurred in the recommendations made by Mr. Moonves (in the case of the other named executive officers) that:

•

During 2017, Mr. Moonves continued to demonstrate outstanding leadership in driving the Company’s execution on key strategic initiatives, including producing a steadily increasing volume of premium content in which the Company has an ownership interest, both for CBS Corporation owned outlets and for third parties. Mr. Moonves’ leadership continued to help deliver ratings successes across the Company’s portfolio of networks, adding a number of new shows in 2017 that are performing well at CBS, Showtime and CBS All Access, as well as for third parties. He successfully directed the divesting of the Company’s CBS Radio business and continued to increase revenues from non-advertising sources by growing subscribers to the Company’s over-the-top streaming services and successfully negotiating key retransmission, station affiliation, skinny bundle and international licensing deals. Mr. Moonves’ vision to develop and continue growing the Company’s direct to consumer or “over-the-top” streaming services solidified the Company’s position as a leader in the evolving media landscape, establishing the Company among those best positioned for the digital future. Mr. Moonves continued to improve the strength and reputation of the Company’s brands and businesses in domestic and international markets with the syndication of new programming into the international marketplace, including the continued introduction of the Showtime brand in major markets around the world where previously only certain series were available to viewers. Mr. Moonves also spearheaded the Company’s pursuit and successful acquisition of Australia’s Network Ten, which adds a valuable major broadcast network in a growing market to the Company’s stable of assets and enhances the Company’s plans to expand the reach of CBS All Access to international audiences. Under Mr. Moonves’ leadership, the Company continued to return significant value to shareholders, as demonstrated by maintaining the Company’s quarterly dividend of $0.18 per share during 2017, and retiring more than 34 million shares of Class B Common Stock during 2017. The Compensation Committee also acknowledged Mr. Moonves’ stellar reputation among and successes in communication with members of the investment community, and in management development and human resources, including his personal involvement in acquiring key executive and creative talent, his leadership and execution of the Company’s succession planning and diversity and inclusion programs, and his leadership in fostering a remarkably stable senior management team. Mr. Moonves was instrumental in continuing to lead the CBS Television Network in solidifying its #1 position in certain key metrics and leading the competition with his direct involvement in developing and securing high quality programming and maintaining CBS’s reputation as one of the most highly desirable organizations for top creative talent.

•

During 2017, Mr. Ianniello, while serving in a key corporate strategic role as part of the Company’s leadership, provided exceptional leadership during 2017, both in reshaping the Company’s portfolio and in executing on the Company’s financial and operational goals. Mr. Ianniello’s leadership on corporate development activities included a successful implementation of the divestiture of the Company’s Radio business, including the related debt refinancing and exchange offer, as well as the opportunistic acquisition of Network Ten in Australia. As the Chief Operating Officer and principal financial officer during 2017, Mr. Ianniello’s leadership was critical in driving improvements in the Company’s operations in 2017, including the successful management of its finances. Mr. Ianniello focused on executing the Company’s strategic growth initiatives, including the expansion of the Company’s streaming products, inclusion of the Company’s content in skinny bundles, audience monetization initiatives, international licensing opportunities and negotiation of retransmission and station affiliation compensation arrangements. Mr. Ianniello led his team in effectively managing the Company’s finances. The Company generated a record level of revenue and was successful in growing EPS over the prior fiscal year and for the eighth consecutive fiscal year. Under Mr. Ianniello’s leadership during 2017, the Company increased its revenues derived from non-advertising sources, primarily through the negotiations of key retransmission and station affiliation deals that increased these revenue streams by 27% over the prior year and through licensing the Company’s content world-wide. Mr. Ianniello also focused on strengthening the Company’s financial position and returning value to shareholders by successfully managing the Company’s share repurchase program and restructuring the Company’s debt portfolio, which resulted in a reduction of the Company’s weighted average interest expense and an extension of its overall maturity profile and gave the Company additional financial flexibility. Mr. Ianniello provided oversight of the process culminating in the Company’s successful pension derisking project, including construction of the plan asset portfolio to achieve the best pricing, that reduced its outstanding pension benefit obligation by approximately $800 million. Throughout 2017, Mr. Ianniello successfully communicated an effective message to the investment community and achieved significant savings from strategic tax planning and restructuring. Mr. Ianniello also provided leadership and direction for the Company’s information technology group.

•

Mr. Tu manages a highly effective global legal organization which advises, guides and supports the Company’s business activities throughout the world. Mr. Tu manages and oversees both the Company’s extensive internal legal resources and its broad network of external legal advisors, with the goal of providing proactive, cost-effective, high quality and timely support across the Company’s business operations. His areas of responsibility include advising the Company’s management and Board of Directors on corporate governance matters; the timely resolution of disputes through formal and informal adversarial processes and settlement negotiations; oversight of regulatory, disclosure, and public company reporting obligations; advice, guidance and documentation relating to mergers, acquisitions, dispositions, joint ventures, content-production arrangements and other strategic transactions; the negotiation and documentation of key commercial arrangements, including material agreements relating to the licensing and distribution of content, both domestically and internationally; legal support of the Company’s expanding content production activities, including clearance, rights acquisition and in-bound and out-bound licensing; protection of the Company’s intellectual property rights; and leadership of the Company’s global compliance programs. Mr. Tu’s substantial contributions include key commercial arrangements with major distributors and affiliates and new market entrants; strategic transactions relating to the Company (including the Company’s successful divestiture of its CBS Radio business and its acquisition of Network Ten in Australia); a significant restructuring of the Company’s substantial ongoing pension obligations; the protection of the Company’s financial and reputational interest through highly effective advocacy and resolution of legal and commercial disputes; and the continued expansion of the direct-to-consumer distribution of the Company’s content through owned and third-party video streaming services. Mr. Tu’s leadership was instrumental towards inspiring the legal department’s active involvement in community volunteer activities, including the provision of pro bono legal services, and in efforts to drive greater diversity in the legal profession.

•

Mr. Ambrosio served as the Company’s chief administrative officer and chief human resources officer. As chief administrative officer, he was responsible for oversight of corporate real estate, strategic sourcing, including travel and supplier diversity, facilities management and corporate security, corporate planning, and corporate social responsibility, including philanthropy and CBS Cares. He also provided management oversight of the Company’s EcoMedia business unit, which connects advertisers with leading non-profits to make tangible, quality of life improvements in communities nationwide. As chief human resources officer, he was responsible for all aspects of the global human resources function. During 2017, Mr. Ambrosio effectively managed the Company’s most significant areas of people and administrative costs, including controlling overall compensation and benefit expenses, reducing sourcing spend across the Company’s business while continuing to focus on increasing the share of the Company’s sourcing spend with diverse suppliers. Mr. Ambrosio’s real estate team executed on a number of important negotiations, including securing tenant renewals in owned locations, securing reductions in real estate occupancy costs in leased locations, and securing new or existing locations for key business units. Together, these efforts contributed to the Company’s reduction in compensation and administrative costs, and will continue to do so in future years. Under Mr. Ambrosio’s supervision, CBS’s EcoMedia business unit completed its 500th community project during 2017, and made significant progress in the development of a new digital business, Givewith. In human resources, Mr. Ambrosio’s leadership was integral to the Company’s execution of key leadership hires and changes, transitioning several executives to more senior roles and securing the continued employment of key members of the Company’s senior management team. Mr. Ambrosio also oversaw the successful completion of a number of projects involving the Company’s benefit offerings, including the Company’s group annuity purchase that reduced its outstanding pension benefit obligation by approximately $800 million, the transition to a new record-keeper, administrator and trustee for the Company’s defined contribution plans, an expansion of the Company’s benefit offerings and the seamless transition of CBS Radio’s benefits programs in connection with its divestiture. Mr. Ambrosio also ensured that the Company is meeting its recruitment, retention and succession planning needs at the most senior executive levels across the entire Company, addressing the Company’s critical needs for top executive talent. Mr. Ambrosio’s leadership during 2017 has also contributed to the Company’s efforts toward building a diverse workforce and an inclusive workplace, and an increase in community outreach and employee volunteering efforts.

•

During 2017, Mr. Schwartz led his team to successfully develop and manage the communications strategy and reputation for all of the Company’s domestic and international business units. Reporting directly to Mr. Moonves while serving as a key member of the Company’s senior management team, Mr. Schwartz continued to execute the communication strategy that emphasizes the Company’s positioning in the evolving media landscape. Mr. Schwartz also provided advice on a wide range of strategic and tactical issues, and advised all company division heads and public relations department senior staffs (who report to him and his senior team) on communications strategies for major announcements and issues. Most notably, Mr. Schwartz oversaw communications campaigns for The CBS Television Network, Showtime, for the divestiture of the CBS Radio business and the acquisition of Network Ten, and for the further development and expansion of the Company’s over-the-top streaming services, including CBS All Access, Showtime “over-the-top,” CBSN, CBS Sports HQ and the upcoming launch of a new streaming version of “Entertainment Tonight.” Throughout 2017, Mr. Schwartz also oversaw all of the Company’s internal communications vehicles, including the weekly publication of CBS Update to all employees and certain members of the analyst community, the ongoing publication of the Company’s award-winning annual newsletter highlighting the Company’s efforts with respect to diversity and inclusion, and the publication of a special issue highlighting the Company’s support of the military and veterans issues.

In determining the individual bonus payouts to the named executive officers for 2017, the Compensation Committee took into consideration the factors above, as well as the historical bonus payouts and performance relative to previous years’ performances. In addition, for Mr. Moonves, the Committee took into account the successes in his role as Chairman of the Board, President and Chief Executive Officer of the Company and his contributions to the creative successes across the Company’s portfolio of businesses. For all of these reasons, the Committee determined to award bonuses in the amounts set forth in the “Summary Compensation Table for Fiscal Year 2017” and related footnotes.

Long-Term Incentive Programs

Long-Term “Management” Incentive Program (“LTMIP”)

The LTMIP is designed as a “pay for performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for stockholders. It is also a vehicle used to retain talent and build executive ownership. Through the Company’s total compensation design, a significant portion of the total compensation opportunity for the named executive officers is directly linked to stock price performance (with equity awards targeted at 34% – 46% of total target compensation for 2017), with the intention of creating alignment with the stockholders.

In determining the target value to be delivered through these equity vehicles, the Compensation Committee reviews competitive market data, the Company’s retention needs, potential stockholder dilution, the expense to be incurred by the Company and prior equity grant practices. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and the Company’s business needs. The Compensation Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•	Increased alignment with stockholder interests (Stock Options): Provide the opportunity to acquire an equity interest in the Company and share in the appreciation of the value of the stock.

•

Increased accountability for senior executive (Performance-Based Stock Awards): Motivate senior executives to focus on Company performance through the achievement of pre-determined financial goals over a designated period.

•	Retention of talent in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period.

The values, mix, and type of annual grants for senior executives are discussed by management and the Compensation Committee and ultimately approved by the Committee, unless the terms have been previously approved and set forth in an employment agreement. In determining the value, mix and type of awards, the Committee takes into consideration the objectives to allocating award types noted above and the competitive assessment of total compensation reviewed by the independent compensation consultant (as discussed in the “Evaluating Senior Executive Compensation” section above) and also reviews the LTMIP with its independent compensation consultant and senior management. For 2017, Messrs. Ianniello, Tu, Ambrosio and Schwartz received LTMIP awards, based on their then-current contractual target values that took into account the compensation assessment and the relative impact of the executive’s position on Company performance, of which 40% was delivered in stock options, 30% in performance-based restricted stock units (“PRSUs”), and 30% in time-based restricted stock units (“TRSUs” and together with the PRSUs, the “RSUs”). Mr. Tu also received a TRSU award under the Company’s Fund-the-Future Program (“FtF”), which provides equity compensation to eligible employees, excluding those actively participating in certain pension plans and employees otherwise subject to a collectively bargained agreement that does not provide for participation in the FtF. The remaining named executive officers are not eligible for the FtF, as they actively participate in certain pension plans.

For Mr. Moonves, his annual grant of RSUs for 2017, which was comprised of 50% PRSUs and 50% TRSUs and had a grant date value of $15.5 million, was awarded in accordance with the terms set forth in his employment agreement. In addition, during 2017, as part of Mr. Moonves’ bonus for 2016, the Compensation Committee granted to Mr. Moonves shares of the Company’s Class B Common Stock having a grant date value of $5 million. (See the “Grants of Plan-Based Awards During 2017” table.)

Performance Goals for LTMIP Awards

Performance Goals for 2017. At the beginning of each year, the Compensation Committee reviews performance goals for the annual awards of PRSUs and considers which metrics offer the best measure of Company performance to reflect the Company’s core objective of pay for performance. In setting the performance goal for the 2017 PRSUs, which also will be used to measure 2017 financial performance for the 2015 and 2016 Performance Share Awards (see “Grants of Plan-Based Awards During 2017—Description of Plan-Based Awards”), the Committee took into account the performance goal from the previous year and sought to establish a performance goal that was meaningful and challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. See also the “Fiscal Year 2017 Executive Summary—Pay for Performance” section above for more information regarding the performance goals for 2017.

For 2017, the performance goal for the most senior levels of management, including the named executive officers, was the achievement during 2017 of a 90% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target (as defined below) of $2.568 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target (as defined below) of $583 million actually achieved (25% weighting).

In setting the 2017 performance goal, the Compensation Committee selected two metrics: (i) operating income (the “OI metric”) and (ii) Free Cash Flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures) (the “FcF metric”). The “OI Metric Target” is calculated by starting with the Company’s budget for 2017 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FcF Metric Target” is calculated by starting with the Company’s budget for 2017 for the FcF metric and then taking into account the same items. The Committee selected the OI metric because it is an important indicator of the Company’s operational strength and performance of its businesses, as it measures efficiency and profitability and incentivizes management to better control expenses. The FcF metric was selected because it gives a clear view of the Company’s ability to generate cash (and thus profits), which allows the Company to pursue opportunities that enhance stockholder value.

The vesting of an annual award of PRSUs is subject to the Compensation Committee’s determination of the level of achievement against a pre-determined performance goal set by the Committee. See “Grants of Plan-Based Awards During 2017—Description of Plan-Based Awards” for vesting schedules. The number of target shares is determined at the time of grant based on the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant (February 23, 2017). The number of shares earned upon vesting of the PRSUs is determined in accordance with the following schedule:

•	if the Company achieves less than 80% of the pre-determined performance goal, the award will be forfeited;

•	if the Company achieves 80% of the pre-determined performance goal, 80% of the target shares will be earned;

•	if the Company achieves 100% of the pre-determined performance goal, 100% of the target shares will be earned; and

•	if the Company achieves 120% or greater of the pre-determined performance goal, 120% of the target shares will be earned.

For achievement at intermediate points between 80% and 100% and between 100% and 120%, the number of shares to be delivered will be linearly interpolated. Dividend equivalents accrue on the target number of shares and equal the value of regular cash dividends paid on the shares of the Company’s Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest, but only up to the amount payable with respect to the target number of shares. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

Payout under PRSU Awards for 2017. In February 2018, the Compensation Committee reviewed and discussed the Company’s 2017 performance against the 2017 performance goal. The Committee certified that the 2017 performance goal had been exceeded. Actual performance with respect to the OI metric was $2.423 billion and with respect to the FcF metric was $609 million. Thus 107.7% of the target number of shares underlying the PRSUs granted in February 2017 to the named executive officers vested in accordance with their respective schedules.

Grant Date of Awards

The grant date for equity awards is the date on which the Compensation Committee approves awards under the Company’s LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. The Company does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible. Annual management grants awarded in 2017 were approved on February 23, 2017, with a grant date of the same date. The exercise price of stock options granted on February 23, 2017 was the closing price of the Company’s Class B Common Stock on that date (i.e., $66.31).

Other Terms for RSUs/Stock Options

For a description of certain other material terms of the RSU and stock option grants, see “Grants of Plan-Based Awards During 2017—Description of Plan-Based Awards.”

Delegation of Authority With Respect to Awards

The Compensation Committee has delegated to the President and Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and the executive. The Committee’s delegation specifies the circumstances in which the authority can be used; limits the amount that can be awarded to an individual, the total amount that can be awarded in any period, and, in certain circumstances, aggregate incremental expense that can be incurred by the Company resulting from modifications of the terms of outstanding equity grants; and specifies the method for establishing the grant date. The delegation also requires that the President and Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

In order to further align the senior executives’ interests with those of the Company’s stockholders, the Company has established stock ownership guidelines. The guidelines provide that, within five years, starting in fiscal year 2007 or, if later, in the year in which a senior executive becomes subject to the guidelines, these senior executives are expected to acquire and establish holdings in Company stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple
Chairman of the Board, President and Chief Executive Officer	6x cash base
Chief Operating Officer	4x cash base
Other Senior Executives	1x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Compensation Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2017, senior management reported to the Committee that all of the named executive officers subject to the guidelines met the guidelines as applied to each of them. The Committee determined to continue to monitor compliance with the guidelines. During 2017, the Committee determined to increase the ownership guidelines multiple to 6x cash base for the Chairman of the Board, President and Chief Executive Officer and to 4x cash base for the Chief Operating Officer.

Retirement and Deferred Compensation Plans

The Company provides active, eligible employees, including the named executive officers during 2017, with the opportunity to build financial resources for retirement through the Company’s broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives, including the named executive officers during 2017, participate in the Company’s nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding these retirement and deferred compensation plans applicable to the named executive officers is set forth in the narrative following each of the Pension Benefits in 2017 tables and Nonqualified Deferred Compensation in 2017 table.

All Other Compensation

The Company provides for other compensation to participating employees (including the named executive officers during 2017) by providing Company-matching contributions in the CBS 401(k) and 401(k) excess plans and Company-paid life insurance. Compensation paid to the named executive officers in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2017.

In certain instances, the Company provides executives, including the named executive officers during 2017, with additional benefits that the Company believes are reasonable and typical for executives in similar industries and helps the Company to attract and retain these executives. Among these benefits are transportation-related benefits, which the Company believes provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his position. In addition, during 2017 the Company provided security services to Mr. Moonves, at the Company’s request, due to the significance of the chief executive to the Company and the security issues that surround a senior executive in Mr. Moonves’ position, representing a high-profile company with multinational interests.

The Company also requires that named executive officers who are East Coast-based provide extended services at the Company’s West Coast operations (and vice versa with respect to one who is West Coast-based), for which the Company provides an expense allowance; executives are reimbursed for taxes on imputed income associated with certain expenses. All additional benefits are also described in footnote 7 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2017.

Post-Termination Arrangements

During 2017, each of the named executive officers was entitled to post-termination payments and benefits upon the occurrence of a termination without cause or a resignation for good reason and upon death or disability, as set forth in their respective employment agreements. The employment agreements that were in effect during 2017 for Messrs. Ianniello, Tu, Ambrosio and Schwartz also provided enhanced severance payments and benefits in the event of a termination within twenty-four months following certain corporate events. In addition, the agreement that was in effect with Mr. Moonves during 2017 provided for accelerated vesting of outstanding equity-based awards in certain circumstances following a transaction that results in the Company’s stock ceasing to be publicly traded.

The terms of these payments and benefits, and the estimated potential payments that would have been made to each named executive officer if his employment terminated as of the 2017 fiscal year end for the applicable reasons noted above are described under “Potential Payments Upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Compensation Committee considered competitive practice with respect to comparable executives at media peers as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason.

Compensation Deductibility Policy

In approving compensation, the Compensation Committee takes into account Section 162(m) of the Code. As it existed in 2017 at the time the Compensation Committee made its decisions for 2017 compensation,

Section 162(m) generally limited to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three other most highly compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer) and provided that performance-based compensation may qualify for an exception to the limit on deductibility, if among other requirements, the plan under which such compensation is paid met certain requirements, including stockholder approval. Each of the Senior Executive STIP and the Company’s long-term incentive plan was designed to permit awards that would comply with this Section 162(m) exception for performance-based compensation, and the Company’s stockholders previously approved both of these plans. Legislation recently signed into law in December 2017, the Tax Cuts and Jobs Act (the “Act”), expands the number of individuals covered by Section 162(m) and eliminates the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified.

In order to provide appropriate compensation, the Compensation Committee has historically approved compensation exceeding the $1 million limitation under Section 162(m), including with respect to a portion of base salary and long-term incentives, and compensation exceeding the maximum bonus amount provided for under the Senior Executive STIP, and the Compensation Committee may continue to approve compensation exceeding the $1 million limitation under Section 162(m) going forward. For 2017, as part of the Bonus Program, the named executive officers were eligible to receive bonus awards under the Senior Executive STIP, and the named executive officers were (and continue to be) eligible to receive long-term compensation under the Company’s long-term incentive plan. Despite the Committee’s efforts to structure such 2017 bonus and long- term compensation to be eligible for deductibility under Section 162(m) as it then existed, because of the uncertainties in the interpretation of Section 162(m) as amended by the Act, including applicable transition relief rules, no assurance can be given that compensation for 2017 that had been intended to qualify for the performance-based exception to the limit on deductibility under Section 162(m) will be deductible under those transition relief rules.

For 2017, in order for bonus awards made under the Senior Executive STIP to be eligible for deductibility under Section 162(m), as it then existed, the Compensation Committee established a performance criterion for the bonus awards, which criterion could not be certain of being achieved at the time it was set. In setting the performance criterion for 2017, the Committee took into account the performance criterion from the previous year and sought to establish a performance criterion that was meaningful and challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

The Section 162(m) performance criterion established by the Committee for 2017 was the achievement during 2017 of an 80% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target of $2.568 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target of $583 million actually achieved (25% weighting). The “OI Metric Target” is calculated by starting with the Company’s budget for 2017 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance criterion, and the “FcF Metric Target” is calculated by starting with the Company’s budget for 2017 for the FcF metric and then taking into account the same items.

Assuming a Compensation Committee determination that the performance criterion had been achieved, the terms of the Senior Executive STIP established a maximum bonus for each named executive officer that could be awarded under the Senior Executive STIP equal to eight times his base salary in effect at the beginning of the year, with the amount of the bonus, if any, actually awarded to any named executive officer under the Senior Executive STIP being subject to the Committee’s downward discretion, as discussed under the “Performance-Based Compensation Programs—Bonus Awards” section above. This framework for establishing a maximum bonus was designed to provide that the awards granted under the Senior Executive STIP would be eligible for deductibility under Section 162(m).

In January 2018, the Compensation Committee reviewed and discussed the Company’s 2017 performance against the 2017 performance criterion. Actual performance with respect to the OI metric was $ 2.423 billion and with respect to the FcF metric was $609 million. The Committee certified that the 2017 performance criterion had been exceeded with actual performance exceeding the targeted level. Therefore, the Committee awarded bonuses to the named executive officers under the Senior Executive STIP.

With respect to the Company’s long-term incentive plan, in 2017, the Compensation Committee also established performance goals for PRSUs, rendering them eligible for deductibility under Section 162(m), as it then existed, as described in the “Long-Term Incentive Programs—Performance Goals for LTMIP Awards” section above.

Employment Contracts

During 2017, all of the named executive officers had employment contracts with the Company, as the Compensation Committee has considered it to be in the Company’s best interest, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2017 and in “Changes in Named Executive Officers’ Compensation Arrangements in 2017” in this “Compensation Discussion and Analysis.”

The Compensation Committee approves all employment arrangements with senior executives. With respect to employees other than senior executives, employment contracts were subject to an approval process coordinated through the Office of the Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee Charter states that the primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and other senior executives. Under the Charter, the Compensation Committee’s authorities and duties include, among other things:

•	Adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs;

•

Reviewing and approving the total compensation packages for the Company’s executive officers and other senior executives identified by the Committee after consultation with members of management (excluding “Talent,” as such term is currently used in the media or entertainment industries); and

•	Overseeing the administration of the Company’s incentive compensation plans and equity-based compensation plans.

The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The consultant reports directly to the Compensation Committee.

The full text of the Compensation Committee Charter is available on the Company’s website at www.cbscorporation.com. The Compensation Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

Based on its review and discussions with the Company’s management regarding the Compensation Discussion and Analysis (“CD&A”), the Compensation Committee recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 20, 2018.

Compensation Committee

Linda M. Griego

Bruce S. Gordon (Chair), William S. Cohen, Linda M. Griego and Doug Morris were the members of the then-current Compensation Committee who reviewed and discussed with the Company’s management the CD&A included in this proxy statement, which reflected the views of the Compensation Committee as of April 2018. As previously announced, the Company is conducting an internal investigation, and the Board will make a determination whether the Company has grounds to terminate the employment of Mr. Moonves for cause under his employment agreement within 30 days following completion of the final report of the independent investigators on the current internal investigation, but in no event later than January 31, 2019.

Following the Compensation Committee’s review and discussion with the Company’s management of the CD&A included in this proxy statement, the Compensation Committee was reconstituted, such that, as of the date as of this proxy statement, the members of the Compensation Committee are Brian Goldner (Chair), Linda M. Griego and Strauss Zelnick.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2017(1)

The following table sets forth information concerning total compensation for the Company’s last three completed fiscal years for the Company’s principal executive officer, principal financial officer and the three other most highly compensated executive officers of the Company for fiscal year 2017 who were serving as executive officers at the end of fiscal year 2017 (the “named executive officers”).

Name and Principal Position as of December 31, 2017 (a)	Year (b)	Salary ($) (c)(2)	Bonus ($) (d)(3)	Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Change in Pension Value and NQDC Earnings ($) (g)(6)	All Other Compensation ($) (h)(7)	Total ($) (i)
Leslie Moonves(8)	2017	3,500,000	20,000,000	43,695,967	0	957,708	1,179,048	69,332,723
Chairman of the Board, President and Chief Executive Officer	2016	3,500,000	32,000,000	31,946,942	0	973,220	1,147,704	69,567,866
	2015	3,500,000	19,000,000	25,499,919	7,199,999	623,231	1,152,883	56,976,032

Joseph R. Ianniello(9)	2017	2,500,000	12,000,000	4,199,942	2,800,000	253,072	363,474	22,116,488
Chief Operating Officer	2016	2,500,000	12,500,000	10,726,720	2,799,993	190,988	321,442	29,039,143
	2015	2,500,000	8,073,000	12,686,605	2,799,995	57,100	295,446	26,412,146

Lawrence P. Tu	2017	1,284,808	3,280,000	2,113,678	1,400,000	0	64,903	8,143,389
Senior Executive Vice President and Chief Legal Officer	2016	1,200,000	3,800,000	2,113,667	1,399,997	0	58,642	8,572,306
	2015	1,200,000	2,700,000	2,113,748	1,399,998	0	69,877	7,483,623

Anthony G. Ambrosio(10)	2017	1,250,000	1,760,000	1,387,470	924,998	276,054	132,842	5,731,364
Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer	2016	964,423	2,200,000	1,049,965	699,998	231,274	137,311	5,282,971
	2015	875,000	1,260,000	1,049,928	699,999	94,818	136,167	4,115,912

Gil Schwartz(11)	2017	1,000,000	1,760,000	959,904	639,993	256,628	106,324	4,722,849
Senior Executive Vice President and Chief Communications Officer	2016	896,923	2,200,000	959,942	639,998	283,759	99,759	5,080,381
	2015	800,000	1,378,125	809,982	539,996	219,148	91,070	3,838,321

(1)

The table below sets forth the following 2017 compensation items: (i) cash compensation comprised of salary and annual bonus awards, (ii) annual equity awards, and (iii) awards in connection with contract amendments/renewals, as more fully described in footnote 1(c) below. The table below differs from the Summary Compensation Table, in that the table below excludes column (g) (“Change in Pension Value and NQDC Earnings”) and column (h) (“All Other Compensation”), and as further described in the footnotes to the table below. This table is not required by SEC rules and is not designed to replace the Summary Compensation Table. It is intended to provide information that the Company believes is useful in understanding and analyzing 2017 compensation decisions.

Annual Compensation
	Cash Portion		Annual Equity Awards ($)(a)	Total Annual Compensation ($)	Awards in connection with Contract Amendments/ Renewals ($)
Name	Salary ($)	Bonus ($)
Leslie Moonves	3,500,000	20,000,000(b)	15,499,962	38,999,962	23,196,010(c)
Joseph R. Ianniello	2,500,000	12,000,000	6,999,942	21,499,942
Lawrence P. Tu	1,284,808	3,280,000	3,513,678	8,078,486
Anthony G. Ambrosio	1,250,000	1,760,000	2,312,468	5,322,468
Gil Schwartz	1,000,000	1,760,000	1,599,897	4,359,897

(a)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of the annual stock and option awards, as applicable, granted in 2017 to the named executive officers, as disclosed in columns (e) and (f) of the Summary

Compensation Table. For Mr. Moonves, this amount does not include (i) the grant date fair value of the unrestricted shares of the Company’s Class B Common Stock granted to him in 2017 as part of his bonus for fiscal year 2016 performance ($4,999,995), or (ii) the amount included in the “Awards in connection with Contract Amendments/Renewals” column above and described in footnote (c) below, both of which amounts are also disclosed in column (e) of the Summary Compensation Table above.

(b)

See footnote (3) below for a discussion of Mr. Moonves’ 2017 bonus. During 2018, the Compensation Committee determined to grant to Mr. Moonves unrestricted shares of the Company’s Class B Common Stock having a grant date value of $8,000,000. This award will be reportable in the Company’s 2019 proxy statement in accordance with SEC rules.

(c)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of the portion of the 2015 Performance Share Award (provided for in connection with the execution of Mr. Moonves’ employment agreement dated December 11, 2014 (as subsequently amended)) and the portion of the 2016 Performance Share Award (provided for in connection with the execution of an amendment dated February 26, 2016 to Mr. Moonves’ then-current employment agreement (as subsequently amended)), in each case, deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2017 performance period ($9,447,000 and $13,749,010, respectively), which amounts are disclosed in column (e) of the Summary Compensation Table. See “Grant of Plan-Based Awards During 2017—Description of Plan-Based Awards” for a description of the Performance Share Awards.

(2)

Salary includes amounts deferred under qualified and nonqualified arrangements. For 2017, all named executive officers deferred a portion of their salary under qualified and nonqualified deferred compensation arrangements. See the Nonqualified Deferred Compensation in 2017 table for further information on amounts deferred under nonqualified deferred compensation arrangements.

(3)

Amounts set forth in the “Bonus” column for 2017, 2016, and 2015 reflect cash payments made in early 2018 for fiscal year 2017 performance, in early 2017 for fiscal year 2016 performance, and early 2016 for fiscal year 2015 performance, respectively.

During 2018, the Compensation Committee determined to grant to Mr. Moonves, as part of his bonus, unrestricted shares of the Company’s Class B Common Stock having a grant date value of $8,000,000. This award will be reportable in the Company’s 2019 proxy statement in accordance with SEC rules.

(4)

Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 of grants of RSUs, and, with respect to Mr. Moonves only, (i) the portion of the 2015 Performance Share Award and the portion of the 2016 Performance Share Award, in each case, deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2017 performance period ($9,447,000 and $13,749,010, respectively), and (ii) unrestricted shares of the Company’s Class B Common Stock, with a value of $4,999,995, granted in 2017 as part of his bonus for 2016. For the performance-based RSUs granted in 2017 (representing, of the aggregate grant date values included in column (e), $7,749,981 for Mr. Moonves, $2,099,971 for Mr. Ianniello, $1,049,953 for Mr. Tu, $693,735 for Mr. Ambrosio and $479,952 for Mr. Schwartz), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $9,299,978, $2,519,966, $1,259,944, $832,483 and $575,943, respectively. For the portion of Mr. Moonves’ 2015 Performance Share Award and 2016 Performance Share Award, in each case, relating to the 2017 performance period, the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $10,391,700 and $15,123,911, respectively. For a discussion of the maximum number of shares that could have been issued in connection with the 2015 Performance Share Award and the 2016 Performance Share Award, see “Grants of Plan-Based Awards During 2017—Description of Plan-Based Awards” below. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2017, see Note 13 “Stock-Based Compensation” to the audited 2017 consolidated financial statements on pages II-75-II-78 in the Company’s Form 10-K for the fiscal year-ended December 31, 2017.

(5)

Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2017, see Note 13 “Stock-Based Compensation” to the audited 2017 consolidated financial statements on pages II-75-II-78 in the Company’s Form 10-K for the fiscal year-ended December 31, 2017.

(6)	Amounts relate to changes in pension value only. None of the Company’s nonqualified deferred compensation plans provide for above-market interest or preferential earnings.

(7)	The following table and footnotes describe each component of the “All Other Compensation” column for 2017:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan ($)	Company- Paid Life Insurance ($)(a)	Tax Reimbursement ($)(b)	PERQUISITES AND OTHER PERSONAL BENEFITS				Total ($)(g)
					Other Compensation ($)(c)	Extended Service Expense ($)(d)	Transportation- Related Benefits ($)(e)	Security ($)(f)
Leslie Moonves	3,600	20,631	234,564	—	7,500	—	272,201	640,552	1,179,048
Joseph R. Ianniello	8,100	16,708	3,780	198,932	—	93,356	42,598	—	363,474
Lawrence P. Tu	8,308	17,250	2,041	37,304	—	—	—	—	64,903
Anthony G. Ambrosio	3,600	21,929	1,890	102,710	—	2,713	—	—	132,842
Gil Schwartz	4,673	21,000	1,512	79,139	—	—	—	—	106,324

(a)	Represents premiums paid in 2017 by the Company for life insurance coverage.

(b)	Amounts include tax reimbursement on imputed income associated with the Extended Service Expense (defined below).

(c)	The amount reflects matching charitable contributions made by the Company on Mr. Moonves’ behalf, in his capacity as a director, under the directors’ matching gift program.

(d)

The Company requires that certain East Coast-based senior executives provide extended services at the Company’s West Coast operations (and vice versa), for which the Company provides an estimated expense allowance. The amounts shown in this column represent certain other costs and expenses incurred in connection with providing these services (“Extended Service Expense”).

(e)

The amounts of perquisites and other personal benefits shown in this column include (i) amounts attributable to the personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons, (ii) the incremental cost to the Company of the personal use of the Company aircraft or the personal use of chartered aircraft, as applicable, and (iii) for Mr. Moonves, automobile insurance provided by the Company. The incremental cost to the Company of the personal use of the Company aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive’s total number of flight hours for his personal use for the year (including flights made to reposition the plane in connection with such personal use). Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance, are excluded.

(f)

The amount represents the cost to the Company for the provision of a Company-specified level of regular security coverage (i.e., exclusive of cost for any extraordinary incident coverage) deemed necessary to protect CBS’s business interests. Although the security is directed by and provided at the request of the Company for business purposes, the cost is being reported as a perquisite.

(g)

From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are made available to the named executive officers if the tickets are not utilized for such purposes.

(8)	Mr. Moonves separated from the Company as its Chairman of the Board, President and Chief Executive Officer effective September 9, 2018.

(9)	Mr. Ianniello was appointed President and Acting Chief Executive Officer effective September 9, 2018.

(10)	Mr. Ambrosio separated from the Company as its Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer effective November 1, 2018.

(11)	Mr. Schwartz separated from the Company as its Senior Vice President and Chief Communications Officer effective November 1, 2018.

Employment Agreements for 2017

For Fiscal Year 2017, all of the named executive officers had employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2017 and the Grants of Plan-Based Awards During 2017 table are provided below and, along with the vesting terms of long-term incentive awards granted to the named executive officers during 2017, in the section “Grants of Plan-Based Awards During 2017— Description of Plan-Based Awards.” See “Potential Payments Upon Termination or Certain Other Events” for a description of arrangements relating to certain named executive officers entered into during 2018, the payments and benefits that would have been provided to the named executive officers in connection with a termination of their employment effective as of December 31, 2017, and enhanced payments and benefits available to certain named executive officers in connection with specified corporate events assuming a termination of employment effective as of December 31, 2017.

Leslie Moonves

On May 19, 2017, the Company entered into a new employment agreement with Mr. Moonves, which superseded his prior employment agreement, as amended, and extended the term of his employment through June 30, 2021. Consistent with his previous agreement, the new agreement provided for an annual base salary of $3.5 million and a target bonus of $20 million, both subject to an annual review and increase at the discretion of the Compensation Committee. The new agreement also provided, consistent with the previous agreement, that a portion of the bonus amount payable to Mr. Moonves, if any, was subject to a payment schedule based on levels of achievement of the “Company-Wide Performance Goal(s)” established by the Compensation Committee, which goal for 2017 was the same as the performance criterion under the Short-Term Incentive Program. Pursuant to the agreement, for 2017, the payment schedule provided that an 80% level of achievement against this goal would result in a payment of at least 75% of his target bonus amount; a 100% level of achievement would result in a payment of at least 100% of the target amount; and a 108% or greater level of achievement would result in a payment of at least 133.33% of the target amount.

Mr. Moonves’ prior agreement provided for an annual RSU award through 2019, which the new agreement continued and extended through 2021, with each award (i) subsequent to the award for 2014 and through and including 2019, having a grant date value that is $1.5 million higher than the prior year’s award, and (ii) beginning with the 2019 award, having a grant date value of $18,500,000 (except for the 2021 RSU award, the value of which would have been prorated by 50% to reflect the agreement’s scheduled expiration on June 30, 2021). Accordingly, on February 23, 2017, as part of the annual LTMIP awards, Mr. Moonves received an annual RSU award with a grant date value of $15.5 million. The Committee determined that the performance goal applicable to one-half of Mr. Moonves’ annual 2017 RSU award would be the same as that set for the other named executive officers.

The new agreement continued to provide, consistent with Mr. Moonves’ prior agreement, the terms for the 2015 Performance Share Award and 2016 Performance Share Award, and also provided for the Cash Performance Award (each as described below under “Grants of Plan-Based Awards During 2017—Description of Plan-Based Awards”). It also provided for a new performance share award, as described below under “Potential Payments Upon Termination or Certain Other Events—Treatment of Mr. Moonves’ Performance Share Awards and Cash Performance Award Upon Termination and Certain Other Events.” Mr. Moonves was provided with life insurance during his employment with the Company in accordance with the terms of his agreement.

Mr. Moonves’ agreement contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product and requiring cooperation in litigation, as well as other covenants, during Mr. Moonves’ employment and for specified periods after the termination of employment.

Joseph R. Ianniello

On July 1, 2017, the Company entered into a new employment agreement with Mr. Ianniello (the “2017 Agreement”), which superseded his prior employment agreement and provided for his continued employment with the Company as its Chief Operating Officer through June 30, 2022. The 2017 Agreement provides for an annual base salary of $2.5 million consistent with the previous agreement, to be increased to $2.75 million beginning in the third contract year, which shall then be annually reviewed and increased at the discretion of the Compensation Committee. Under the 2017 Agreement, Mr. Ianniello’s annual target bonus for the 2017 calendar year was 450% of his base salary as in effect on November 1, 2017. Pursuant to the terms of his previous agreement, which was in effect at the time of the annual LTMIP awards, Mr. Ianniello was eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of $7 million, commencing in 2014.

On September 27, 2018, the Company entered into a letter agreement, effective as of September 9, 2018, with Mr. Ianniello, which modified the 2017 Agreement. Pursuant to the letter agreement, Mr. Ianniello serves as the Company’s President and Acting Chief Executive Officer.

Mr. Ianniello’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Lawrence P. Tu

On July 20, 2017, the Company entered into a new employment agreement with Mr. Tu, which superseded his prior employment agreement and provides for his continued employment with the Company as its Senior Executive Vice President and Chief Legal Officer through May 31, 2019. Effective June 1, 2017, the agreement provides for an annual base salary of $1.35 million (increased from $1.2 million), which may be increased at the discretion of the Compensation Committee, and an unchanged annual target bonus of 200% of his base salary as in effect on November 1st of the applicable year. Pursuant to the terms of his previous agreement, which was in effect at the time of the annual LTMIP awards, Mr. Tu was eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of $3.5 million.

Mr. Tu’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Anthony G. Ambrosio

Dated October 5, 2016 and effective as of September 29, 2016, Mr. Ambrosio’s employment agreement, which was subsequently amended on August 4, 2017, provided for his continued employment with the Company as its Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer through September 28, 2020. The agreement provided for an annual base salary of $1,250,000, which was subject to increase at the discretion of the Compensation Committee, and an annual target bonus equal to 125% of his base salary as in effect on November 1st of the applicable year. Mr. Ambrosio was also eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of 185% of his base salary.

The agreement contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provided for enhanced severance payments and benefits in the event his employment was terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Gil Schwartz

Dated December 17, 2015 and effective as of July 1, 2016, Mr. Schwartz’ employment agreement, which was subsequently amended on August 4, 2017 and January 11, 2018, provided for his continued employment with the Company as its Senior Executive Vice President, Chief Communications Officer through June 30, 2020 (or, in the event Mr. Schwartz made an election to shorten the term, through June 30, 2019). The agreement provided for an annual base salary of $1,000,000, which was subject to increase at the discretion of the Compensation Committee, and an annual target bonus equal to 125% of his base salary as in effect on November 1st of the applicable year. Mr. Schwartz was also eligible to receive grants of long-term compensation, as determined by the Compensation Committee, based on a target of $1.6 million.

The agreement contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provided for enhanced severance payments and benefits in the event his employment was terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Grants of Plan-Based Awards During 2017

The following table sets forth information concerning grants of equity awards under the Company’s incentive programs to the named executive officers in fiscal year 2017.

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie Moonves	1/25/2017	1/25/2017	—	—	—	—	—	—	79,365	—	—	4,999,995
	2/23/2017	11/24/2014	—	—	—	75,000	150,000	238,334	—	—	—	9,447,000
	2/23/2017	2/18/2016	—	—	—	66,717	158,454	240,143	—	—	—	13,749,010
	2/23/2017	2/23/2017	—	—	—	—	—	—	116,875	—	—	7,749,981
	2/23/2017	2/23/2017	—	—	—	93,500	116,875	140,250	—	—	—	7,749,981
	5/19/2017	5/19/2017	20,000,000	33,000,000	55,000,000	—	—	—	—	—	—	—
Joseph R. Ianniello	2/23/2017	2/23/2017	—	—	—	25,336	31,669	38,003	—	—	—	2,099,971
	2/23/2017	2/23/2017	—	—	—	—	—	—	31,669	—	—	2,099,971
	2/23/2017	2/23/2017	—	—	—	—	—	—	—	160,000	66.31	2,800,000
Lawrence P. Tu	2/23/2017	2/23/2017	—	—	—	12,668	15,834	19,001	—	—	—	1,049,953
	2/23/2017	2/23/2017	—	—	—	—	—	—	15,834	—	—	1,049,953
	2/23/2017	2/23/2017	—	—	—	—	—	—		80,000	66.31	1,400,000
	4/3/2017	2/23/2017	—	—	—	—	—	—	200	—	—	13,772
Anthony G. Ambrosio	2/23/2017	2/23/2017	—	—	—	8,370	10,462	12,555	—	—	—	693,735
	2/23/2017	2/23/2017	—	—	—	—	—	—	10,462	—	—	693,735
	2/23/2017	2/23/2017	—	—	—	—	—	—	—	52,857	66.31	924,998
Gil Schwartz	2/23/2017	2/23/2017	—	—	—	5,791	7,238	8,686	—	—	—	479,952
	2/23/2017	2/23/2017	—	—	—	—	—	—	7,238	—	—	479,952
	2/23/2017	2/23/2017	—	—	—	—	—	—	—	36,571	66.31	639,993

(1)

The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table. With respect to Mr. Moonves, for the portion of the 2015 Performance Share Award and 2016 Performance Share Award (each as defined below) deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2017 performance period ($9,447,000 and $13,749,010 grant date fair value, respectively), the “Committee Action Date” refers to the date on which the Compensation Committee approved the employment agreement providing for the awards. With respect to Mr. Tu’s April 3, 2017 grant, the “Committee Action Date” refers to the date on which the Compensation Committee approved the grant under the Company’s Fund-the-Future Program (“FtF”).

(2)	The exercise price of the options is the closing price of the Company’s Class B Common Stock on the date of grant.

(3)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the awards reported in the table.

Description of Plan-Based Awards

Equity awards reported in the Grants of Plan-Based Awards During 2017 table were awarded to the named executive officers under the Company’s long-term incentive programs, except for the unrestricted share award made to Mr. Moonves as part of his bonus for fiscal year 2016 performance and the Cash Performance Award made pursuant to Mr. Moonves’ employment agreement.

RSUs—The number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. Except for Mr. Moonves’ annual RSU grants and Mr. Tu’s FtF grant, vesting for RSUs occurs in equal annual installments over four years. Some RSU awards are subject to performance conditions (“PRSUs”), as described under “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards.” With respect to Mr. Moonves’ annual RSU grant for 2017, the PRSUs were scheduled to vest and settle upon the later of the first anniversary of the grant date and the date of the Compensation Committee’s certification of the level of performance achieved, and the RSUs subject only to time-based vesting were scheduled to vest in thirds, with 33 1⁄3% vesting on each of the first three anniversaries of the date of grant.

2015 and 2016 Performance Share Awards—Pursuant to Mr. Moonves’ agreement in effect for 2017, he was eligible to receive two grants of shares of the Company’s Class B Common Stock. The number of shares that would have been eligible to be earned pursuant to the award made in 2015 (the “2015 Performance Share Award”) would have been determined based on the Company’s stock price performance over the period from January 1, 2015 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2016, 2017 and 2018, and the number of shares that would have been eligible to be earned pursuant to the award made in 2016 (the “2016 Performance Share Award”) would have been determined based on the Company’s stock price performance over the period from February 18, 2016 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2017 and 2018. The number of shares that could have been awarded pursuant to the 2015 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 650,000 shares, with a target award of 450,000 shares, and the number of shares that could have been awarded pursuant to the 2016 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 436,622 shares, with a target award of 316,907 shares. With respect to the 2015 Performance Share Award, in order for Mr. Moonves to have received shares, the Company’s stock price performance would have had to increase by at least 124.6% from the initial stock price at the beginning of the performance period; for a stock price increase of 153.73%, the target number of shares (450,000) would have been awarded (subject to adjustment), and for a stock price increase equal to or above 188.02%, the maximum number of shares would have been earned (subject to adjustment). With respect to the 2016 Performance Share Award, in order for Mr. Moonves to have received shares, the Company’s stock price would have had to increase by at least 117.84% from the initial stock price at the beginning of the performance period; for a stock price increase of 137.81%, the target number of shares (316,907) would have been awarded (subject to adjustment), and for a stock price increase equal to or above 160.05%, the maximum number of shares would have been earned (subject to adjustment). Generally, for both the 2015 Performance Share Award and the 2016 Performance Share Award, stock price performance would have been determined within 30 days of the end of the performance period. Once the stock price performance was determined, if the threshold level of stock price performance had been achieved, an initial number of shares would have been determined and divided, in the case of the 2015 Performance Share Award, into thirds with one third allocated to each of the 2016, 2017 and 2018 calendar years, and in the case of the 2016 Performance Share Award, into halves with each half allocated to each of the 2017 and 2018 calendar years. Based on the Company’s financial performance in each of these years, as measured by the performance goal set by the Compensation Committee for the PRSUs awarded in each such year, each third (in the case of the 2015 Performance Share Award) and each half (in the case of the 2016 Performance Share Award) of the shares allocated to the respective calendar year (deemed granted for purposes of FASB ASC Topic 718 in each such year) could have been increased or decreased by up to 10%. Accordingly, the portion of the 2015 Performance Share Award and 2016 Performance Share Award deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2017 performance period is included in the Summary Compensation Table and Grants of Plan-Based Awards Table During 2017. Following such adjustment related to each of 2016, 2017 and 2018 in the case of the 2015 Performance Share Award, and related to each of 2017 and 2018 in the case of the 2016 Performance Share Award, the final number of shares would have been determined and issued to Mr. Moonves no later than 60 days following June 30, 2019.

2017 Cash Performance Award—Pursuant to Mr. Moonves’ agreement in effect in 2017, he was eligible to receive a lump sum cash payment following the expiration of the employment term on June 30, 2021 (the “Cash

Performance Award”). Subject to the Company’s achievement of a threshold level of cumulative adjusted operating income (“COI”) below which no award would have been earned, the Cash Performance Award would have ranged from $20 million to $55 million based on the Company’s COI during the period beginning April 1, 2017 and ending June 30, 2021. The cash payment at target would have been $33 million, subject to the achievement of $13.7 billion COI, the minimum cash payment of $20 million was subject to the achievement of $12.945 billion COI, and the maximum cash payment of $55 million was subject to the achievement of $14.493 billion COI.

Stock Options—The number of stock options awarded is determined by using a Black-Scholes valuation methodology in accordance with FASB ASC Topic 718 employing the same methodologies and assumptions that are applied for purposes of the Company’s financial accounting statements (as reviewed by the Compensation Committee’s independent compensation consultant). Stock options have an exercise price not less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date and have an eight-year term. Vesting for stock options occurs in four equal annual installments on the first four anniversaries of the grant.

Fund-the-Future Program (“FtF”)—For 2017, the number of RSUs awarded under the FtF equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date.

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “—Grant Date of Awards.”

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2017, which included unexercised and vested stock options, unexercised and unvested stock options, and unvested RSUs. The market values in this table were calculated using the closing price of a share of the Company’s Class B Common Stock on December 29, 2017, which was $59.00.

		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leslie Moonves	10/18/2012	290,305	0	34.06	10/18/2020	—	—	—	—
	2/12/2013	500,000	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	548,546	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	228,281	228,282	59.54	2/19/2023	—	—	—	—
	1/2/2015	—	—	—	—	60,839	3,589,501	—	—
	2/19/2015	—	—	—	—	34,991	2,064,469	—	—
	2/18/2016	—	—	—	—	101,914	6,012,926	—	—
	2/23/2017	—	—	—	—	242,750	14,322,250	—	—

		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph R. Ianniello	6/10/2013	483,271	0	47.79	6/10/2021	—	—	—	—
	2/20/2014	279,757	93,253	65.91	2/20/2022	—	—	—	—
	2/19/2015	88,776	88,776	59.54	2/19/2023	—	—	—	—
	2/18/2016	57,283	171,849	45.79	2/18/2024	—	—	—	—
	2/23/2017	0	160,000	66.31	2/23/2025	—	—	—	—
	2/20/2014	—	—	—	—	31,822	1,877,498	—	—
	2/19/2015	—	—	—	—	107,545	6,345,155	—	—
	2/18/2016	—	—	—	—	181,956	10,735,404	—	—
	2/23/2017	—	—	—	—	65,777	3,880,843	—	—
Lawrence P. Tu	2/20/2014	57,597	19,199	65.91	2/20/2022	—	—	—	—
	2/19/2015	44,388	44,388	59.54	2/19/2023	—	—	—	—
	2/18/2016	0	85,925	45.79	2/18/2024	—	—	—	—
	2/23/2017	0	80,000	66.31	2/23/2025	—	—	—	—
	2/20/2014	—	—	—	—	8,325	491,175	—	—
	2/19/2015	—	—	—	—	18,140	1,070,260	—	—
	4/1/2015	—	—	—	—	77	4,543	—	—
	2/18/2016	—	—	—	—	37,527	2,214,093	—	—
	4/1/2016	—	—	—	—	166	9,794	—	—
	2/23/2017	—	—	—	—	32,888	1,940,392	—	—
	4/3/2017	—	—	—	—	200	11,800	—	—
Anthony G. Ambrosio	3/1/2011	62,717	0	23.19	3/1/2019	—	—	—	—
	2/23/2012	67,950	0	29.44	2/23/2020	—	—	—	—
	2/12/2013	51,325	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	28,798	9,600	65.91	2/20/2022	—	—	—	—
	2/19/2015	22,194	22,194	59.54	2/19/2023	—	—	—	—
	2/18/2016	14,320	42,963	45.79	2/18/2024	—	—	—	—
	2/23/2017	0	52,857	66.31	2/23/2025	—	—	—	—
	2/20/2014	—	—	—	—	4,164	245,676	—	—
	2/19/2015	—	—	—	—	9,070	535,130	—	—
	2/18/2016	—	—	—	—	18,764	1,107,076	—	—
	2/23/2017	—	—	—	—	21,730	1,282,070	—	—

		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gil Schwartz	2/23/2012	54,360	0	29.44	2/23/2020	—	—	—	—
	2/12/2013	41,060	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	22,215	7,406	65.91	2/20/2022	—	—	—	—
	2/19/2015	17,121	17,121	59.54	2/19/2023	—	—	—	—
	2/18/2016	13,093	39,280	45.79	2/18/2024	—	—	—	—
	2/23/2017	0	36,571	66.31	2/23/2025	—	—	—	—
	2/20/2014	—	—	—	—	3,211	189,449	—	—
	2/19/2015	—	—	—	—	6,996	412,764	—	—
	2/18/2016	—	—	—	—	17,156	1,012,204	—	—
	2/23/2017	—	—	—	—	15,034	887,006	—	—

(1)

Each option award identified in the above table was, as of December 31, 2017, scheduled to vest as follows: 25% vesting on each of the first four anniversaries of the date of grant, except with respect to the following grants for Mr. Moonves: (i) the 10/18/2012 grant, which vested fully on the first anniversary of the date of grant, and (ii) the 2/20/2014 grant, of which 25% vested on each of the first three anniversaries of the date of grant and the final 25% installment vested on June 30, 2017.

(2)	Set forth below is a schedule of the vesting, described as of December 31, 2017, related to each grant date for the stock awards (RSUs) identified in the above table:

Grant Date	Stock Awards Vesting Schedule
2/20/2014	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions relating to 2014.
1/2/2015	33 1⁄3% were scheduled to vest on each of the first three anniversaries of the date of grant.
2/19/2015	25% was scheduled to vest on each of the first four anniversaries of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, 110,955 vested on the first anniversary of the date of grant following Compensation Committee certification as to the achievement of performance conditions for 2015, and with respect to the other half of his award, 33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2015, except in the case of Mr. Ianniello’s award, for which 35,270 shares (at target) were subject to the satisfaction of performance conditions for 2015.
4/1/2015	33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant.
2/18/2016	25% was scheduled to vest on each of the first four anniversaries of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, 405,880 vested following Compensation Committee certification as to the achievement of performance conditions for 2016, and with respect to the remainder of his award, 33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2016, except in the case of Mr. Ianniello’s award, for which 45,861 shares (at target) were subject to the satisfaction of performance conditions for 2016.
4/1/2016	33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant.
2/23/2017	25% vested on each of the first four anniversaries of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, 125,876 vested following Compensation Committee certification as to the achievement of performance conditions for 2017, and with respect to the remainder of his award, 33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2017. See also paragraph below this chart.
4/3/2017	33 1⁄3% was scheduled to vest on each of the first three anniversaries of the date of grant.

For RSUs with a grant date of 2/23/2017, amounts in this column, with respect to the portion of each award that is subject to performance conditions, reflect actual achievement of the applicable performance conditions for 2017. The table above does not include the 2015 Performance Share Award or the 2016 Performance Share Award, or any portion thereof, as those awards are not outstanding at fiscal year-end 2017 in accordance with SEC rules.

Option Exercises and Stock Vested During 2017

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2017 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Leslie Moonves	1,500,000	45,996,190	659,846	43,257,503
Joseph R. Ianniello	136,869	2,956,696	169,153	11,066,835
Lawrence P. Tu	28,641	626,837	30,131	1,984,361
Anthony G. Ambrosio	16,334	680,804	20,677	1,352,982
Gil Schwartz	87,435	3,577,106	17,009	1,113,329

(1)

Represents stock options that were exercised during 2017 (i) for Messrs. Moonves, Ianniello and Ambrosio, all of which were pursuant to the executive’s 10b5-1 plan, and (ii) for Mr. Schwartz, a portion of which (15,810) was pursuant to the executive’s 10b5-1 plan.

(2)

Represents RSUs that vested during 2017 and unrestricted shares that were awarded to Mr. Moonves in 2017 as part of his bonus for 2016. The net shares delivered to each named executive officer after withholding for applicable taxes were as follows: Mr. Moonves, 283,394 shares; Mr. Ianniello, 74,461 shares; Mr. Tu, 14,440 shares; Mr. Ambrosio, 9,948 shares; and Mr. Schwartz, 7,481 shares.

(3)

Represents the number of shares underlying RSUs that vested during 2017 and the number of unrestricted shares awarded to Mr. Moonves in 2017 as part of his bonus for 2016, multiplied by the closing price of the Company’s Class B Common Stock on the NYSE on the applicable vesting date.

Pension Benefits in 2017

The following tables set forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to each of the named executive officers, except for Mr. Tu, who does not participate in any such plan. The first table sets forth information with respect to pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2017, and the second table sets forth information with respect to pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits as of December 31, 2017. None of the named executive officers received payments under these pension plans during 2017.

Pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2017:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Leslie Moonves	Qualified—CBS Retirement Plan Component of CBS Combined Pension Plan (CCPP)	13.5	684,278
	Nonqualified—CBS Retirement Excess Pension Plan (CREPP)	13.5	9,143,592
Joseph R. Ianniello	Qualified—CBS Retirement Plan Component of CCPP	14.0	427,245
	Nonqualified—CREPP	14.0	904,524
Anthony G. Ambrosio	Qualified—CBS Retirement Plan Component of CCPP	12.0	443,042
	Nonqualified—CREPP	12.0	964,423
Gil Schwartz	Qualified—CBS Retirement Plan Component of CCPP	12.0	502,716
	Nonqualified—CREPP	12.0	1,128,161

(1)

The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Moonves, Ambrosio and Schwartz, who had been employed by the Company since 1995, 1985 and 1981, respectively, and Mr. Ianniello, who has been employed by the Company since 1997. Their respective credited service for benefit accruals began in the following years: Messrs. Moonves and Ianniello, 2004; and Messrs. Ambrosio and Schwartz, 2006. Prior to their participation in these plans, Messrs. Moonves, Ianniello, Ambrosio and Schwartz participated in the pension plans identified in the table set forth below.

(2)

The present value of each applicable named executive officer’s accumulated benefit at December 31, 2017 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), using a discount rate of 3.94% and mortality rates in accordance with the RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of BB-2D with a long term rate of 0.75% from 2015.

Pension plans pursuant to which the applicable named executive officers had a frozen benefit and were not accruing benefits as of December 31, 2017:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Leslie Moonves	Qualified—Cash Balance Component of CCPP	9.0	210,208
	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	9.0	2,510,955
	Nonqualified—CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)	3.8	769,868
Joseph R. Ianniello	Qualified—Cash Balance Component of CCPP	6.3	73,557
	Nonqualified—SERP	6.3	8,817
Anthony G. Ambrosio	Qualified—Cash Balance Component of CCPP	25.5	305,679
	Nonqualified—SERP	25.5	85,192
	Nonqualified—Bonus SERP	14.1	49,653
Gil Schwartz	Qualified—Cash Balance Component of CCPP	29.1	565,532
	Nonqualified—SERP	29.1	304,706
	Nonqualified—Westinghouse Executive Pension Plan (WEPP)	17.7	834,292

(1)

The years of credited service under the plans identified in the table above differ from the years of actual service, as Messrs. Moonves, Ambrosio and Schwartz had been employed by the Company since 1995, 1985 and 1981, respectively, and Mr. Ianniello has been employed by the Company since 1997. Their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows: Cash Balance Component of CCPP and SERP for Messrs. Moonves and Ianniello, December 31, 2003; Cash Balance Component of CCPP and SERP for Messrs. Ambrosio and Schwartz, August 14, 2010; CBS Bonus SERP for Messrs. Moonves and Ambrosio, March 31, 1999; and WEPP for Mr. Schwartz, March 31, 1999.

(2)

The present value of the applicable named executive officer’s accumulated benefit at December 31, 2017 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), a discount rate of 3.94% and mortality rates in accordance with the RPH-2015 blue collar sex distinct table multiplied by 1.04 and with generational projection of BB-2D with a long-term rate of 0.75% from 2015.

Description of Pension Benefits

The Company currently maintains several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Most of these plans, including all of the plans identified below, are closed to new participants and operate only for employees who are grandfathered into these plans. The normal retirement age for all Company-sponsored pension plans is 65. See the two immediately preceding tables for the applicable named executive officers’ participation in these plans.

Pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2017:

CBS Combined Pension Plan (“CCPP”)

The Company maintains the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements prior to the CCPP’s closure to new participants. The CCPP contains seven separate components, including the CBS Retirement Plan Component (described below) (which became a component as of December 31, 2011), and the Cash Balance Component (described below) (which became a component as of April 1, 1999). Each of the components has been closed to new participants generally since March 31, 1999, except that the CRP Component has been closed to new participants since July 2010. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. The Company pays the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited by federal law; for 2017, the limit was $270,000 (the “Annual Limit”). Early retirement reductions differ in each of these components of the CCPP; however, each component defines early retirement eligibility as age 55 with 10 years of vesting service while actively employed.

CBS Retirement Plan Component of the CCPP (“CRP Component”). All of the named executive officers (except for Mr. Tu) participated in the CRP Component during 2017. For existing participants, participation in the CRP Component began on the later of the date he or she attained age 21 or completed one year of eligibility service. For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (“CREPP”)

The Company maintains the CREPP, an unfunded nonqualified defined benefit plan, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the applicable Annual Limit. The benefits under the CREPP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the CRP Component. Early retirement reduction factors under the CREPP are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP together is $750,000, except with respect to Mr. Moonves. Pursuant to the terms of Mr. Moonves’ employment agreement in effect during 2017, the maximum amount of compensation that could have been taken into account for him equaled the amount of his base salary. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

Pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits as of December 31, 2017:

Cash Balance Component of the CCPP (“Cash Balance Component”)

Messrs. Moonves, Ianniello, Ambrosio and Schwartz had, as of December 31, 2017, frozen benefits in the Cash Balance Component of the CCPP (described above). The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2%-12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month’s balance, with a minimum interest rate of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this component. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal forms of benefit. The named executive officers participating in the Cash Balance Component as of December 31, 2017 were eligible to commence receiving benefits upon termination from employment at any age, without any early retirement subsidy, and to the extent an annuity payment is elected, an early retirement supplement and subsidy are available on the portion of the benefit accrued prior to March 31, 1999.

CBS Supplemental Executive Retirement Plan (“SERP”)

The Company maintains the SERP, an unfunded nonqualified defined benefit plan, for eligible employees who participate in certain components of the CCPP whose annual base salary has exceeded the applicable Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Cash Balance Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the SERP are actuarially equivalent to the normal forms of payment.

CBS Bonus Supplemental Executive Retirement Plan (“Bonus SERP”)

The Company established the Bonus SERP, an unfunded nonqualified defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in certain components of the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant’s highest five consecutive short-term incentive awards for the last 10 years, multiplied by 1.7% times years of credited service up to a maximum of 35. Benefits under the Bonus SERP applicable to the named executive officers have been frozen since March 31, 1999. Early retirement benefits shall be reduced in accordance with the provisions of the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the Bonus SERP are actuarially equivalent to the normal forms of payment.

Westinghouse Executive Pension Plan (“WEPP”)

The WEPP is an unfunded nonqualified defined benefit plan, which provides benefits based upon an executive’s final average compensation which are offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant’s average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant’s executive service times 1.47%. The early retirement reduction factors for the WEPP are identical to those in the applicable component of the CCPP. The normal form of payment is a single life annuity. All optional forms of payment under the WEPP are actuarially equivalent to the normal form of payment. As of December 31, 2017, Mr. Schwartz was the only named executive officer with an accumulated benefit in the WEPP.

Nonqualified Deferred Compensation in 2017

The following table sets forth information concerning nonqualified deferred compensation.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Leslie Moonves	Deferred salary plans	507,000	20,631	2,621,999	0	26,326,269
	Deferred bonus plans	0	0	273,559	0	2,598,247
Joseph R. Ianniello	Deferred salary plans	111,500	16,708	109,550	0	1,533,213
	Deferred bonus plans	0	0	0	0	0
Lawrence P. Tu	Deferred salary plans	51,383	17,250	23,072	0	289,933
	Deferred bonus plans	0	0	108,209	0	1,027,763
Anthony G. Ambrosio	Deferred salary plans	169,500	21,929	189,755	0	2,414,103
	Deferred bonus plans	0	0	0	0	0
Gil Schwartz	Deferred salary plans	127,500	21,000	(3,142)	0	962,295
	Deferred bonus plans	0	0	0	0	0

(1)	Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Bonus” columns, respectively, in the Summary Compensation Table for Fiscal Year 2017.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2017.

(3)

Amounts reflect earnings or losses on all amounts deferred in 2017 and prior years in nonqualified plans, net of deductions for fees. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2017, as none of these plans or arrangements provided for above-market or preferential earnings during 2017, as noted in footnote (6) to the Summary Compensation Table for Fiscal Year 2017.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (“Excess 401(k) Plan”)

The Company maintains supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary and actual commissions exceed the applicable Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and the Company’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2017, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (60% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis for January of 2017 and 70% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis for the remaining months of 2017). Company contributions are fully vested after five years of service. Matching contributions made by the Company to the CBS 401(k) Plan and the Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the Excess

401(k) Plan with respect to investment options which are the same as those available under the CBS 401(k) Plan. The Company’s matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were actually invested in accordance with the participant’s investment elections under the Excess 401(k) Plan. The Excess 401(k) Plan offers 20 investment options in which Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments. All of the named executive officers actively participated in the Excess 401(k) Plan during 2017.

CBS Supplementary Employee Investment Fund (“SEIF”)

The SEIF was established to provide benefits to employees who were eligible to participate in the former CBS Corporation’s qualified defined contribution plan and whose annual base salary exceeded the Annual Limit during the applicable years. This nonqualified deferred compensation plan, which is partially funded using a rabbi trust, was closed to new participants as of 1998 and ceased permitting new contributions effective January 1, 2002. Participants were permitted to contribute 1% to 12.5% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers six investment options in which participants’ pre-2002 contributions may be invested and in which pre-2002 matching contributions may be notionally invested, and participants may reallocate investment directions on any business day on which the NYSE is open. Payouts under the SEIF are made in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. As of December 31, 2017, Mr. Moonves was the only named executive officer with a balance in the SEIF.

CBS Deferred Compensation Arrangements

The Company previously required certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections with respect to investment options which are the same as those available under the Excess 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual’s respective employment contract. As of December 31, 2017, Mr. Moonves was the only named executive officer with a deferred compensation balance in connection with these arrangements due to deferral requirements from a prior employment contract with the Company.

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (“BDP”)

The Company maintains bonus deferral plans, including the BDP, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the BDP with respect to investment options which are the same as those available under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. As of December 31, 2017, Messrs. Moonves and Tu maintained a balance in the BDP with respect to bonus amounts paid prior to 2017.

Potential Payments upon Termination and Certain Other Events

Arrangements Relating to Certain Named Executive Officers Entered into during 2018

As described in this proxy statement, certain named executive officers separated from the Company during 2018. The discussion below provides information about the separation arrangements entered into during 2018 with each such named executive officer.

Arrangements Relating to Mr. Moonves

Pursuant to a Separation and Release Agreement entered into on September 9, 2018 (the “Termination Date”), Mr. Moonves resigned as a director of the Company and as Chairman of the Board, President and Chief Executive Officer. Within 30 days following the Termination Date, the Company contributed $120,000,000 to a grantor trust. In the event the Board determines that the Company is entitled to terminate Mr. Moonves’ employment for cause under his employment agreement and Mr. Moonves does not demand arbitration with respect to such determination, the assets of the grantor trust will be distributed to the Company and the Company will have no further obligations to Mr. Moonves. Any dispute related to the Board’s determination is subject to binding arbitration as set forth in the separation agreement. In the event of arbitration, the assets of the grantor trust will also be distributed to the Company upon a final determination in the arbitration that the Company was entitled to terminate Mr. Moonves’ employment for cause. The Board will make a determination whether the Company has grounds to terminate the employment of Mr. Moonves for cause under his employment agreement within 30 days following completion of the final report of the independent investigators in the current internal investigation, but in no event later than January 31, 2019.

In the event that the Board determines that the Company is not entitled to terminate Mr. Moonves’ employment for cause, or in the event of a final determination in arbitration that the Company is not entitled to terminate Mr. Moonves’ employment for cause, the assets of the grantor trust will be distributed to Mr. Moonves. Mr. Moonves has agreed to perform transition advisory services for the Company for one year following his resignation (or, if earlier, until the date the Board determines the Company is entitled to terminate his employment for cause) in order to provide for a smooth transition of his duties. In order to facilitate such transition services, the Company will provide Mr. Moonves with office services and security services for up to two years following his resignation. Mr. Moonves will retain his obligations under post-termination restrictive covenants from his employment agreement, and the Company will retain its obligations under the arbitration and indemnification covenants in the employment agreement. The parties also agreed to a mutual release of claims, excluding any rights granted under the separation agreement (including the Company’s right to assert the termination of Mr. Moonves for cause).

Arrangements Relating to Mr. Schwartz

On September 21, 2018, the Company entered into a separation agreement (the “Schwartz Separation Agreement”) with Mr. Schwartz, which provides for Mr. Schwartz’s separation from the Company, effective November 1, 2018. The Schwartz Separation Agreement provides for substantially the same severance payments and benefits as his employment agreement, except that, in addition, Mr. Schwartz will receive a bonus for 2018 based on the same amount as the bonus he received for fiscal 2017, prorated through November 1, 2018.

Arrangements Relating to Mr. Ambrosio

On October 11, 2018, the Company entered into a separation agreement (the “Ambrosio Separation Agreement”) with Mr. Ambrosio. The Separation Agreement provides for Mr. Ambrosio’s resignation from the Company, effective November 1, 2018 (the “Ambrosio Separation Date”).

The Ambrosio Separation Agreement provides for substantially the same severance payments and benefits as his employment agreement, except that Mr. Ambrosio will also receive: (i) a bonus for 2018 equal to his target bonus for fiscal 2018, prorated through November 1, 2018, and eligibility for additional bonus compensation for fiscal 2018 in an amount to be determined by the Company’s Chief Executive Officer, in his sole discretion, payable in 2019 at the same time bonuses are paid to the Company’s senior executives; (ii) in addition to the severance bonus set forth in his employment agreement, an incremental amount of $626,250 and (iii) in addition to the accelerated and continued vesting of equity based awards provided for in his employment agreement, continued vesting of all outstanding stock option and restricted share unit awards for an additional period ending four months later than the period set forth in the employment agreement.

In addition, the Ambrosio Separation Agreement provides that during the period from November 2, 2018 through December 31, 2019 (the “Consulting Period”), Mr. Ambrosio will provide non-employee consulting services to the Company, on a non-exclusive basis, and will receive consulting fees of $100,000 per month. For the portion of the Consulting Period through June 30, 2019, the consulting services may be terminated by Mr. Ambrosio for any reason and may be terminated by CBS if the Company’s Chief Executive Officer reasonably determines, in good faith, that Mr. Ambrosio is no longer able to provide the consulting services. After June 30, 2019, either party may terminate the consulting services upon 30 days’ prior written notice. In addition to the monthly consulting fee, Mr. Ambrosio will be eligible to receive a bonus for 2019 based upon the Chief Executive Officer’s assessment of his performance during the Consulting Period, which bonus shall not exceed $1,200,000 and shall be subject to proration if the Consulting Period is terminated early for any reason.

Potential Payments Pursuant to Arrangements in Effect With the Named Executive Officers as of December 31, 2017

During 2017, all of the named executive officers had employment agreements providing for payments upon certain types of termination of employment. In addition, Mr. Moonves’ employment agreement provided for acceleration of his outstanding equity awards and his cash performance award in the event that the Company’s stock ceases to be publicly traded. The tables and narrative below set forth estimated potential payments that would have been made to each named executive officer if his employment had terminated as of December 31, 2017, and, in the case of Mr. Moonves, payments related to an acceleration of equity awards and his cash performance award in the event that the Company’s stock had ceased being publicly traded as of December 31, 2017. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive.

The following tables and narrative indicate the incremental payments and benefits that would be owed by the Company to the executive beyond what the named executive officer had earned and which were no longer subject to vesting conditions, as of December 31, 2017, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under the Company’s pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason” is conditioned on the named executive officer’s execution of a release in favor of the Company.

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Long-Term Incentive Awards ($)(5)
Leslie Moonves
• Termination for Cause	0	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0	0
• Without Cause termination	35,500,000	82,000,000	998,692	877,102	0	64,654,560
• Good Reason termination	33,321,918	82,000,000	998,692	877,102	0	64,654,560
• Death	0	0	0	0	0	48,673,230
• Disability	0	0	0	820,974	0	48,673,230
Joseph R. Ianniello
• Termination for Cause	0	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0	0
• Without Cause termination	7,250,000	28,125,000	0	81,568	25,000	25,109,025
• Good Reason termination	7,250,000	28,125,000	0	81,568	25,000	25,109,025
• Death	0	0	0	0	0	24,965,124
• Disability	0	0	0	0	0	24,965,124
Lawrence P. Tu
• Termination for Cause	0	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0	0
• Without Cause termination	2,025,000	4,050,000	0	46,163	0	4,786,526
• Good Reason termination	2,025,000	4,050,000	0	46,163	0	4,786,526
• Death	0	0	0	0	0	6,877,126
• Disability	0	0	0	0	0	6,877,126

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Long-Term Incentive Awards ($)(5)
Anthony G. Ambrosio
• Termination for Cause	0	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0	0
• Without Cause termination	1,875,000	2,343,750	0	42,956	0	3,416,887
• Good Reason termination	1,875,000	2,343,750	0	42,956	0	3,416,887
• Death	0	0	0	0	0	3,737,493
• Disability	0	0	0	0	0	3,737,493
Gil Schwartz
• Termination for Cause	0	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0	0
• Without Cause termination	1,500,000	1,875,000	0	47,051	0	2,798,472
• Good Reason termination	1,500,000	1,875,000	0	47,051	0	2,798,472
• Death	0	0	0	0	0	3,020,312
• Disability	0	0	0	0	0	3,020,312

(1)

Amounts reflect, with respect to base salary for without “Cause” and “Good Reason” terminations: for Mr. Moonves, 36 months of his base salary; for Mr. Ianniello, 30 months of his base salary; and for Messrs. Tu, Ambrosio and Schwartz, their respective base salaries for 18 months. In addition, Mr. Moonves’ amount includes the following cash compensation: (a) a cash payment of $15 million (which would have been prorated in the case of a termination for “Good Reason”) in respect of consideration not received over the remainder of the employment term and (b) a cash payment of $10 million which would have been payable to Mr. Moonves unless he elected to provide services as a Producer to the Company following his termination without “Cause” or for “Good Reason.” In addition, Mr. Ianniello’s amount includes a cash payment of $1 million.

(2)

Amounts reflect, with respect to bonus severance for without “Cause” and “Good Reason” terminations: for Mr. Moonves, three times the average of the last three completed calendar year bonuses, with his target bonus included for 2017; for Mr. Ianniello, 30 months’ worth of bonus, based on the greater of his target bonus and the average of the bonuses paid for the two calendar years preceding the calendar year of his termination; and for Messrs. Tu, Ambrosio and Schwartz, 18 months’ worth of their target bonuses. With respect to a December 31, 2017 termination date, bonuses for 2017 (as determined by the Compensation Committee, which would have been earned by the named executive officers as set forth in the Summary Compensation Table) are not included as “Annual Bonus Continuation.” Target bonus amounts for the named executive officers were as follows for 2017: Mr. Moonves, $20,000,000; Mr. Ianniello, $11,250,000; Mr. Tu, $2,700,000; Mr. Ambrosio, $1,562,500; and Mr. Schwartz, $1,250,000.

(3)	The amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage as provided in their respective employment agreements.

(4)	Amounts reflect the Company’s cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(5)

The calculation of the value associated with the (i) acceleration of the vesting of outstanding equity awards in accordance with the provisions of each named executive officer’s employment agreement, (x) in the case of stock awards, was based on the closing price of the Company’s Class B Common Stock on December 31, 2017, which was $59.00, with the inclusion of the PRSUs awarded on February 23, 2017 reflecting actual achievement of the applicable performance conditions (except in the case of death or disability for Messrs. Moonves and Ianniello, whose agreements require that PRSUs be accelerated assuming target level of achievement) and with the inclusion of Mr. Moonves’ 2015 Performance Share Award, 2016 Performance Share Award, and 2017 Performance Share Award, in each case as described below under “Treatment of Mr. Moonves’ Performance Share Awards and Cash Performance Award upon Termination and Certain Other Events” and Mr. Ianniello’s 2017 Performance Share Award, as described under “Treatment of Mr. Ianniello’s Performance Share Award upon Termination”; and (y) in the case of options, was based on the difference between such closing price and the exercise price of the option; and (ii) for Mr. Moonves, continued eligibility to receive a payment in connection with the Cash Performance Award, as described below under “Treatment of Mr. Moonves’ Performance Share Awards and Cash Performance Award upon Termination and Certain Other Events.”

None of the employment agreements in effect as of December 31, 2017 for Messrs. Ianniello, Tu, Ambrosio and Schwartz provided for payments and benefits solely in the event of a change-in-control. Mr. Moonves’ employment agreement provided for acceleration of his outstanding equity awards in the event that the Company’s stock ceases to be publicly traded, including with respect to his 2015 Performance Share Award, 2016 Performance Share Award and 2017 Performance Share Award and a payment related to his Cash Performance Award (as described below under “Treatment of Mr. Moonves’ Performance Share Awards and Cash Performance Award upon Termination and Certain Other Events”). If such event had occurred on December 31, 2017, the value of such benefit to Mr. Moonves would have been $131,193,228.

The following table reflects payments and benefits that are additional to those set forth in the preceding table that would have been owed by the Company to Messrs. Ianniello, Tu, Ambrosio and Schwartz if their employment had been terminated by the Company without Cause, or if they terminated their employment with Good Reason, on December 31, 2017, within twenty-four months following the occurrence of a “Corporate Event” (as defined below), in accordance with their respective employment agreements in effect as of December 31, 2017.

	Continuation of Salary ($)(1)	Annual Bonus Continuation ($)(2)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Equity Awards ($)(5)
Joseph R. Ianniello
• Without Cause termination	1,250,000	1,418,000	16,314	0	0
• Good Reason termination	1,250,000	1,418,000	16,314	0	0
Lawrence P. Tu
• Without Cause termination	2,025,000	5,450,000	46,503	25,000	2,090,600
• Good Reason termination	2,025,000	5,450,000	46,503	25,000	2,090,600
Anthony G. Ambrosio
• Without Cause termination	1,875,000	2,516,250	38,230	25,000	320,606
• Good Reason termination	1,875,000	2,516,250	38,230	25,000	320,606
Gil Schwartz
• Without Cause termination	1,500,000	3,234,375	44,027	25,000	221,840
• Good Reason termination	1,500,000	3,234,375	44,027	25,000	221,840

(1)	Amounts reflect, for Mr. Ianniello, his base salary for an additional 6 months, and for Messrs. Tu, Ambrosio and Schwartz, their respective base salaries for an additional 18 months.

(2)

Amounts reflect the payment of 36 months’ worth of bonus, which is based on the average of the bonuses paid for the three calendar years preceding the calendar year of termination, less the amount shown in the preceding table.

(3)	Amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage for 36 months, less the amount shown in the preceding table.

(4)	Amounts reflect the Company’s cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(5)

Amounts reflect the value associated with the acceleration of the vesting of outstanding equity grants, calculated in the case of stock awards, based on the closing price of the Company’s Class B Common Stock on December 31, 2017 ($59.00), and, in the case of options, based on the difference between such closing price and the exercise price of the option, less the amount shown in the preceding table.

In the case of Mr. Moonves, the amount of payments to which he would have been entitled upon termination was not affected by whether the termination occurred before or after a change-in-control. Mr. Moonves’ employment agreement provided for a “gross-up” in the event any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code. If the Company had experienced a change-in-control on December 31, 2017, Mr. Moonves had been terminated on that date, and such termination had been determined to be contingent on the change-in-control, none of Mr. Moonves’ payments and benefits would have triggered an excise tax imposed under Section 4999 of the Code.

The employment agreement of Mr. Ianniello provides for a “gross-up” if his employment is terminated without “Cause” or for “Good Reason” within 24 months following the occurrence of a “Corporate Event” and any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code, but only if the aggregate amount of such payments and benefits exceeds a specified percentage of a safe harbor amount. If the aggregate amount of payments and benefits owed does not exceed the specified percentage, the payments and benefits would be reduced to avoid imposition of the excise tax. In connection with such termination without “Cause” or for “Good Reason” on December 31, 2017, occurring within 24 months following the occurrence of a “Corporate Event,” none of Mr. Ianniello’s payments and benefits would have triggered an excise tax imposed under Section 4999 of the Code.

The employment agreements with each of Messrs. Tu, Ambrosio and Schwartz in effect as of December 31, 2017, did not include provisions which would entitle them to a tax “gross-up” if an excise tax were imposed by Section 4999 of the Code. Their respective agreements provide that in the event that an excise tax may be imposed by Section 4999 of the Code, the respective executive’s payments will be delivered in full or reduced to an extent such that there will be no excise tax payable, whichever is greater on an after-tax basis. In connection with a termination without “Cause” or for “Good Reason” on December 31, 2017, occurring within 24 months following the occurrence of a “Corporate Event,” payments to Messrs. Ambrosio and Schwartz would have been made in full without the imposition of an excise tax, and payments to Mr. Tu would have been reduced.

Termination for Cause by the Company or Voluntary Termination Without Good Reason by the Named Executive Officer

No incremental payments and benefits would be made to any of the named executive officers under the terms of their respective employment agreements in effect as of December 31, 2017 in the event of a termination by the Company for “Cause” (as discussed below) or a voluntary termination without “Good Reason” (also as discussed below).

Termination Without “Cause” by the Company or for “Good Reason” by the Named Executive Officer

Each named executive officer would receive termination payments and benefits if the Company terminated his employment without “Cause” or if the named executive officer terminates employment with the Company for “Good Reason” pursuant to his employment agreement in effect as of December 31, 2017.

If a termination without “Cause” or for “Good Reason” had occurred as of December 31, 2017 then, in addition to compensation the named executive officer would have earned as of the termination date and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under the Company’s nonqualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

•

Mr. Moonves would have received (i) a prorata bonus for the year in which the termination of employment occurred, (ii) a cash severance amount equal to three times the sum of his salary at the time of termination and the average of the annual bonuses payable with respect to the last three completed calendar years prior to the termination date; (iii) a cash payment of $15 million (which would have been prorated in the case of a December 31, 2017 termination for “Good Reason” to $12,821,918) in respect of consideration not received over the remainder of the employment term; (iv) a cash payment of $10 million unless he elected to provide services to the Company as a Producer following his termination; (v) Company-paid medical and dental benefits for up to 36 months following termination; (vi) Company-paid life insurance until the end of the original employment term; (vii) accelerated vesting of outstanding equity awards; (viii) the opportunity to receive his performance share awards and cash performance award at the end of the term of his employment; (ix) up to 3 years of additional age and service credit under certain nonqualified supplemental retirement plans; (x) certain incidental costs for office space and secretarial support; (xi) interest on amounts delayed pursuant to Section 409A of the Code and (xii) any unpaid bonus;

•

Mr. Ianniello would have received (i) a prorata bonus for the year in which the termination of employment occurred; (ii) a cash severance amount equal to 2.5 times the sum of (x) his salary in effect at the time of his termination and (y) the greater of his target bonus or the average of the bonuses paid for the two years immediately preceding the calendar year of termination; (iii) a cash payment of $1 million pursuant to paragraphs 7(b) and (c) of his employment agreement; (iv) Company-paid medical and dental benefits for up to 30 months; (v) Company-paid life insurance for 30 months; (vi) accelerated vesting of all unvested stock options and RSUs; (vii) the opportunity to receive his performance share award at the end of the term of his employment and (viii) outplacement services for a period of 12 months;

•

Mr. Tu would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment and continued vesting of all unvested stock options and RSUs that would have vested during the 6-month period following the 18-month anniversary of his termination of employment;

•

Mr. Ambrosio would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company- paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment and continued vesting of all unvested stock options and RSUs that would have vested during the 18-month period following the 18-month anniversary of his termination of employment; and

•	Mr. Schwartz would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-

paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment and continued vesting of all unvested stock options and RSUs that would have vested during the 18-month period following the 18-month anniversary of his termination of employment.

With respect to Mr. Moonves, his employment agreement required that (x) the cash severance amount described in clause (i) above be paid 50% in a lump sum within 30 days following the termination date and 50% over the 36-month severance period and (y) the cash payments described in clauses (ii) and (iii) above be paid within specified periods following the termination date. The employment agreement for Mr. Ianniello requires that the cash severance amount be paid 50% in a lump sum within a specified period following the termination date and 50% over the 24-month severance period. Under the employment agreements for Messrs. Tu, Ambrosio and Schwartz, salary would continue to be paid over the 18-month severance period and bonuses would continue to be paid in accordance with the Company’s standard practice for the payment of bonuses.

Named executive officers who received benefits upon termination without “Cause” or for “Good Reason” as of December 31, 2017 may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of the Company’s confidential information and its ownership of work product and cooperation in litigation.

Definition of Termination for “Cause”:

•

A termination for “Cause” for Mr. Moonves would have been: engaging or participating in intentional acts of material fraud against the Company; willful misfeasance having a material adverse effect on the Company (except in the event of his incapacity); conviction of a felony; willful unauthorized disclosure of trade secrets or other confidential material information of the Company having a material adverse effect on the Company; resignation without “Good Reason” (as defined below) other than for death or incapacity; willful and material violation of any Company policy that is generally applicable to all employees or officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, the Supplemental Code of Ethics for Senior Financial Officers, and the Company’s Business Conduct Statement, provided that such violation has a material adverse effect on the Company; willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by the Board to cooperate, or willful destruction of or knowing and intentional failure to preserve documents of other material known by him to be relevant to any such investigation; or willful and material breach of the provisions of his employment contract.

•

A termination for “Cause” for Mr. Ianniello would have been: engaging or participating in intentional acts of material fraud against the Company and its subsidiaries; willful misfeasance having a material adverse effect on the Company (except in the event of his disability); conviction of a felony; willful failure to obey a material lawful directive that is appropriate to his position from the Chairman and Chief Executive Officer; willful unauthorized disclosure of trade secret or other confidential material information of the Company and its subsidiaries; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful and material violation of any formal written policy of the Company that is generally applicable to all employees or all officers of the Company, including the Company’s Business Conduct Statement, among others; willful failure to cooperate fully with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by the Company’s Board of Directors or the Chairman and Chief Executive Officer to cooperate or his willful destruction of or knowing and intentional failure to preserve documents or other material known by him to be relevant to any such investigation; or a willful and material breach of any of his material obligations under his employment agreement.

•

A termination for “Cause” for Mr. Tu would have been: embezzlement, fraud or other conduct that is intended to result in his substantial personal enrichment and which constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information that has had or is reasonably likely to have a material negative effect on the Company; failure to obey a material lawful and reasonable directive that is appropriate to his position from an executive in his reporting line; material failure to comply with the material written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; continued failure (except in the event of his disability) or refusal to substantially perform material obligations under the agreement; willful failure to materially cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, and which reasonably could be expected to bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities and have a material negative effect on the Company.

•

A termination for “Cause” for Mr. Ambrosio would have been: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of material confidential information; failure to obey a material lawful directive that is appropriate to his position from the Company’s Chief Executive Officer; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform his material obligations under the employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities.

•

A termination for “Cause” for Mr. Schwartz would have been: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform his material obligations under the employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities.

Definition of “Good Reason” Termination:

•

For Mr. Moonves, “Good Reason” generally would have been triggered by one of the following circumstances: his removal or failure to be reelected as Chairman of the Board, President and Chief Executive Officer of the Company (or any higher office or title attained); his removal from or failure to be reelected to the Board; the appointment of a non-Executive Chairman; the assignment of duties inconsistent with the usual and customary duties associated with chairman of the board, president and chief executive officer of a comparable publicly traded company; a reduction in his salary, target bonus or other compensation levels as the same may be increased from time to time during the employment term; the Compensation Committee’s failure to set performance goals in accordance with the parameters set forth in his employment agreement; payment of a bonus that is less than the minimum performance bonus determined under his employment agreement; the Company’s requiring him to be based anywhere other than the New York or Los Angeles metropolitan area; the date on which a majority of the Board ceases to consist of “original independent directors” and “qualified replacement directors” (each as defined in the employment agreement); the date on which a majority of the members of the Compensation Committee or a majority of the members of the Nominating and Governance Committee of the Board ceases to consist of original independent directors and qualified replacement directors; certain acquisitions or beneficial ownership of stock representing more than twenty percent (20%) of the general voting power of the Company, as set forth in the employment agreement, but only if Mr. Moonves concludes and a majority of the original independent directors and qualified replacement directors concurs in writing that such acquisition or then beneficial ownership has adversely affected his ability to perform his duties effectively such that his ability to contribute to the further creation of shareholder value is inhibited; the date on which a person is appointed or elected to, or nominated for appointment or election to, the Board who is: (A) a then-current or former chief executive officer of a competitor media company (or substantially equal or higher ranking) (excluding Mr. Parsons), other than any person who is serving on the Board at the beginning of the employment term, or (B) a trustee of a trust that, at the beginning of the employment term, directly or indirectly, held stock representing more than 50% of the general voting power of the Company, but only if such trustee’s service on the Board would cause the number of trustees of the trust serving on the Board to exceed the number of individuals who (x) were trustees of the trust that, on January 1, 2011, held, directly or indirectly, stock representing a majority of the general voting power of the Company and (y) served on the Board at the beginning of the employment term; or any other material breach by the Company of its material obligations under the employment agreement.

•

For Mr. Ianniello, “Good Reason” generally would have been triggered by one of the following: (i) the failure of the Company to recommend him or the Board to ratify him as President of the Company on or before December 31, 2018, or the appointment of a person other than he or Mr. Moonves as President and/or Chief Executive Officer that occurs either before or after an appointment of him as President; (ii) a material reduction in his position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction, including any such reduction effected through the sharing of position, titles, duties, etc. or the removal of positions, titles, duties, etc. which are customarily given to an executive of a comparable public company; (iii) a reduction in his base salary or target compensation in effect immediately prior to such reduction, including his annual target bonus or long-term incentive targets; (iv) the assignment to him of duties or responsibilities that are materially inconsistent with the usual and customary duties associated with a Chief Operating Officer of a publicly traded company or that materially impair his ability to function as the Chief Operating Officer of the Company; (v) a material breach by the Company of any of its obligations under his employment agreement; or (vi) the Company requiring him to be based anywhere other than the New York or Los Angeles metropolitan area, except for required business travel. A material reduction described in clause (i) above shall include and be deemed to have occurred if either (x) he ceases to be the most senior executive responsible for financial affairs and operational responsibilities at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company; however, neither the assignment of another individual (or any successor(s) to such individual) to serve as the Company’s chief financial officer nor such individual’s performance of duties customary to that of a CFO of a public company shall be considered a material reduction or otherwise constitute “Good Reason” so long as such CFO position reports to him.

•

For Mr. Tu, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under the agreement; or (iv) the relocation of his position outside of the Los Angeles metropolitan area to any metropolitan area other than New York. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for legal affairs at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

•

For Mr. Ambrosio, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under his employment agreement; or (iv) the relocation of his position outside of the New York metropolitan area to any metropolitan area other than Los Angeles. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for human resources and administration at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

•

For Mr. Schwartz, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under his employment agreement; or (iv) the relocation of his position outside of the New York or the Los Angeles metropolitan area. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for corporate communications at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

Termination Without “Cause” by the Company or for “Good Reason” by the Named Executive Officer Following the Occurrence of a Corporate Event

Pursuant to employment agreements in effect as of December 31, 2017, each of Messrs. Ianniello, Tu, Ambrosio and Schwartz would have been eligible to receive termination payments and benefits if the Company terminated his employment without “Cause” or if he terminated employment with the Company for “Good Reason,” in either case within 24 months following the occurrence of a “Corporate Event.” If a termination without “Cause” or for “Good Reason” occurred during the 24-month period following the occurrence of a “Corporate Event,” then, in addition to the payments and benefits previously described in connection with a termination of employment by the Company without “Cause” or a termination of employment by the named executive officer for “Good Reason,” each of Messrs. Ianniello, Tu, Ambrosio and Schwartz would have received the following payments and benefits: (i) the continuation of base salary for an additional 6 months, in the case of Mr. Ianniello, or for an additional 18 months, in the case of Messrs. Tu, Ambrosio and Schwartz; (ii) in the case of Messrs. Tu, Ambrosio and Schwartz, a prorated target bonus for the calendar year of termination; (iii) an amount generally equal to an additional 6 months of bonus, in the case of Mr. Ianniello, or 18 months of bonus, in the case of Messrs. Tu, Ambrosio and Schwartz; (iv) Company-paid medical and dental benefits for an additional 6 months, in the case of Mr. Ianniello, or for an additional 18 months, in the case of Messrs. Tu, Ambrosio and Schwartz; (v) Company-paid life insurance for 36 months (instead of 30 months, in the case of Mr. Ianniello, or for the remainder of the term, for Messrs. Tu, Ambrosio and Schwartz); (vi) accelerated vesting of stock options, RSUs and other equity awards to the extent vesting of such awards would not be accelerated upon a termination without Cause or for Good Reason occurring other than during the 24-month period following the occurrence of a Corporate Event; (vii) outplacement services for up to 12 months; and (viii) in the case of Mr. Ianniello, a $1 million cash payment.

A “Corporate Event” generally is defined as the occurrence of (i) a merger, consolidation or reorganization of the Company, subject to certain exceptions, (ii) the sale or disposition of all or substantially all of the assets of the Company, (iii) the acquisition of stock by any person or group representing more than 20% of the voting power of the Company, subject to certain exceptions, or (iv) a majority of the independent directors of the Board ceasing to consist of the independent directors as of a date specified in the executive’s agreement and their successor independent directors. The full definition of “Corporate Event” is set forth in the employment agreement of each of Messrs. Ianniello, Ambrosio, Tu and Schwartz.

Termination Due to Disability

If Mr. Moonves had been terminated during the employment term due to disability, Mr. Moonves would have received salary earned through the date of his termination, a prorated target bonus for the year in which the termination occurred, Company-paid life insurance coverage for the remainder of the term of his agreement, accelerated vesting of his outstanding equity awards, payment of his prorated performance share awards and payment of his prorated cash performance award. If any of the other named executive officers had been terminated during the employment term due to disability, the applicable executive would have received salary earned through the date of termination, a prorated bonus for the calendar year in which the termination occurs (which he would have earned), a prorated target bonus for the period during which he receives short-term disability benefits under the Company’s short-term disability program, and accelerated vesting of his outstanding equity awards, and, in the case of Mr. Ianniello, payment of his prorated performance share award.

Termination Due to Death

If Mr. Moonves had died during the employment term, his estate or beneficiary would have received salary earned through the date of his death, a prorated target bonus for the year in which his death occurs, accelerated vesting of his outstanding equity awards, payment of his prorated performance share awards and payment of his cash performance award. If any of the other named executive officers were to have died during the employment term, the applicable executive’s beneficiary or estate would have received salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which he would have earned) and accelerated vesting of his outstanding equity awards and, in the case of Mr. Ianniello, payment of his prorated performance share award.

Termination Due to Retirement

Pursuant to the employment agreements with Messrs. Tu, Ambrosio and Schwartz in effect as of December 31, 2017, each of them would have been eligible to receive accelerated or continued vesting of outstanding equity-based awards in the event that he had been terminated under certain circumstances following the expiration of the employment term of his employment agreement. For Mr. Tu, the equity-based awards that are outstanding and that are at least 25% vested that are scheduled to vest within two years of his retirement date would have vested or remained eligible for vesting. For Messrs. Ambrosio and Schwartz, all of their outstanding equity-based awards that were scheduled to vest within three years of their retirement date would have vested or continued to be eligible for vesting.

Treatment of Mr. Moonves’ Performance Share Awards and Cash Performance Award upon Termination and Certain Other Events

Pursuant to Mr. Moonves’ employment agreement dated May 19, 2017, he was eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares determined based on the Company’s stock price performance over the 4.5 year period from January 1, 2015 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2016, 2017 and 2018 (the “2015 Performance Share Award”). The number of shares that could have been awarded pursuant to the 2015 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 650,000 shares, with a target award of 450,000 shares. In order for Mr. Moonves to have received shares, the Company’s stock price performance would have had to increase by at least 124.6% from the initial stock price at the beginning of the performance period. For a stock price increase of 153.73%, the target number of shares (450,000) would have been awarded (subject to adjustment) and for a stock price increase equal to or above 188.02%, the maximum number of shares would have been awarded (subject to adjustment). Generally, stock price performance would have been determined within 30 days of the end of the performance period. Once the stock price performance was determined, if the threshold level of stock price performance had been achieved, an initial number of shares would have been determined and divided into thirds with one-third allocated to each of the 2016, 2017 and 2018 calendar years. Based on Company financial performance in each of those years, each third of the shares allocated to the respective calendar years could have been increased or decreased by up to 10%. Following adjustment for Company performance related to calendar years 2016, 2017 and 2018, the final number of shares would have been determined and issued to Mr. Moonves no later than 60 days following June 30, 2019.

Pursuant to Mr. Moonves’ employment agreement amendment dated May 19, 2017, he was eligible to receive an additional grant of shares of the Company’s Class B Common Stock, with the number of shares determined based on the Company’s stock price performance over the period from February 18, 2016 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2017 and 2018 (the “2016 Performance Share Award”). The number of shares that could have been awarded pursuant to the 2016 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 436,622 shares, with a target award of 316,907 shares. In order for Mr. Moonves to have received shares, the Company’s stock price performance would have had to increase by at least 117.84% from the initial stock price at the beginning of the performance period. For a stock price increase of 137.81%, the target number of shares (316,907) would have been awarded (subject to adjustment) and for a stock price increase equal to or above 160.05%, the maximum number of shares would have been awarded (subject to adjustment). Generally, stock price performance would have been determined within 30 days of the end of the performance period. Once the stock price performance was determined, if the threshold level of stock price performance had been achieved, an initial number of shares would have been determined and divided in half with one half allocated to each of the 2017 and 2018 calendar years. Based on Company financial performance in each of those years, each half of the shares allocated to the respective calendar years could have been increased or decreased by up to 10%. Following adjustment for Company performance related to calendar years 2017 and 2018, the final number of shares would have been determined and issued to Mr. Moonves no later than 60 days following June 30, 2019.

Pursuant to Mr. Moonves’ employment agreement amendment dated May 19, 2017, he was eligible to receive an additional grant of shares of the Company’s Class B Common Stock, with the number of shares determined based on the Company’s stock price performance over the period from May 19, 2017 through June 30, 2021, as adjusted based on the Company’s financial performance during each of 2019 and 2020 (the “2017 Performance Share Award”). The number of shares that could have been awarded pursuant to the 2017 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 573,697 shares, with a target award of 389,906 shares. In order for Mr. Moonves to have received shares, the Company’s stock price performance would have had to increase by at least 122.24% from the initial stock price at the beginning of the performance period. For a stock price increase of 148.03%, the target number of shares (389,906) would have been awarded (subject to adjustment) and for a stock price increase equal to or above 177.75%, the maximum number of shares would have been awarded (subject to adjustment). Generally, stock price performance would have been determined within 30 days of the end of the performance period. Once the stock price performance was determined, if the threshold level of stock price performance had been achieved, an initial number of shares would have been determined and divided in half with one half allocated to each of the 2019 and 2020 calendar years. Based on company financial performance in each of those years, each half of the shares allocated to the respective calendar years could have been increased or decreased by up to 10%. Following adjustment for the company performance related to calendar years 2019 and 2020, the final number of shares would have been determined and issued to Mr. Moonves no later than 60 days following June 30, 2021.

In the event of Mr. Moonves’ termination of employment during the employment term without “Cause” or pursuant to his resignation for “Good Reason,” he would have remained eligible to receive shares relating to the 2015 Performance Share Award, the 2016 Performance Share Award and 2017 Performance Share Award, determined and paid in the manner described above. In the event of Mr. Moonves’ death or termination due to incapacity during the employment term, he would have remained eligible to receive shares relating to the 2015 Performance Share Award, 2016 Performance Share Award and 2017 Performance Share Award, determined and paid in the manner described above, but prorated based on the number of days he had been employed during the employment term prior to his death or termination due to incapacity.

In the event of a “Going Private Transaction” (as defined in Mr. Moonves’ employment agreement), the number of shares granted to Mr. Moonves would have been determined by taking the higher of (i) the target number of shares (which, for the 2015 Performance Share Award is 450,000, and the 2016 Performance Share Award, is 316,907 and for the 2017 Performance Share Award is 389,906) and (ii) the number of shares determined based on a truncated performance period such that the last day of the performance period would have been the tenth business day immediately prior to such transaction following which the Company’s stock is no longer publicly traded, and, if such tenth business day occurs prior to the completion of calendar years 2016, 2017 or 2018, with respect to the 2015 Performance Share Award, 2017 or 2018 with respect to the 2016 Performance Share Award and 2019 or 2020 with respect to the 2017 Performance Share Award, no adjustment would have been made to the third of the shares, or the half of the shares, as applicable, allocated to such incomplete year. In certain circumstances, the delivery of shares would have been made earlier than within 60 days of June 30, 2019, or in the case of the 2017 Performance Share Award, June 30, 2021. During the employment term, had Mr. Moonves’ employment been terminated without “Cause” or due to death or incapacity, or had he resigned for “Good Reason,” and such termination was followed by a “Going Private Transaction,” the number of shares granted to Mr. Moonves would have been determined and paid in the manner described in this paragraph, except that with respect to termination due to death or incapacity, such number of shares granted would have been prorated based on the number of days he was employed during the employment term prior to his death or termination due to incapacity.

Pursuant to his May 19, 2017 employment agreement, Mr. Moonves was also eligible to receive a lump sum cash payment (the “Cash Performance Award”) following the expiration of the employment term on June 30, 2021, subject to the Company’s achievement of a threshold level of cumulative adjusted operating income (“COI”). The performance period for this award would have begun on April 1, 2017 and would have ended on June 30, 2021. Based on the achievement of a COI of $12,945 million, Mr. Moonves would have been paid $20 million, based on the achievement of a target level of COI of $13,700 million, the payment would have been $33 million and based on the achievement of a maximum level of COI of $14,493 or more, the payment would have been $55 million, paid within 90 days following June 30, 2021. For achievement of COI at levels other than those stated above or in the employment agreement, the payment amount would have been determined by linear interpolation. In the event of Mr. Moonves’ termination of employment during the employment term without “Cause” or pursuant to his resignation for “Good Reason,” he would have remained eligible to receive a cash payment relating to the cash performance award, determined and paid in the manner described above. In the event of Mr. Moonves’ death or termination due to incapacity during the employment term, he would have remained eligible to receive a cash payment relating to the cash performance award, determined and paid in the manner described above, but prorated based on the number of days he was employed during the employment term prior to his death or termination due to incapacity.

In the event of a “Going Private Transaction” (as defined in Mr. Moonves’ employment agreement), the payment amount relating to the Cash Performance Award would have been determined by taking the higher of (i) the target amount ($33 million) and (ii) the payment amount determined based on a truncated performance period such that the last day of the performance period would have been the last day of the fiscal quarter immediately preceding the date of such transaction. The payment would have been made within 90 days following June 30, 2021, however, depending upon the nature of the transaction, it could have been paid immediately prior to such transaction. During the employment term, had Mr. Moonves’ employment been terminated without “Cause” or due to death or incapacity, or had he resigned for “Good Reason,” and such termination was followed by a “Going Private Transaction,” the payment amount would have been determined and paid in the manner described in this paragraph, except that with respect to termination due to death or incapacity, such payment amount would have been prorated based on the number of days he was employed during the employment term prior to his death or termination due to incapacity.

Treatment of Mr. Ianniello’s Performance Share Award upon Termination

Pursuant to Mr. Ianniello’s employment agreement dated as of July 1, 2017, he is eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares to be determined based on the Company’s stock price performance over the 4.5 year period from July 1, 2017 through December 31, 2021, as adjusted based on the Company’s financial performance during each of 2019 and 2020 (the “Ianniello Performance Share Award”). The number of shares that may be awarded pursuant to the Ianniello Performance Share Award (without giving effect to the financial performance adjustment) ranges from 0 to 107,291 shares, with a target award of 74,177 shares. In order to receive shares, the Company’s stock price performance must increase by at least 124.55% from the initial stock price at the beginning of the performance period. For a stock price increase of 153.56%, the target number of shares (74,177) will be awarded (subject to adjustment) and for a stock price increase equal to or above 187.56%, the maximum number of shares may be awarded (subject to adjustment). Generally, stock price performance will be determined within 30 days of the end of the performance period. Once the stock price performance is determined, if the threshold level of stock price performance is achieved, an initial number of shares will be determined and will be divided into halves with one half allocated to each of the 2019 and 2020 calendar years. Based on Company financial performance in each of those years, each half of the shares allocated to the respective calendar years can be increased or decreased by up to 10%. Following adjustment for Company performance related to calendar years 2019 and 2020, the final number of shares will be determined and granted to Mr. Ianniello no later than 60 days following December 31, 2021.

In the event of Mr. Ianniello’s termination of employment during the employment term without “Cause” or pursuant to his resignation for “Good Reason,” he will remain eligible to receive shares relating to the Ianniello Performance Share Award, determined and paid in the manner described above, except that in the event of Mr. Ianniello’s termination of employment during the employment term with Cause or pursuant to his resignation for Good Reason, in each case within 24 months following the occurrence of a “Corporate Event,” he may, in certain circumstances, receive the target number of shares (or, if then achieved, a higher level) within 60 days of the termination date. In the event of Mr. Ianniello’s death or termination due to disability during the employment term, he will remain eligible to receive shares relating to the Ianniello Performance Share Award, determined and paid in the manner described above, but prorated based on the number of days he was employed during the employment term prior to his death or termination due to disability.

Mr. Moonves’ Post-Termination Service as a Senior Advisor and/or Producer

Mr. Moonves’ employment agreement provided incentives for him to continue his employment with the Company for a period of five years as a Senior Advisor following the end of the original employment term or upon an earlier termination of his employment without “Cause” or for “Good Reason.” In connection with his services as a Senior Advisor, his annual salary would have been $5.0 million, and he would have received a one- time RSU award having a grant date value of $15 million; however, if Mr. Moonves had elected to provide services as a Senior Advisor commencing on June 31, 2019, in accordance with the terms of his employment agreement, the grant date value of such grant would have been reduced to $10.5 million and his 2017 Performance Share Award and Cash Performance Award would have been forfeited.

Mr. Moonves’ employment agreement also provided him with the opportunity to provide services as a Producer for a four-year period (with an option for Mr. Moonves to extend the period to 6 years), upon written notice to the Company, following the end of the original employment term or upon an earlier termination of his employment without “Cause” or for “Good Reason.” Had Mr. Moonves elected to provide services as a Producer, the material terms set forth in the letter agreement between him and the Company, dated December 11, 2014 (the “Supplemental Agreement”), would have constituted a binding production agreement, subject to the parties’ obligation to endeavor to enter into a binding long-form production agreement within a specified period that would have amended or superseded the Supplemental Agreement. The Supplemental Agreement is filed as Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 13, 2015. In the event of a termination of Mr. Moonves’ employment without “Cause” or for “Good Reason,” or in certain circumstances following the expiration of the original employment term, Mr. Moonves would have been entitled to a cash payment of $10.0 million unless he had elected to provide services as a Producer.

Under his employment agreement, Mr. Moonves would have been entitled to continued participation in the Company’s employee benefit plans, continuation of his Company-paid life insurance coverage, use of aircraft comparable to Company aircraft, certain incidental costs for office space and secretarial support and security services while he served as a Senior Advisor and/or Producer to the Company. His employment agreement also contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product as well as other covenants, during the period in which Mr. Moonves provided services as a Senior Advisor and/or Producer and for specified periods thereafter.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Mr. Leslie Moonves, the Company’s former Chairman of the Board, President and Chief Executive Officer (“CEO”). The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

For 2017, the Company’s last completed fiscal year, the annual total compensation of the median employee was $116,654 and the annual total compensation of the CEO was $69,351,540. The annual total compensation for the Company’s median employee and for the CEO for these purposes includes the Company’s cost of health insurance premiums, which was not included in the Summary Compensation Table. For 2017, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 595 to 1.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. To identify the median employee, as well as determine the annual total compensation of the median employee, the Company used the following methodology and consistently applied material assumptions, adjustments and estimates:

•

The Company determined that, as of December 31, 2017, its employee population consisted of approximately 15,511 individuals, consisting of full-time, part-time and temporary employees, working for the Company’s parent company and its consolidated subsidiaries. In accordance with SEC rules, the Company excluded certain non-U.S. employees from its employee population, which collectively amounted to less than 5% of the Company’s total number of employees. The jurisdictions and numbers of employees excluded on this basis were Canada (60), China (158), India (13), Japan (7), Netherlands (31), Russia (229), Singapore (16), Switzerland (17) and the following countries with five or fewer employees: France, Germany, Israel, Italy, South Africa and Turkey.

•

To identify the “median employee” from the Company’s employee population, the Company estimated the compensation of each employee for calendar year 2017 by comparing the amount of salary, wages, and tips of its employees as reflected in the Company’s payroll records for its U.S. employees, as reported to the Internal Revenue Service on Form W-2 for calendar year 2017, and for its employees in Australia and the United Kingdom, the Company used the 2017 equivalent to W-2 compensation utilized for U.S. employees, consisting of, as applicable, base wages, overtime, allowances, bonuses, commissions, incentives paid in cash and value of stock vested, as reflected in the Company’s payroll records.

•

Based on the estimated compensation of each employee, the Company identified a band of employees with the approximate median estimated compensation value (the “Median Band”). After evaluating the shared characteristics of the employees in the Median Band, the Company then excluded employees with characteristics that could distort the pay ratio calculation (i.e., employees who participated in non-U.S. compensation programs or were hired during the 2017 fiscal year).

•

The Company’s “median employee” was selected from the remaining employees within the Median Band after calculating the annual total compensation for the employees in the Median Band, excluding the employees noted in the immediately preceding bullet point.

ITEM 3—APPROVAL OF AN AMENDMENT AND RESTATEMENT

OF THE CBS CORPORATION 2009 LONG-TERM INCENTIVE PLAN

The Company is asking its stockholders to approve an amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan (the “Amended Plan”). The Amended Plan is substantially the same as the CBS Corporation 2009 Long-Term Incentive Plan currently in effect (the “Current Plan”), except for (i) the term of the plan and (ii) provisions that do not materially alter the plan, including the manner in which the Compensation Committee of the Board of Directors administers the plan. Stockholders approved the Current Plan at the 2009 Annual Meeting of Stockholders and approved an amendment and restatement to the Current Plan at the 2013 Annual Meeting of Stockholders to authorize the issuance of up to 107,258,647 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Shares”) under the Plan, of which 56,436,215 Shares were authorized for issuance in the form of “full-value” awards, which are awards other than stock options and stock appreciation rights.

The term of the Current Plan will expire at midnight on the day prior to the date of this Annual Meeting of Stockholders. Approval of the Amended Plan in accordance with this proposal will extend the term of the Current Plan, as amended and restated, until midnight on the day prior to the date of the 2023 Annual Meeting of Stockholders. Approval of this proposal will not increase the total number of Shares or the total number of full-value awards from the limits on Shares and full-value awards authorized by stockholders for issuance under the Current Plan.

The Compensation Committee recommended, and the Board approved, the Amended Plan, subject to stockholder approval at this Annual Meeting. If this proposal is approved by stockholders, the Amended Plan will be effective at the time of stockholder approval.

The purpose of this proposal is to maintain a stockholder approved plan pursuant to which awards may be made under the Company’s long-term management incentive program up to the Company’s 2023 Annual Meeting of Stockholders. During calendar years 2013 through 2017, the Company granted an average of approximately 5.0 million Shares per year pursuant to stock-settled equity-based awards (of which approximately 3.0 million Shares were granted in the form of full-value awards) under the Current Plan. Approval of this proposal would allow the Company to continue awarding equity incentives, which the Board believes are an integral part of the Company’s long-term compensation philosophy. The Company’s named executive officers have an interest in this proposal as they would be eligible to receive equity awards under the Amended Plan.

The text of the Amended Plan, in the form in which it would become effective upon approval of this proposal by stockholders, appears at the end of this proxy statement as Annex B. The following description of the Amended Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the approval of this proposal.

National Amusements, which beneficially owns directly and indirectly through a wholly owned subsidiary, approximately 79.7% of the voting power of the Company’s Common Stock, has advised the Company that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of the approval of this proposal.

Additional Information

As of September 30, 2018, approximately 40.4 million Shares remained available for issuance under the Current Plan, of which approximately 21.3 million Shares remained available for issuance under the Current Plan in the form of full-value awards.

The following table illustrates the potential dilutive impact of equity awards under the Amended Plan.

SHARE AUTHORIZATION (shares in millions)
	Total Shares Available	Equity Dilution: Percent of Shares Outstanding(2)
Shares available for future awards if the Amended Plan is approved(1)	40.4	10.8%

(1)

Reflects Shares available under the CBS Corporation 2009 Long-Term Incentive Plan. An additional 821,743 Shares are available for future awards under the Company’s 2015 Equity Plan for Outside Directors. For more information about the Company’s outstanding awards and Shares available for future awards, see “Equity Compensation Plan Information.”

(2)	As of September 30, 2018, there were 374.9 million shares of the Company’s Common Stock outstanding (37.5 million shares of Class A Common Stock and 337.4 million shares of Class B Common Stock).

The following table provides information regarding the Company’s annual “burn rate” (see footnote 3 to the table below) for the past three years.

BURN RATE (shares in millions)
Year	Awards Granted(1)	Basic Weighted Average Number of Shares of Common Stock Outstanding(2)	Burn Rate(3)
2015	4.7	484.0	1.0%
2016	5.4	444.0	1.2%
2017	3.8	401.0	0.9%
	Three-Year Average:		1.0%

(1)

Includes stock options and stock-settled restricted share units (“RSUs”). For performance-based RSUs (“PRSUs”), the amount includes the number of Shares actually delivered upon certification of the performance goals applicable to such grants. Performance metrics for PRSUs for 2017 are described in this proxy statement under “Compensation Discussion and Analysis—Long-Term Incentive Programs— Performance Goals for LTMIP Awards.”

(2)	As reported in the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended 2017.

(3)	Burn Rate = % of (Awards Granted) / (Basic Weighted Average Number of shares of Class A and Class B Common Stock Outstanding).

As of September 30, 2018, there were approximately 16.8 million Shares underlying outstanding awards under all of the Company’s equity plans. See footnote 1 to the “Equity Compensation Plan Information” chart for more information on the Company’s equity plans. Future awards may only be made from the Current Plan (or, if approved, the Amended Plan) and the Company’s 2015 Equity Plan for Outside Directors.

As of September 30, 2018, the Company’s equity overhang, or the percentage determined by dividing the number of awards outstanding under all of the Company’s equity plans by the total number of shares of Class A and Class B Common Stock outstanding, was 4.5%. In light of the Company’s ongoing share buyback program, under which, during 2017, the Company repurchased 16.2 million Shares (which does not include 17.9 million Shares received in connection with the completed split-off of CBS Radio Inc., which transaction was not part of the Company’s share repurchase program) and pursuant to which $3.057 billion remains authorized for purchases as of December 31, 2017, the Company believes its overhang level is reasonable and will continue to be so if the Amended Plan is approved by stockholders.

Amended Plan Description

Purpose

The Amended Plan will advance the interests of CBS and its stockholders by providing equity-based incentives that are necessary to attract, reward and retain employees, consultants and other advisors upon whose judgment and contributions the Company depends for its success.

Eligibility

The Amended Plan provides that awards may be granted to any employee of, or to the extent designated by the Compensation Committee of the Board of Directors (the “Committee”), any consultant or advisor to, the Company or any majority-owned subsidiary or any other subsidiary designated by the Committee. Under the Amended Plan, approximately 1,400 employees of the Company and its subsidiaries, including officers, are eligible for long-term management incentive awards under the Amended Plan and approximately 9,000 employees (including some management employees) are eligible to receive awards (currently in the form of RSUs under broad-based equity incentive programs).

Types of Awards

The Amended Plan provides for awards of stock options to purchase Shares, stock appreciation rights, restricted and unrestricted Shares, RSUs, dividend equivalents, performance awards (including performance share units) and other equity-related awards and cash payments, which are described in more detail below.

Share and Other Limits

Subject to adjustment as described under “Adjustments” below, following stockholder approval of the Amended Plan, approximately 40.4 million Shares will be available for issuance under the Amended Plan and approximately 21.3 million Shares will be available for issuance in the form of full-value awards. Shares delivered under the Amended Plan will be from authorized but unissued Shares, treasury Shares or, subject to conditions that the Committee may determine, from Shares beneficially owned by one or more stockholders of the Company.

Shares subject to awards under the Amended Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of Shares subject to the award being delivered to the participants. Shares, whether subject to awards under the Current Plan or Amended Plan, that will be added back to the Amended Plan limit (and, as applicable, to the “full-value” award sub-limit) and will again be available for awards are those Shares (i) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or settled, as applicable, or (ii) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of Shares subject to the award (or portion thereof) being exercised shall be counted against the overall Amended Plan limit, regardless of the actual number of Shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the number of Shares available for delivery under the Amended Plan. Shares underlying awards granted in substitution for awards previously granted by an entity acquired by the Company will not be counted against the Amended Plan limit (or, as applicable, against the “full-value” award sub-limit).

In addition to the above limits on Shares, the Amended Plan also contains the following provisions for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), to comply with the exception to deductibility limitations under Section 162(m) for “qualified performance-based compensation,” as such exception existed prior to January 1, 2018 (the “Section 162(m) Exception”):

•	For the period beginning on the date of stockholder approval of the Amended Plan and ending on the day prior to the date of the Company’s 2023 Annual Meeting of Stockholders, the maximum aggregate number of Shares that may be granted to any one participant under the Amended Plan in the form of stock options and stock appreciation rights, as described below (regardless of whether stock appreciation rights are settled in cash, in Shares, in other Company securities designated by the Committee or in a combination thereof), is 25,500,000 (subject to adjustment).

•

For awards (other than those awards described above) intended to satisfy the Section 162(m) Exception, the maximum amount that may be granted to any participant during any calendar year is $50 million for awards denominated in cash and 10,000,000 Shares for awards denominated in Shares (subject to adjustment). Notwithstanding the previous sentence, if in any calendar year a participant is granted awards having an aggregate dollar value and/or number of Shares less than the maximum dollar amount and/or number of Shares that could have been awarded to such participant based on the degree to which the relevant performance goals were achieved, the excess of the maximum dollar amount and/or number of Shares over the aggregate dollar amount and/or number of Shares actually awarded will increase the maximum dollar amount and/or number of Shares that may be awarded to such participant for the next calendar year for which the participant is granted awards intended to satisfy the Section 162(m) Exception (subject to adjustment).

Legislation signed into law in December 2017, the Tax Cuts and Jobs Act (the “Act”), expands the number of individuals covered by Section 162(m) and eliminates the Section 162(m) Exception for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified (“Transition Relief”). While guidance has been issued on the scope of this Transition Relief, its application is based on interpretation and no assurance can be given as to whether Awards that are intended to qualify for the Section 162(m) Exception will be deductible under the applicable Transition Relief guidance. See “Section 162(m) of the Code” below for a more detailed discussion of the Act as it relates to Section 162(m).

In any event, the Committee retains full discretion to grant non-deductible awards under the Amended Plan.

Fair Market Value Determination

The fair market value of a Share on a given date will mean, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.

Term of the Amended Plan

Unless earlier terminated by action of the Board, the Amended Plan will terminate at midnight on the day prior to the date of the 2023 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting. If the Amended Plan is not approved, the Current Plan will terminate at midnight on the day prior to the date of the 2018 Annual Meeting of Stockholders.

Administration

The Committee will administer the Amended Plan. The Committee will select the participants who receive awards under the Amended Plan, and determine the type of award to be granted, the number of Shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the Amended Plan. The Committee will have full authority to interpret the Amended Plan and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Amended Plan to one or more members of the Committee and/or one or more officers of the Company.

With respect to any award that is intended to satisfy the Section 162(m) Exception, to the extent such exception remains available in connection with the Act, the Committee will consist of at least the number of directors required from time to time to satisfy this exception, and each such Committee member will satisfy the qualification requirements of such exception. Failure of any Committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the Committee.

Awards Generally

Stock Options. Stock options can be either non-qualified stock options or “incentive stock options,” within the meaning of Section 422 of the Code, as determined by the Committee. Historically, the Company has not granted incentive stock options.

Subject to certain limits described below, the Committee shall determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Committee may, in its discretion, accelerate the vesting date of any stock option.

The Committee may not “reprice” (as defined in the Amended Plan) any stock option without stockholder approval. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. No stock option may be exercised after the tenth anniversary of the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the Shares issued upon the exercise of the stock options in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure or through a cashless exercise procedure.

The Amended Plan sets forth general rules concerning the effects of a participant’s termination of service on the stock options, including the period, if any, following the participant’s termination of service during which vested stock options may be exercised. The Committee generally has the discretion to increase the post- termination exercise periods described above but in no event may a stock option be exercised following the earlier to occur of the expiration date of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under the Amended Plan alone or in tandem with stock options. No SAR that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. SARs will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement.

SARs granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock option. This type of SAR entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a Share, determined as of the day preceding the date the holder surrenders the stock option, over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities). No SAR granted in tandem with a stock option can be exercised unless the related stock option is then exercisable. The Committee may not “reprice” (as defined in the Amended Plan) any SAR without stockholder approval.

Restricted Shares, Unrestricted Shares and RSUs. The Committee may grant restricted or unrestricted Shares and RSUs under the Amended Plan. A restricted Share is a Share granted to the participant which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, in the discretion of the Committee, a Share (or other Company securities designated by the Committee), a cash payment equal to the fair market value of a Share or a combination of cash and Shares (or such other securities), subject to terms and conditions as determined by the Committee.

Restricted Shares and RSUs will be subject to a vesting schedule, subject to any restrictions that the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of Shares, except that, unless otherwise determined by the Committee, the participant will not be entitled to be registered on the books and records of the Company until the Shares represented thereby have vested, and the restricted Shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such Shares have vested. Shares issued in settlement of RSUs may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of Shares, free of restrictions.

If a participant’s service is terminated for any reason (including as a result of the participant’s death, retirement or permanent disability), the unvested restricted Shares and RSUs will be forfeited as of the date of such event, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted Shares and RSUs vest.

Performance Awards. The Committee may grant performance awards, which are defined as awards the granting, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and shall be payable in cash, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities), as determined by the Committee.

Any performance awards that are intended to comply with the Section 162(m) Exception, to the extent such exception remains available under the Act, will be subject to performance goals based on one or more, or any combination, of the following performance metrics, as selected by the Committee in its discretion: OIBDA, OIBDA without inter-company eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, Share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin. For performance awards that are not intended to meet the Section 162(m) Exception, the Committee may establish performance goals based on other performance metrics, as it deems appropriate. The performance goals may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance goals may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance goal may be measured in terms of Company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index. For the last several years, the Company generally has granted awards subject to performance goals based on a weighted average of operating income and free cash flow, as described under “Compensation Discussion and Analysis— Long-Term Incentive Programs—Performance Goals for LTMIP Awards.” For more information about the performance metrics applicable to performance awards granted during 2017, see “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards.”

If compliance with the Section 162(m) Exception is required in order to ensure the deductibility of any performance award (“Section 162(m) Awards”), to the extent such exception remains available under the Act, the Committee shall specify, in a manner that satisfies the requirements of Section 162(m) of the Code, whether the calculation of the performance goals applicable to such performance award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, spin-off, split-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event occurring during the relevant performance period, to exclude the effect of “extraordinary items” under GAAP, including, without limitation, changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

The Committee retains the right to reduce a Section 162(m) Award such that the amount of the Section 162(m) Award is less than the maximum amount that could be paid based on the degree to which the performance goals related to such award were attained. However, the Committee may not increase the amount of any Section 162(m) Award above the maximum amount that could be paid based on the attainment of performance goals.

Dividend Equivalents and Other Awards. The Committee may, in its sole discretion, allow any recipient of an award under the Amended Plan to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments with respect to the number of Shares covered by an award other than stock options and SARs. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested. Any dividend equivalents shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Committee, under the Amended Plan that are consistent with the purpose of the Amended Plan and the interests of the Company.

Deferral of Awards

At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may prescribe.

Adjustments

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, spin-off, split-off, split-up or recapitalization that changes the character, value or amount of the Shares or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares, and the maximum number or kind of securities that may be granted under the Amended Plan or under the applicable sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the Amended Plan.

Transfer Restrictions

The rights of a participant with respect to any award granted under the Amended Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued service with the Company.

Amendment and Termination of the Amended Plan

The Board may at any time alter, amend, suspend or terminate the Amended Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Shares are listed, and no termination, suspension, alteration or amendment may materially adversely affect the terms of any then-outstanding awards without the consent of the affected participant.

Notwithstanding the above paragraph, the Committee shall have broad authority to amend the Amended Plan or outstanding awards under the Amended Plan without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences to any person under Section 409A of the Code, even if such amendment would otherwise be detrimental to such person.

Breach of Agreements

The Committee may include a provision in any agreement or certificate governing an award under the Amended Plan that would require a participant to return awards or amounts realized on such award under the Amended Plan upon such terms and conditions as the Committee may prescribe.

Terms and Conditions

The Committee may provide that Shares issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including, but not limited to, conditions on vesting or transferability, forfeiture provisions and tax withholding conditions.

Summary of U.S. Federal Income Tax Consequences

The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options and other awards authorized under the Amended Plan. This summary does not purport to be complete and does not address any applicable non-U.S., state or local tax laws.

Non-Qualified Stock Options. In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by the Company. The tax basis of Shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of Shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in Shares or other securities previously owned by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant and no tax deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the Shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the Shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon the sale of the Shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the Shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the Shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted tax basis of the stock. Any further gain or loss from an arm’s-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the Shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in Shares or other securities previously owned by the participant.

The excess of the fair market value at the time of exercise of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax (“AMT”). Special rules for computing AMT income also may apply in certain cases where there are subsequent sales of Shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing AMT income on the subsequent sale of the Shares.

Other Awards. In general, the current tax consequences of other awards authorized under the Amended Plan are as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) RSUs are generally subject to ordinary income tax at the time of settlement; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 409A of the Code

Section 409A of the Code provides additional rules governing the taxation of nonqualified deferred compensation. If an award is subject to Section 409A of the Code, payment or settlement of awards under the Amended Plan that constitute deferred compensation may be delayed for six months following a participant’s termination of service if the participant is determined to be one of the Company’s “specified employees” as defined under Section 409A on the date of his or her termination. Neither the Company nor any of its subsidiaries is liable for any tax, interest or penalties that may be imposed on a participant pursuant to Section 409A of the Code.

Section 162(m) of the Code

Prior to the enactment of the Act, Section 162(m) generally limited to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three other most highly compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer) and provided that performance-based compensation may qualify for an exception to the limit on deductibility, if, among other requirements, the plan under which such compensation is paid met certain requirements, including stockholder approval. The Current Plan was originally designed to permit awards that would comply with this Section 162(m) Exception. As a result of the Act enacted in December 2017, significant changes were made to Section 162(m), including expanding the number of individuals covered by Section 162(m) and the elimination of the Section 162(m) Exception, effective for taxable years beginning after December 31, 2017. However, the Act also includes Transition Relief, pursuant to which these changes to Section 162(m) will not apply to compensation payable under a written binding agreement that was in effect on November 2, 2017 that is not subsequently materially modified, and which compensation otherwise would have been deductible under Section 162(m) prior to the effective time of the Act.

The Company believes it is important to preserve the ability to continue to use the Section 162(m) Exception, to the extent such exception remains available under the Act. Because of the uncertainties in the interpretation of Section 162(m) as amended by the Act, including in the interpretation of the scope of the Transition Relief, the Amended Plan continues to include provisions relating to Section 162(m), including with respect to the Section 162(m) Exception. Such provisions in the Amended Plan will only apply to the extent required to comply with the Section 162(m) Exception to the extent such exception remains available under the Act by means of guidance relating to the Transition Relief or otherwise. Because of the uncertainties in the interpretation of Section 162(m) as amended by the Act, no assurance can be given that awards under the Amended Plan that had been intended to qualify for the Section 162(m) Exception will be deductible under these transition relief rules. To the extent that the transition relief rules do not apply to an award under the Amended Plan, such awards may not be deductible under the Section 162(m) Exception.

As described above, awards under the Amended Plan may continue to qualify for the Section 162(m) Exception. To continue to qualify, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the stockholders. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed above, and stockholder approval of the Amended Plan will be deemed to constitute approval of each of these aspects of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).

Plan Benefits

The number of Shares that will be awarded under the Amended Plan is not currently determinable. As of November 6, 2018, the closing price of one Share was $57.79.

The stock options previously granted under the Current Plan, on or prior to November 6, 2018, are as follows: Mr. Moonves, 12,295,414; Mr. Ianniello, 2,434,168; Mr. Tu, 469,254; Mr. Ambrosio, 576,100; Mr. Schwartz, 452,440; all current executive officers as a group 3,409,917; and all current employees as a group (excluding executive officers), 16,009,867. Outside Directors do not participate in the Current Plan and will not participate in the Amended Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2017, concerning shares of the Company’s Class B Common Stock authorized for issuance under equity compensation plans approved by the Company’s security holders. As of December 31, 2017, there were no equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders. None of the shares of the Company’s Class A Common Stock are authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	15,877,770	(2)	50.59	(3)	45,205,000	(4)
Equity compensations plans not approved by security holders	—		—		—

Total:	15,877,770		50.59		45,205,000

(1)

Equity compensation plans approved by the Company’s security holders include the following: the Company’s 2009 Long-Term Incentive Plan, the Company’s 2000 Stock Option Plan for Outside Directors and the Company’s 2015 Equity Plan for Outside Directors.

(2)

This amount includes 401,256 shares underlying PRSUs granted under the Company’s 2009 Long-Term Incentive Plan, which number of shares assumes that target performance levels would be attained. If, however, maximum performance levels were attained (and 481,507 shares were issued as a result), the amount shown would be increased by 80,251 shares (and the amount shown in column (c) would be reduced by an equal number of shares). This amount also includes 480,073 vested RSUs for which settlement has been deferred.

(3)	The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account awards of outstanding RSUs, which have no exercise price.

(4)

This amount includes 23,602,983 shares of the Company’s Class B Common Stock available for future awards other than options and stock appreciation rights under the Company’s 2009 Long-Term Incentive Plan and 881,370 shares of the Company’s Class B Common Stock available for future awards under the Company’s 2015 Equity Plan for Outside Directors.

OTHER MATTERS

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders who receive printed copies of the Company’s proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit http://enroll.icsdelivery.com/cbs or select the “Sign up for Electronic Delivery” link on the “Investors—My Shareowner Account—Annual Meeting Materials” page of the Company’s website at www.cbscorporation.com. You can always change your mind and resume receiving copies of these documents by mail by revisiting one of these websites and selecting “change/cancel existing enrollment form.”

2019 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals may be submitted for inclusion in the Company’s proxy statement relating to the 2019 Annual Meeting of Stockholders after the 2018 Annual Meeting, but must be received no later than December 7, 2018 at the Company’s principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary.

The Company’s Amended and Restated Bylaws generally require advance written notice from a stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the 2019 Annual Meeting of Stockholders, including nominations of persons for election to the Company’s Board of Directors. Pursuant to the Amended and Restated Bylaws, notice must be received at the Company’s principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary, no earlier than the close of business on January 17, 2019, and no later than the close of business on February 16, 2019.

By order of the Board of Directors,

Jonathan H. Anschell

Secretary

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements in the Form 10-K and schedules thereto, in lieu of a separate annual report, has been provided on CBS Corporation’s website at www.cbscorporation.com and a printed copy has been sent to stockholders of record on November 6, 2018 along with this proxy statement. If you have not received a printed copy of the Form 10-K, the Company will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

ANNEX A

CBS CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(In millions; except for per share data)

Adjusted net earnings per diluted share (“Adjusted Diluted EPS”)

The Company defines Adjusted Diluted EPS as diluted earnings per share (“EPS”) excluding discrete items that were not part of the normal course of operations. Adjusted Diluted EPS is a measure of performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes that adjusting its financial results for the impact of these discrete items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management; provides a clearer perspective on the underlying performance of the Company; and makes it easier for investors, analysts and peers to compare the Company’s operating performance to other companies in its industry and to compare the Company’s year-over-year results. This measure is also among the primary measures used by management for planning and forecasting of future periods and is an important indicator of the Company’s operational strength and business performance.

Because Adjusted Diluted EPS is a measure of performance not calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, diluted EPS as an indicator of operating performance. Adjusted Diluted EPS, as the Company calculates it, may not be comparable to a similarly titled measure employed by other companies. As Adjusted Diluted EPS excludes certain financial information that is included in diluted EPS, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded.

The following tables reconcile Adjusted Net Earnings to Net Earnings and Adjusted Diluted EPS to Diluted EPS, the most directly comparable measures reported under GAAP, for the twelve months ended December 31, 2017 and 2016.

Twelve Months Ended December 31,
	2017	2016
Net Earnings (GAAP)	$357	$1,261
Discrete items:
Pension settlement charges (net of a tax benefit of $115 million in 2017 and $81 million in 2016)	237	130
Restructuring and merger and acquisition-related costs (net of a tax benefit of $24 million in 2017 and $15 million in 2016)	39	23
Other operating items, net (net of a tax benefit of $4 million in 2017 and a tax provision of $4 million in 2016)(a)	(23)	(5)
Loss on early extinguishment of debt (net of a tax benefit of $18 million)	31	—
Write-down of investments (net of a tax benefit of $3 million in 2017)(b)	5	10
Federal tax reform(c)	129	—
Tax items(d)	(64)	(11)
Discontinued operations items(e)	1,080	432
Adjusted Net Earnings (Non-GAAP)	$1,791	$1,840

A-1

Twelve Months Ended December 31,
	2017	2016	Increase: 2017 vs. 2016
Diluted EPS (GAAP)	$.88	$2.81
Discrete items:
Pension settlement charges	.58	.29
Restructuring and merger and acquisition-related costs	.10	.05
Other operating items, net(a)	(.06)	(.01)
Loss on early extinguishment of debt	.08	—
Write-down of investments(b)	.01	.02
Federal tax reform(c)	.32	—
Tax items(d)	(.16)	(.02)
Discontinued operations items(e)	2.65	.96
Adjusted Diluted EPS (Non-GAAP)(f)	$4.40	$4.11	7%
Diluted weighted average number of common shares outstanding	407	448

(a)

For 2017, includes a net gain relating to the disposition of property and equipment. For 2016, includes a gain from the sale of an internet business in China and a multiyear, retroactive impact of a new operating tax.

(b)	Reflects the write-down of a cost investment in 2017 and an equity-method investment in 2016 to their fair values.

(c)	Reflects a provisional charge resulting from the enactment of federal tax legislation in December 2017.

(d)

For 2017, primarily reflects a tax benefit from the resolution of certain state income tax matters and, in discontinued operations, a tax benefit from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business. For 2016, reflects a one-time tax benefit associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016, and in discontinued operations, a charge from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business.

(e)

For 2017, reflects a loss on the split-off of CBS Radio Inc. (“CBS Radio”) of $105 million, or $.26 per diluted share; a market value adjustment of $980 million, or $2.41 per diluted share, recorded prior to the split-off to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom Communications Corp.; adjustments to the loss on disposal of the Company’s Outdoor advertising business; and restructuring charges at CBS Radio of $7 million ($4 million, net of tax). For 2016, reflects a noncash impairment charge of $444 million ($427 million, net of tax) to reduce the carrying value of CBS Radio’s goodwill and FCC licenses to their fair value and restructuring charges at CBS Radio of $8 million ($5 million, net of tax).

(f)	Amounts may not sum as a result of rounding.

A-2

ANNEX B

CBS CORPORATION

2009 LONG-TERM INCENTIVE PLAN

(effective February 21, 2008, as amended and restated [            ], 2018)

ARTICLE I

GENERAL

Section 1.1 Purpose.

The purpose of the CBS Corporation 2009 Long-Term Incentive Plan, as amended and restated [    ], 2018 (the “Plan”), is to benefit and advance the interests of CBS Corporation, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.

Section 1.2 Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a) “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.

(b) “Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.

(c) “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Class B Common Stock” shall mean shares of Class B common stock, par value $0.001 per share, of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3 (a) hereof.

(h) “Consultant” shall mean an individual other than an Employee who provides services to the Company or any of its Subsidiaries as a consultant or advisor.

(i) “Date of Grant” shall mean the effective date of the grant of an Award.

(j) “Dividend Equivalent” means a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Class B Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

(k) “Earnings Per Share” shall have the meaning provided by GAAP.

(l) “Eligible Person” shall have the meaning set forth in Section 1.4 hereof.

(m) “Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(o) “Expiration Date” shall have the meaning set forth in Section 13.2 hereof.

(p) “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.

(q) “Free Cash Flow” shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.

(r) “GAAP” shall mean generally accepted accounting principles in the United States.

(s) “Net Earnings” shall have the meaning provided by GAAP.

(t) “Net Earnings from Continuing Operations” shall have the meaning provided by GAAP.

(u) “Net Revenue” shall have the meaning provided by GAAP.

(v) “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(w) “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(x) “Operating Income” shall have the meaning provided by GAAP.

(y) “Operating Revenue” shall have the meaning provided by GAAP.

(z) “Option Expiration Date” shall mean the date on which the term of a Stock Option ends.

(aa) “Other Awards” shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, or Dividend Equivalent.

(bb) “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(cc) “Participant” shall mean any Eligible Person to whom an Award has been made under the Plan.

(dd) “Performance Award” shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents or Other Awards, or any combination thereof) the grant, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Targets. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.

(ee) “Performance Metrics” shall have the meaning set forth in Section 6.2 hereof.

(ff) “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

(gg) “Performance Target” shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.

(hh) “Permanent Disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, that if the Participant is not covered by a long-term disability plan or policy, “Permanent Disability” shall have the meaning set forth in Section 22(e) of the Code. Notwithstanding the foregoing, in the case of “incentive stock options” within the meaning of Section 422 of the Code, “Permanent Disability” shall always have the meaning set forth in Section 22(e) of the Code.

(ii) “Reprice” shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(f) with respect to Stand-Alone SARs.

(jj) “Restricted Share” shall mean a share of Class B Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(kk) “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

(ll) “Retirement” shall, unless the Committee determines otherwise, mean the termination of a Participant’s Service (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.

(mm) “Revenue” shall have the meaning provided by GAAP.

(nn) “Section 162(m)” shall mean Section 162(m) of the Code.

(oo) “Section 162(m) Exception” shall mean the exception under Section 162(m) for “qualified performance-based compensation,” as such exception existed prior to January 1, 2018.

(pp) “Section 162(m) Performance Metrics” shall have the meaning set forth in Section 6.2 hereof.

(qq) “Section 409A” shall mean Section 409A of the Code.

(rr) “Service” shall mean (i) an Employee’s employment with the Company or any of its Subsidiaries or (ii) a Consultant’s provision of services to the Company or any of its Subsidiaries.

(ss) “Stand-Alone SAR” shall have the meaning set forth in Section 3.3 hereof.

(tt) “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(uu) “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options, which are not intended to be treated as incentive stock options.

(vv) “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to 50% or less of such voting power as a Subsidiary for purposes of the Plan.

(ww) “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity all or a portion of the assets or equity of which is acquired by the Company or with which the Company merges or otherwise combines.

(xx) “Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.

(yy) “Termination for Cause” shall mean a termination of a Participant’s Service by reason of:

(i) “cause” as such term or a similar term is defined in any employment or consulting agreement that is in effect and applicable to the Participant at the time of the Participant’s termination of Service, or

(ii) if there is no such employment or consulting agreement, or if such employment or consulting agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of its Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s Service; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s Service; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Service, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

(zz) “Trading Day” means a day on which the Class B Common Stock is traded on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed.

Section 1.3 Administration of the Plan.

(a) Board or Committee to Administer. The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board. Notwithstanding the preceding sentence, with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such Committee shall consist of at least such number of directors as is required from time to time to satisfy the

Section 162(m) Exception, and each such Committee member shall satisfy the qualification requirements of such exception; provided, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exception, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(b) Powers of the Committee.

(i) The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

(ii) The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan and to adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.3 and 10.11 and Article XI hereof, no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c) Delegation by the Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(d) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

(e) No Liability. Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s or the Committee’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4 Eligible Persons.

Individuals eligible to receive Awards under the Plan (each, an “Eligible Person”) include (a) any Employee (including any prospective employee) of the Company or any of its Subsidiaries; provided, however, that “incentive stock options” within the meaning of Code Section 422 may not be granted to Employees of any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or less of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power); and (b) to the extent designated by the Committee, any Consultant to the Company or any of its Subsidiaries. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an Employee. Members of the Board who are not Employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.

Section 1.5 Class B Common Stock Subject to the Plan.

(a) Plan Limit. Subject to adjustment under Article VIII hereof, the total number of shares of Class B Common Stock available for delivery pursuant to Awards, including pursuant to the exercise of incentive stock options, under the Plan (the “Section 1.5 Limit”) is 107,258,647 shares. The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company.

(b) Plan Sub-Limits. Subject to adjustment under Article VIII hereof, the maximum aggregate number of shares of Class B Common Stock that may be delivered in respect of Awards other than Stock Options and Stock Appreciation Rights (but only to the extent such Awards are paid or settled in shares of Class B Common Stock) is 56,436,251.

(c) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Class B Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:

(i) The Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)) shall be reduced by the number of shares of Class B Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Class B Common Stock, the number of shares actually delivered upon payment or settlement of the Award.

(ii) The following shall be added back to the Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)) and shall again be available for Awards:

(A) shares underlying Awards or portions thereof that are settled in cash and not in shares of Class B Common Stock; and

(B) any shares of Class B Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.

(iii) Anything to the contrary in this Section 1.5(c) notwithstanding,

(A) (1) shares of Class B Common Stock delivered to the Company by a Participant to purchase shares of Class B Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Class B Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5

Limit (and, if applicable, the limit set forth in Section 1.5(b)); and

(B) upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Class B Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5 Limit, regardless of the number of shares of Class B Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.

(iv) Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)).

Section 1.6 Section 162(m) Limits on Awards to Participants.

(a) Limits on Certain Stock Options, Stock Appreciation Rights. The maximum aggregate number of shares of Class B Common Stock that could have been granted under the Plan to any Participant during the period beginning on the original effective date of the Plan and ending on the day immediately prior to the date of the Company’s 2018 Annual Meeting of Stockholders in the form of Stock Options or Stock Appreciation Rights was 25,500,000 (regardless of whether Stock Appreciation Rights are settled in cash, Class B Common Stock, other Company securities or a combination thereof), subject to adjustment pursuant to Article VIII hereof. To the extent required to comply with the Section 162(m) Exception, for the period beginning on the date of the Company’s 2018 Annual Meeting of Stockholders and ending on the Expiration Date, the maximum aggregate number of shares of Class B Common Stock that may be granted under the Plan to any Participant in the form of Stock Options or Stock Appreciation Rights is 25,500,000 (regardless of whether Stock Appreciation Rights are settled in cash, Class B Common Stock, other Company securities or a combination thereof), subject to adjustment pursuant to Article VIII hereof.

(b) Limits on Other Awards. No Participant shall be granted Awards (other than those Awards set forth in Section 1.6(a)) which are intended to qualify for the Section 162(m) Exception in any calendar year having a value in excess of $50 million (with respect to Awards denominated in cash) and covering, in the aggregate, in excess of 10,000,000 shares of Class B Common Stock (with respect to Awards denominated in shares of Class B Common Stock), subject to adjustment pursuant to Article VIII hereof. Notwithstanding the preceding sentence, if in any calendar year the Committee grants to a Participant Awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant Performance Targets were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or number of shares that may be awarded to such Participant in the next calendar year in which the Committee grants to such Participant an Award intended to qualify for the Section 162(m) Exception, subject to adjustment pursuant to Article VIII hereof.

Section 1.7 Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Service, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1 Grants of Stock Options.

The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 2.2 Exercise Price.

The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

Section 2.3 Exercise of Stock Options.

(a) Exercisability. Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his Stock Options.

(b) Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.

(c) Registration Restrictions. A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(d) Exercise in the Event of Termination of Service.

(i) Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability. Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, the following shall apply:

(A) subject to clauses (B), (C), and (D) below, if a Participant’s Service ceases by reason of voluntary termination by the Participant or termination by the Company or any of its Subsidiaries other than for Cause, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Option Expiration Date;

(B) if a Participant’s Service ceases by reason of the Participant’s Retirement, the Participant may exercise his outstanding Stock Options to the extent exercisable on the date of Retirement until the Option Expiration Date;

(C) if a Participant’s Service ceases by reason of the Participant’s Permanent Disability, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the Option Expiration Date; or

(D) if a Participant dies, the Participant’s Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant’s beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the Option Expiration Date.

Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3 (d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii) Termination for Cause. If a Participant’s Service ends due to a Termination for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

Section 2.4 Payment of Purchase Price Upon Exercise.

Shares purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure (i.e., through the withholding of shares subject to the Stock Option with a value equal to the exercise price). In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5 No Repricing of Stock Options.

The Committee may not Reprice any Stock Option without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stock Option to reduce its exercise price,

(ii) canceling a Stock Option in exchange for a Stock Option, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

Section 3.1 Stock Appreciation Rights.

The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.

Section 3.2 Stock Appreciation Rights Granted In Tandem with Stock Options.

A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

Section 3.3 Stand-Alone Stock Appreciation Rights.

Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) (“Stand-Alone SARs”) shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.

(a) Exercise Price. The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand- Alone SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.

(b) Exercisability of Stand-Alone SARs. Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand- Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his Stand-Alone SARs.

(c) Period of Exercise. For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.

(d) Registration Restrictions. A Stand-Alone SAR shall not be exercisable for shares of Class B Common Stock, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stand-Alone SAR for shares of Class B Common Stock or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stand- Alone SAR, and the shares of Class B Common Stock subject to such Stand-Alone SAR have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stand-Alone SAR is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stand-Alone SAR, such Stand- Alone SAR shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e) Exercise in the Event of Termination of Service. Unless the Committee has determined or determines otherwise, in the event that (i) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, (ii) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his Stand-Alone SARs could have been exercised by him, or (v) the Participant’s Service with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant’s Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(d).

(f) No Repricing of Stand-Alone SARs. The Committee may not Reprice any Stand-Alone SAR without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stand-Alone SAR to reduce its exercise price, (ii) canceling a Stand-Alone SAR in exchange for a Stand-Alone SAR, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(f) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 4.1 Grants of Restricted Shares.

The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 4.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 4.3 Rights and Restrictions Governing Restricted Shares.

The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. Notwithstanding anything herein to the contrary, any dividends payable in connection with Restricted Shares shall be credited or accumulated as determined by the Committee while the Restricted Shares are unvested, but payment shall not be made unless and until the Restricted Shares vest, and any such dividends shall therefore be subject to the same risk of forfeiture as the underlying Restricted Shares. Subject to the foregoing, the Committee may make any dividend payments subject to further vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.

Section 4.4 Acceleration of Vesting and Removal of Restrictions.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 4.5 Delivery of Restricted Shares.

On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.6 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including, without limitation, by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.

Section 4.7 Grants of Unrestricted Shares.

The Committee may from time to time, in its discretion, make Awards of unrestricted shares of Class B Common Stock to Eligible Persons.

ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 5.1 Grants of Restricted Share Units.

The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Class B Common Stock.

Section 5.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.3 Acceleration of Vesting.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.

Section 5.4 Settlement of Restricted Share Units.

Upon vesting or such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A), Restricted Share Units will be settled, at the discretion of the Committee, in shares of Class B Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Shares of Class B Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book- entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 5.5 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1 Grants of Performance Awards.

The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 6.2 Performance Metrics.

Unless the Committee has determined or determines otherwise, the grant, vesting, payment, settlement and/ or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Targets over a Performance Period. For any Performance Awards that are intended to qualify for the Section 162(m) Exception, the relevant Performance Targets shall be established by the Committee and shall relate to specified amounts, targets or objectives related to one or more of the following metrics (the “Section 162(m) Performance Metrics”): OIBDA; OIBDA Without Inter-Company Eliminations; Operating Income; Free Cash Flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; Revenue; Net Revenue; Operating Revenue; total shareholder return; share price; return on equity; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; net operating profit after tax; operating margin; and profit margin. For any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish Performance Targets related to one or more of the Section 162(m) Performance Metrics and/or other performance metrics, which may include subjective metrics, as it deems appropriate (together with the Section 162 (m) Performance Metrics, the “Performance Metrics”). The Performance Targets may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

Section 6.3 Termination of Service.

Except as otherwise provided in Section 2.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant’s termination of Service shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.

Section 6.4 Discretion to Reduce Compensation.

The Committee retains the right to reduce (including to zero) any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained. The Committee may not increase the amount of any Award for which compliance with the Section 162(m) Exception is required in order to ensure the deductibility of all or a portion of such Award above the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained.

Section 6.5 Adjustment of Calculation of Performance Targets.

(a) Section 162(m) Performance Awards. To the extent that compliance with the Section 162(m) Exception is required in order to ensure the deductibility of any Performance Award, the Committee shall specify, in a manner that satisfies the requirements of the Section 162(m) Exception whether the calculation of the Performance Targets applicable to such Performance Award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spin-off, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or to exclude the effect of any “extraordinary items” under GAAP, including, without limitation, any changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

(b) Other Performance Awards. To the extent that compliance with the Section 162(m) Exception is not required in order to ensure the deductibility of any Performance Award, the Committee, in its discretion, may make any of the foregoing adjustments or modifications and may make such other adjustments or modifications as it determines in its discretion to be appropriate to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Targets.

(c) General. Adjustments or modifications authorized by this Section 6.5 shall be made as determined by the Committee to the extent necessary to prevent reduction or enlargement of the Participant’s rights with respect to the Participant’s Performance Awards. All determinations that the Committee makes pursuant to this Section 6.5 shall be conclusive and binding on all persons for all purposes.

ARTICLE VII

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 7.1 Dividend Equivalents.

The recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) may, subject to the provisions of this Plan and any Agreement or if so determined by the Committee in its discretion, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested. Notwithstanding anything herein to the contrary, any Dividend Equivalents shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

Section 7.2 Other Awards.

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

Section 7.3 Substitute Awards.

Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace.

ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off or recapitalization that changes the character, value or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) and Sections 1.6(a) and (b) of the Plan, in each case, as it deems appropriate. Upon the occurrence of any such event, the Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article VIII shall be conclusive and binding on all persons for all purposes. A Participant’s participation in the Plan or receipt of an Award does not create any entitlement to have his or her Awards or any other related benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Class B Common Stock.

ARTICLE IX

DEFERRAL PROVISIONS

The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company’s obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Rights to Awards or Continued Service.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Service of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual’s Service at any time for any reason.

Section 10.2 Restriction on Transfer.

The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Section 10.3 Foreign Awards and Rights.

Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 1.5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class B Common Stock of the Company, and on the handling of any stock certificates or other indicia of ownership. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify Article VIII of the Plan to the extent necessary to comply with the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

Section 10.4 Taxes.

The Company or any Subsidiary shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Class B Common Stock of the Company underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) withholding taxes through a net share settlement procedure or through a “cashless exercise” procedure as described in Section 2.4; or (iv) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, withhold shares of Class B Common Stock of the Company otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value sufficient to cover the amount required to be withheld, as determined by the Company using rates of up to the maximum applicable rate in a participant’s jurisdiction. No shares of Class B Common Stock of the Company shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholding obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan. To the extent permitted by the Committee, any Participant who makes an election under Section 83(b) of the Code to have his Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.5 Stockholder Rights.

No Award under the Plan shall entitle a Participant or a Participant’s beneficiary, estate or permitted transferee to any rights of a holder of the shares of Class B Common Stock of the Company subject to any Award until the Participant, the Participant’s beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in “street” name by a broker designated by a Participant or a Participant’s beneficiary, estate or permitted transferee, until such broker has been so registered).

Section 10.6 No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 10.7 Source of Payments.

The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 10.8 Exercise Periods Following Termination of Service.

For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.

Section 10.9 Breach of Agreements.

The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.

Section 10.10 Service with Subsidiary.

Unless the Committee has determined or determines otherwise, the Service of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.

Section 10.11 Section 409A.

The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), and any portion of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant’s separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and settlements delayed pursuant to this Section 10.11 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

Section 10.12 Non-Exempt Employees.

Unless otherwise determined by the Committee, no Option or SAR shall be granted to any Employee who is a “non-exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, which is first exercisable for any shares of Stock within six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay, and the provisions of this Section 10.12 will apply to all such applicable Awards and are hereby incorporated by reference into such Agreements.

Section 10.13 Electronic Delivery.

Any reference herein to a written agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) and/or posted on a website specified by the Company that the Participant is permitted to access.

Section 10.14 Exchange Rates.

Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of any shares of Class B Common Stock acquired upon settlement.

Section 10.15 Third-Party Administration.

In connection with a Participant’s participation in the Plan, the Company may use the services of a third- party administrator, including a brokerage firm administrator, and the Company may provide this third-party administrator with personal information about a Participant, including his or her name, social security or other tax identification number and address, as well as the details of each Award, and this third-party administrator may provide information to the Company and its Subsidiaries concerning the exercise of a Participant’s rights and account data as it relates to the administration of Awards granted under the Plan.

ARTICLE XI

AMENDMENT AND TERMINATION

The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award.

Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations; or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

ARTICLE XII

INTERPRETATION

Section 12.1 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities, including, without limitation, any rules or regulations promulgated under or issued pursuant to the Dodd- Frank Wall Street Reform and Consumer Protection Act.

Section 12.2 Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3 Governing Law.

The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XIII

EFFECTIVE DATE AND EXPIRATION DATE

Section 13.1 Effective Date.

The Plan was originally effective as of February 21, 2008 and was amended and restated as of May 23, 2013. This second amendment and restatement of the Plan shall be effective upon approval by the Company’s stockholders at the Company’s 2018 Annual Meeting of Stockholders of the Company. For the avoidance of doubt, this second amendment and restatement shall not affect the terms or conditions of any Award subject to the Section 162(m) Exception to the extent that compliance with the Section 162(m) Exception is required in order to ensure the deductibility of such Award, and such Awards that were in effect on November 2, 2017 shall not be deemed to be modified in any way as a result of this second amendment and restatement.

Section 13.2 Final Date for Awards.

Unless previously terminated pursuant to Article XI, the Plan shall expire at midnight on the day prior to the date of the 2023 Annual Meeting of Stockholders of the Company (the “Expiration Date”), and no further Awards may be granted under the Plan on or after the date of such meeting. The Expiration Date will not affect the operation of the terms of the Plan or the Company’s and Participants’ rights and obligations with respect to Awards granted on or prior to the Expiration Date.

51 W. 52ND STREET NEW YORK, NY 10019

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CBS Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M., Eastern Standard Time, on December 10, 2018 (December 9, 2018 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Standard Time, on December 10, 2018 (December 9, 2018 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you call and then follow the recorded instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on December 11, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E52548-P14709 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES.

1. The election of 11 directors:
Nominees:	For	Against	Abstain
				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTERS 2 AND 3.		For	Against	Abstain
1a. Candace K. Beinecke 1b. Barbara M. Byrne 1c. Gary L. Countryman	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.	☐	☐	☐
1d. Brian Goldner 1e. Linda M. Griego 1f. Robert N. Klieger	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	Approval of an amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan.	☐	☐	☐
1g. Martha L. Minow 1h. Shari Redstone	☐ ☐	☐ ☐	☐ ☐
1i. Susan Schuman 1j. Frederick O. Terrell 1k. Strauss Zelnick	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
				Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E52549-P14709

51 West 52nd Street

New York, NY 10019

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 11, 2018

The undersigned stockholder(s) hereby appoint(s) each of JOSEPH R. IANNIELLO and LAWRENCE P. TU, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Standard Time, on Tuesday, December 11, 2018, at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

The close of business on November 6, 2018, has been fixed as the record date for determining the record holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, NY 10019.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1), (2) and (3). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1), (2) and (3). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in the 401(k) Plan: If shares of CBS Corporation Class A Common Stock are held through CBS Corporation’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Standard Time, on December 9, 2018, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of CBS Corporation Class A Common Stock held in CBS Corporation’s 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)